                                                                    EXHIBIT 99.1

--------------------------------
                            USX
--------------------------------


            Index to Consolidated Financial Statements, Supplementary
            Data, Management's Discussion and Analysis and Quantitative and Qualitative Disclosures About Market Risk


                                                                           Page

                                                                           ----
            Management's Report..........................................  U-1

            Audited Consolidated Financial Statements:

              Report of Independent Accountants..........................  U-1

              Consolidated Statement of Operations.......................  U-2

              Consolidated Balance Sheet.................................  U-4

              Consolidated Statement of Cash Flows.......................  U-5

              Consolidated Statement of Stockholders' Equity.............  U-6

              Notes to Consolidated Financial Statements.................  U-8

            Selected Quarterly Financial Data............................  U-29

            Principal Unconsolidated Affiliates..........................  U-30

            Supplementary Information....................................  U-30

            Five-Year Operating Summary -- Marathon Group................  U-35

            Five-Year Operating Summary -- U. S. Steel Group.............  U-37

            Five-Year Financial Summary..................................  U-38

            Management's Discussion and Analysis.........................  U-39

            Quantitative and Qualitative Disclosures About Market Risk...  U-55

             Management's Report

             The accompanying consolidated financial statements of USX Corporation and Subsidiary Companies (USX) are the responsibility of and have been prepared by USX in conformity with generally accepted accounting principles. They necessarily include some amounts that are based on best judgments and estimates. The consolidated financial information displayed in other sections of this report is consistent with these consolidated financial statements.

                USX seeks to assure the objectivity and integrity of its
             financial records by careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies and methods are understood throughout the organization.

                USX has a comprehensive formalized system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that financial records are reliable. Appropriate management monitors the system for compliance, and the internal auditors independently measure its effectiveness and recommend possible improvements thereto. In addition, as part of their audit of the consolidated financial statements, USX's independent accountants, who are elected by the stockholders, review and test the internal accounting controls selectively to establish a basis of reliance thereon in determining the nature, extent and timing of audit tests to be applied.

                The Board of Directors pursues its oversight role in the
             area of financial reporting and internal accounting control through its Audit Committee. This Committee, composed solely of nonmanagement directors, regularly meets (jointly and separately) with the independent accountants, management and internal auditors to monitor the proper discharge by each of its responsibilities relative to internal accounting controls and the consolidated financial statements.

             Thomas J. Usher                 Robert M. Hernandez          Kenneth L. Matheny
             Chairman, Board of Directors    Vice Chairman                Vice President
             & Chief Executive Officer       & Chief Financial Officer    & Comptroller

             Report of Independent Accountants

             To the Stockholders of USX Corporation:

             In our opinion, the accompanying consolidated financial statements appearing on pages U-2 through U-28 present fairly, in all material respects, the financial position of USX Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of USX's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                As discussed in Note 5, page U-11, in 1995 USX adopted a new accounting standard for the impairment of long-lived assets.

             Price Waterhouse LLP
             600 Grant Street, Pittsburgh, Pennsylvania 15219-2794 February 10, 1998

                Consolidated Statement of Operations

                (Dollars in millions)                                                     1997      1996      1995
                -----------------------------------------------------------------------------------------------------
                REVENUES:
                 Sales (Note 4)                                                           $22,375   $22,743   $20,273
                 Dividend and affiliate income                                                105        99       100
                 Gain on disposal of assets                                                    94        71        29
                 Gain on affiliate stock offering (Note 8)                                      -        53         -
                 Other income                                                                  14        11        11
                                                                                          -------   -------   -------
                       Total revenues                                                      22,588    22,977    20,413
                                                                                          -------   -------   -------
                COSTS AND EXPENSES:
                 Cost of sales (excludes items shown below)                                16,047    16,930    14,522
                 Selling, general and administrative expenses                                 218       144       163
                 Depreciation, depletion and amortization                                     967       985     1,135
                 Taxes other than income taxes                                              3,178     3,202     3,113
                 Exploration expenses                                                         189       146       149
                 Inventory market valuation charges (credits) (Note 19)                       284      (209)      (70)
                 Impairment of long-lived assets (Note 5)                                       -         -       675
                                                                                           ------   -------   -------
                       Total costs and expenses                                            20,883    21,198    19,687
                                                                                           ------   -------   -------
                INCOME FROM OPERATIONS                                                      1,705     1,779       726
                Net interest and other financial costs (Note 6)                               347       421       466
                                                                                           ------   -------   -------
                INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                       1,358     1,358       260
                Provision for estimated income taxes (Note 12)                                450       412        43
                                                                                           ------   -------   -------
                INCOME FROM CONTINUING OPERATIONS                                             908       946       217
                                                                                           ------   -------   -------
                DISCONTINUED OPERATIONS (Note 3):
                 Income (loss) from operations (net of income tax)                             (1)        6         4
                 Gain on disposal (net of income tax)                                          81         -         -
                                                                                           ------   -------   -------
                INCOME FROM DISCONTINUED OPERATIONS                                            80         6         4
                                                                                           ------   -------   -------
                Extraordinary loss (Note 7)                                                     -         9         7
                                                                                           ------   -------   -------
                NET INCOME                                                                    988       943       214
                Noncash credit from exchange of preferred stock (Note 26)                      10         -         -
                Dividends on preferred stock                                                  (13)      (22)      (28)
                                                                                          -------   -------   -------
                NET INCOME APPLICABLE TO COMMON STOCKS                                    $   985   $   921   $   186
                -----------------------------------------------------------------------------------------------------

                The accompanying notes are an integral part of these consolidated financial statements.

                Income Per Common Share

                (Dollars in millions, except per share data)     1997   1996    1995
                ----------------------------------------------------------------------
                CONTINUING OPERATIONS
                APPLICABLE TO MARATHON STOCK:
                  Income (loss) before extraordinary loss        $ 456  $ 671   $ (87)
                  Extraordinary loss                                 -     (7)     (5)
                                                                 -----  -----   ------
                  Net income (loss)                              $ 456  $ 664   $ (92)
                  PER SHARE DATA
                   BASIC:
                    Income (loss) before extraordinary loss      $1.59  $2.33   $(.31)
                    Extraordinary loss                               -   (.02)   (.02)
                                                                 -----  -----   ------
                    Net income (loss)                            $1.59  $2.31   $(.33)
                  DILUTED:
                    Income (loss) before extraordinary loss      $1.58  $2.31   $(.31)
                    Extraordinary loss                               -   (.02)   (.02)
                                                                 -----  -----   ------
                    Net income (loss)                            $1.58  $2.29   $(.33)
                ----------------------------------------------------------------------
                APPLICABLE TO STEEL STOCK:
                 Income before extraordinary loss                $ 449  $ 253   $ 279
                 Extraordinary loss                                  -     (2)     (2)
                                                                 -----  -----   ------
                 Net income                                      $ 449  $ 251   $ 277
                 PER SHARE DATA
                  BASIC:
                   Income before extraordinary loss              $5.24  $3.00   $3.53
                   Extraordinary loss                                -   (.02)   (.02)
                                                                 -----  -----   ------
                   Net income                                    $5.24  $2.98   $3.51
                  DILUTED:
                   Income before extraordinary loss              $4.88  $2.97   $3.43
                   Extraordinary loss                                -   (.02)   (.02)
                                                                 -----  -----   ------
                   Net income                                    $4.88  $2.95   $3.41
                ----------------------------------------------------------------------
                DISCONTINUED OPERATIONS
                APPLICABLE TO OUTSTANDING DELHI STOCK:
                 Income before extraordinary loss                $79.7  $ 6.4   $ 1.4
                 Extraordinary loss                                  -    (.5)    (.3)
                                                                 -----  -----   ------
                 Net income                                      $79.7  $ 5.9   $ 1.1
                 PER SHARE DATA
                  BASIC:
                   Income before extraordinary loss              $8.43  $ .67   $ .15
                   Extraordinary loss                                -   (.06)   (.03)
                                                                 -----  -----   ------
                   Net income                                    $8.43  $ .61   $ .12
                  DILUTED:
                   Income before extraordinary loss              $8.41  $ .67   $ .15
                   Extraordinary loss                                -   (.06)   (.03)
                                                                 -----  -----   ------
                   Net income                                    $8.41  $ .61   $ .12
                ----------------------------------------------------------------------

                See Note 24, for a description and computation of income per common share.
                The accompanying notes are an integral part of these consolidated financial statements.

             Consolidated Balance Sheet

             (Dollars in millions)                                                   December 31       1997    1996
             --------------------------------------------------------------------------------------------------------
             ASSETS
             Current assets:
               Cash and cash equivalents                                                            $    54   $    55
               Receivables, less allowance for doubtful accounts of
                $15 and $26 (Note 13)                                                                 1,417     1,270
               Inventories (Note 19)                                                                  1,685     1,939
               Deferred income tax benefits (Note 12)                                                   229        57
               Other current assets                                                                      87        81
                                                                                                    -------   -------
                  Total current assets                                                                3,472     3,402

             Investments and long-term receivables, less reserves
               of $15 and $17 (Note 14)                                                               1,028       854
             Property, plant and equipment - net (Note 17)                                           10,062    10,404
             Prepaid pensions (Note 10)                                                               2,247     2,014
             Other noncurrent assets                                                                    280       306
             Cash restricted for redemption of Delhi Stock (Note 3)                                     195         -
                                                                                                    -------   -------
                  Total assets                                                                      $17,284   $16,980
             --------------------------------------------------------------------------------------------------------
             LIABILITIES
             Current liabilities:
               Notes payable                                                                        $   121   $    81
               Accounts payable                                                                       2,011     2,204
               Payroll and benefits payable                                                             521       475
               Accrued taxes                                                                            304       304
               Accrued interest                                                                          95       102
               Long-term debt due within one year (Note 16)                                             471       353
                                                                                                    -------   -------
                  Total current liabilities                                                           3,523     3,519
             Long-term debt (Note 16)                                                                 2,932     3,859
             Long-term deferred income taxes (Note 12)                                                1,353     1,097
             Employee benefits (Note 11)                                                              2,713     2,797
             Deferred credits and other liabilities                                                     736       436

             Preferred stock of subsidiary (Note 25)                                                    250       250
             USX obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely junior subordinated
              convertible debentures of USX (Note 26)                                                   182         -
             Redeemable Delhi Stock (Note 3)                                                            195         -

             STOCKHOLDERS' EQUITY (Details on pages U-6 and U-7)
             Preferred stock (Note 27)-
               6.50% Cumulative Convertible issued - 2,962,037 shares and
                6,900,000 shares ($148 and $345 liquidation preference, respectively)                     3         7
             Common stocks:
               Marathon Stock issued - 288,786,343 shares and 287,525,213 shares
                (par value $1 per share, authorized 550,000,000 shares)                                 289       288
               Steel Stock issued - 86,577,799 shares and 84,885,473 shares
                (par value $1 per share, authorized 200,000,000 shares)                                  86        85
               Delhi Stock issued - 9,448,269 shares
                (par value $1 per share, authorized 50,000,000 shares) (Note 3)                           -         9
             Additional paid-in capital                                                               3,924     4,150
             Retained earnings                                                                        1,138       517
             Other equity adjustments                                                                   (40)      (34)
                                                                                                    -------   -------
                  Total stockholders' equity                                                          5,400     5,022
                                                                                                    -------   -------
                  Total liabilities and stockholders' equity                                        $17,284   $16,980
             --------------------------------------------------------------------------------------------------------

             The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Cash Flows


(Dollars in millions)                                                  1997      1996      1995
-------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

OPERATING ACTIVITIES:

Net income                                                            $   988   $   943   $   214
Adjustments to reconcile to net cash provided
 from operating activities:
  Extraordinary loss                                                        -         9         7
  Depreciation, depletion and amortization                                987     1,012     1,160
  Exploratory dry well costs                                               78        54        64
  Inventory market valuation charges (credits)                            284      (209)      (70)
  Pensions                                                               (225)     (187)     (338)
  Postretirement benefits other than pensions                            (117)       36        12
  Deferred income taxes                                                   228       257       (68)
  Gain on disposal of the Delhi Companies                                (287)        -         -
  Gain on disposal of assets                                              (94)      (71)      (30)
  Gain on affiliate stock offering                                          -       (53)        -
  Payment of amortized discount on zero coupon debentures                 (17)        -      (129)
  Impairment of long-lived assets                                           -         -       675
  Changes in: Current receivables - sold                                 (390)        -       (10)
                                  - operating turnover                     16      (170)      (74)
          Inventories                                                     (39)       27        40
          Current accounts payable and accrued expenses                    91        83       195
  All other - net                                                         (45)      (82)      (16)
                                                                      -------   -------   -------
   Net cash provided from operating activities                          1,458     1,649     1,632
                                                                      -------   -------   -------
INVESTING ACTIVITIES:

Capital expenditures                                                   (1,373)   (1,168)   (1,016)
Proceeds from sale of the Delhi Companies                                 752         -         -
Disposal of assets                                                        481       443       157
Withdrawal (deposit) - property exchange trusts                            98       (98)        -
Investments in equity affiliates - net                                   (249)       (2)        3
Cash restricted for redemption of Delhi Stock                            (195)        -         -
All other - net                                                            (3)       26         1
                                                                      -------   -------   -------
   Net cash used in investing activities                                 (489)     (799)     (855)
                                                                      -------   -------   -------
FINANCING ACTIVITIES:
Commercial paper and revolving credit arrangements  net                    41      (153)     (117)
Other debt - borrowings                                                    11       191        52
           - repayments                                                  (786)     (711)     (446)
Preferred stock redeemed                                                    -         -      (105)
Common stock - issued                                                      82        53       218
             - repurchased                                                  -         -        (1)
Dividends paid                                                           (316)     (307)     (295)
                                                                      -------   -------   -------
   Net cash used in financing activities                                 (968)     (927)     (694)
                                                                      -------   -------   -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                    (2)        1         -
                                                                      -------   -------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       (1)      (76)       83
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                             55       131        48
                                                                      -------   -------   -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $    54   $    55   $   131
-------------------------------------------------------------------------------------------------

See Note 20, for supplemental cash flow information.
The accompanying notes are an integral part of these consolidated financial statements.

             Consolidated Statement of Stockholders' Equity

             After the redemption of the USX Delhi Common Stock (Delhi Stock) on January 26, 1998 (Note 3), USX has two classes of common stock: USX Marathon Group Common Stock (Marathon Stock) and USX U. S. Steel Group Common Stock (Steel Stock), which are intended to reflect the performance of the Marathon Group and the U. S. Steel Group, respectively. (See Note 9, for a description of the two Groups.)

                On all matters where the holders of Marathon Stock and
             Steel Stock vote together as a single class, Marathon Stock has one vote per share and Steel Stock has a fluctuating vote per share based on the relative market value of a share of Steel Stock to the market value of a share of Marathon Stock. In the event of a disposition of all or substantially all the properties and assets of the U. S. Steel Group, USX must either distribute the net proceeds to the holders of the Steel Stock as a special dividend or in redemption of the stock, or exchange the Steel Stock for the Marathon Stock. In the event of liquidation of USX, the holders of the Marathon Stock and Steel Stock will share in the funds remaining for common stockholders based on the relative market capitalization of the respective Marathon Stock and Steel Stock to the aggregate market capitalization of both classes of common stock.

                                                                    Shares in thousands                 Dollars in millions
                                                            -----------------------------------   --------------------------------
                                                               1997         1996        1995         1997        1996       1995
             ---------------------------------------------------------------------------------------------------------------------
             PREFERRED STOCKS (Note 27):
              Adjustable Rate Cumulative:
               Outstanding at beginning of year                      -            -       2,100   $       -   $       -  $     105
               Redeemed                                              -            -      (2,100)          -           -       (105)
                                                            ----------   ----------  ----------   ---------   ---------- ---------

               Outstanding at end of year                            -            -           -   $       -   $        - $       -
             ---------------------------------------------------------------------------------------------------------------------
              6.50% Cumulative Convertible:
               Outstanding at beginning of year                  6,900        6,900       6,900   $       7   $       7  $       7
               Shares exchanged for trust
                preferred securities                            (3,938)           -           -          (4)          -          -
                                                            ----------   ----------  ----------   ---------   ---------- ---------

               Outstanding at end of year                        2,962        6,900       6,900   $       3   $       7  $       7
             ---------------------------------------------------------------------------------------------------------------------
             COMMON STOCKS:
              Marathon Stock:
               Outstanding at beginning of year                287,525      287,398     287,186       $ 288       $ 287      $ 287
               Issued for employee stock plans                   1,261          127         212           1           1          -
                                                            ----------   ----------  ----------   ---------   ---------  ---------
               Outstanding at end of year                      288,786      287,525     287,398       $ 289       $ 288      $ 287
             ---------------------------------------------------------------------------------------------------------------------
              Steel Stock:
               Outstanding at beginning of year                 84,885       83,042      75,970   $      85   $      83  $      76
               Issued in public offering                             -            -       5,000           -           -          5
               Issued for:
                Employee stock plans                             1,416        1,649       1,681           1           2          2
                Dividend Reinvestment Plan                         277          194         391           -           -          -
                                                            ----------   ----------  ----------   ---------   ---------  ---------
               Outstanding at end of year                       86,578       84,885      83,042   $      86   $      85  $      83
             ---------------------------------------------------------------------------------------------------------------------
              Delhi Stock:
               Outstanding at beginning of year                  9,448        9,447       9,438   $       9   $       9  $       9
               Issued (canceled) for employee stock plans           (3)           1           9           -           -          -
               Reclassified to redeemable Delhi Stock           (9,445)           -           -          (9)          -          -
                                                            ----------   ----------  ----------   ---------   ---------  ---------
               Outstanding at end of year                            -        9,448       9,447   $       -   $       9  $       9
             ---------------------------------------------------------------------------------------------------------------------

                        (Table continued on next page)

                                                    Shares in thousands                  Dollars in millions
                                             ---------------------------------    ----------------------------------
                                                1997         1996        1995        1997        1996        1995
--------------------------------------------------------------------------------------------------------------------
 TREASURY COMMON STOCKS, AT COST:
  Marathon Stock:
   Balance at beginning of year                      -            -           -   $       -    $       -   $       -
   Repurchased                                     (14)          (7)        (40)          -            -          (1)
   Reissued for employee stock plans                14            7          40           -            -           1
                                             ---------    ---------   ---------   ---------    ---------   ---------
   Balance at end of year                            -            -           -   $       -    $       -   $       -
--------------------------------------------------------------------------------------------------------------------
  Steel Stock:
   Balance at beginning of year                      -            -           -   $       -    $       -   $       -
   Repurchased                                     (11)          (7)        (15)          -            -           -
   Reissued for employee stock plans                11            7          15           -            -           -
                                             ---------    ---------   ---------   ---------    ---------   ---------
   Balance at end of year                            -            -           -   $       -    $       -   $       -
--------------------------------------------------------------------------------------------------------------------
  Delhi Stock:
   Balance at beginning of year                      -            -           -   $       -    $       -   $       -
   Repurchased                                      (1)          (1)         (2)          -            -           -
   Reissued for employee stock plans                 1            1           2           -            -           -
                                             ---------    ---------   ---------   ---------    ---------   ---------
   Balance at end of year                            -            -           -   $       -    $       -   $       -
--------------------------------------------------------------------------------------------------------------------
 ADDITIONAL PAID-IN CAPITAL:
   Balance at beginning of year                                                   $   4,150    $   4,094   $   4,168
   Marathon Stock issued                                                                 38            3           4
   Steel Stock issued                                                                    52           53         227
   6.50% preferred stock exchanged for
    trust preferred securities                                                         (188)           -           -
   Reclassified to redeemable Delhi Stock                                              (128)           -           -
   Dividends on preferred stock                                                           -            -         (28)
   Dividends on Marathon Stock (per share $.68)                                           -            -        (195)
   Dividends on Steel Stock  (per share $1.00)                                            -            -         (80)
   Dividends on Delhi Stock (per share $.20)                                              -            -          (2)
                                                                                  ---------    ---------   ---------
   Balance at end of year                                                         $   3,924    $   4,150   $   4,094
--------------------------------------------------------------------------------------------------------------------
 RETAINED EARNINGS (DEFICIT):
   Balance at beginning of year                                                   $     517    $    (116)  $    (330)
   Net income                                                                           988          943         214
   Dividends on preferred stock                                                         (13)         (22)          -
   Dividends on Marathon Stock (per share: $.76 in 1997
    and $.70 in 1996)                                                                  (219)        (201)          -
   Dividends on Steel Stock  (per share $1.00)                                          (86)         (85)          -
   Dividends on Delhi Stock (per share: $.15 in 1997 and
    $.20 in 1996)                                                                        (1)          (2)          -
   Reclassified to redeemable Delhi Stock                                               (58)           -           -
   Noncash credit from exchange of preferred stock                                       10            -           -
                                                                                  ---------    ---------   ---------
   Balance at end of year                                                         $   1,138    $     517   $    (116)
---------------------------------------------------------------------------------------------------------------------
 OTHER EQUITY ADJUSTMENTS:
   Foreign currency translation                                                   $      (8)   $      (8)  $      (8)
   Deferred compensation (Note 21)                                                       (3)          (4)         (5)
   Minimum pension liability (Note 10)                                                  (32)         (22)        (23)
   Unrealized holding gains on investments                                                3            -           -
                                                                                  ---------    ---------   ---------
   Total other equity adjustments                                                 $     (40)   $     (34)  $     (36)
--------------------------------------------------------------------------------------------------------------------
 TOTAL STOCKHOLDERS' EQUITY                                                       $   5,400    $   5,022   $   4,328
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

             Notes to Consolidated Financial Statements

1. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

             PRINCIPLES APPLIED IN CONSOLIDATION - The consolidated financial statements include the accounts of USX Corporation and its majority-owned subsidiaries (USX).

                 Investments in unincorporated oil and gas joint ventures,
             undivided interest pipelines and jointly-owned gas processing plants are consolidated on a pro rata basis.

                 Investments in other entities over which USX has significant influence are accounted for using the equity method of accounting and are carried at USX's share of net assets plus advances. The proportionate share of income from these equity method investments is included in revenues.

                 Investments in other companies whose stock is publicly traded are carried at market value. The difference between the cost of these investments and market value is recorded as a direct adjustment to stockholders' equity (net of tax). Investments in companies whose stock has no readily determinable fair value are carried at cost. Dividends from these investments are recognized in revenues.

                 Gains or losses from a change in ownership interest of a
             consolidated subsidiary or an unconsolidated affiliate are recognized in revenues in the period of change.

             USE OF ESTIMATES - Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year.

             CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with maturities generally of three months or less.

             INVENTORIES - Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

             DERIVATIVE INSTRUMENTS - USX engages in commodity and currency risk management activities within the normal course of its businesses as an end-user of derivative instruments (Note 28). Management is authorized to manage exposure to price fluctuations related to the purchase, production or sale of crude oil, natural gas, refined products, nonferrous metals and electricity through the use of a variety of derivative financial and nonfinancial instruments. Derivative financial instruments require settlement in cash and include such instruments as over-the-counter (OTC) commodity swap agreements and OTC commodity options. Derivative nonfinancial instruments require or permit settlement by delivery of commodities and include exchange-traded commodity futures contracts and options. At times, derivative positions are closed, prior to maturity, simultaneous with the underlying physical transaction and the effects are recognized in income accordingly. USX's practice does not permit derivative positions to remain open if the underlying physical market risk has been removed. Derivative instruments relating to fixed price sales of equity production are marked-to-market in the current period and the related income effects are included within income from operations. All other changes in the market value of derivative instruments are deferred, including both closed and open positions, and are subsequently recognized in income, as sales or cost of sales, in the same period as the underlying transaction. Premiums on all commodity-based option contracts are initially recorded based on the amount paid or received; the options' market value is subsequently recorded as a receivable or payable, as appropriate. The margin receivable accounts required for open commodity contracts reflect changes in the market prices of the underlying commodity and are settled on a daily basis.

                 Forward currency contracts are used to manage currency risks related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in a foreign currency. Gains or losses related to firm commitments are deferred and included with the underlying transaction; all other gains or losses are recognized in income in the current period as sales, cost of sales, interest income or expense, or other income, as appropriate. Net contract values are included in receivables or payables, as appropriate.

                 Recorded deferred gains or losses are reflected within other noncurrent assets or deferred credits and other liabilities. Cash flows from the use of derivative instruments are reported in the same category as the hedged item in the statement of cash flows.

             EXPLORATION AND DEVELOPMENT - USX follows the successful efforts method of accounting for oil and gas exploration and development.

             GAS BALANCING - USX follows the sales method of accounting for gas production imbalances.

             LONG-LIVED ASSETS - Except for oil and gas producing properties, depreciation is generally computed on the straight-line method based upon estimated lives of assets. USX's method of computing depreciation for steel producing assets modifies straight-line depreciation based on the level of production. The modification factors range from a minimum of 85% at a production level below 81% of capability, to a maximum of 105% for a 100% production level. No modification is made at the 95% production level, considered the normal long-range level.

                 Depreciation and depletion of oil and gas producing properties are computed using predetermined rates based upon estimated proved oil and gas reserves applied on a units-of-production method.

                 Depletion of mineral properties, other than oil and gas, is based on rates which are expected to amortize cost over the estimated tonnage of minerals to be removed.

                 When an entire property, plant, major facility or facilities depreciated on an individual basis are sold or otherwise disposed of, any gain or loss is reflected in income. Proceeds from disposal of other facilities depreciated on a group basis are credited to the depreciation reserve with no immediate effect on income.

                 USX evaluates impairment of its oil and gas assets primarily on a field-by-field basis. Other assets are evaluated on an individual asset basis or by logical groupings of assets. Assets deemed to be impaired are written down to their fair value, including any related goodwill, using discounted future cash flows and, if available, comparable market values.

             ENVIRONMENTAL LIABILITIES - USX provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and could be discounted in certain instances. If recoveries of remediation costs from third parties are probable, a receivable is recorded. Estimated abandonment and dismantlement costs of offshore production platforms are accrued based on production of estimated proved oil and gas reserves.

             POSTEMPLOYMENT BENEFITS - USX recognizes an obligation to provide postemployment benefits, primarily for disability-related claims covering indemnity and medical payments. The obligation for these claims and the related periodic costs are measured using actuarial techniques and assumptions, including an appropriate discount rate, analogous to the required methodology for measuring pension and other postretirement benefit obligations. Actuarial gains and losses are deferred and amortized over future periods.

             INSURANCE - USX is insured for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

             RECLASSIFICATIONS - Certain reclassifications of prior years' data have been made to conform to 1997 classifications and to reflect the discontinued operations presentation from the 1997 sale of the Delhi Companies. See Note 3.

________________________________________________________________________________
2. NEW ACCOUNTING STANDARDS

             The following accounting standards were adopted by USX:

                 Environmental remediation liabilities - Effective January 1, 1997, USX adopted American Institute of Certified Public Accountants Statement of Position No. 96-1, "Environmental Remediation Liabilities" (SOP 96-1), which provides additional interpretation of existing accounting standards related to recognition, measurement and disclosure of environmental remediation liabilities. As a result of adopting SOP 96-1, USX identified additional environmental remediation liabilities of $46 million, of which $28 million was discounted to a present value of $13 million and $18 million was not discounted. Assumptions used in the calculation of the present value amount included an inflation factor of 2% and an interest rate of 7% over a range of 22 to 30 years. Estimated receivables for recoverable costs related to adoption of SOP 96-1 were $4 million. The net unfavorable effect of adoption on income from operations at January 1, 1997, was $27 million.

                 Earnings per share - In 1997, USX adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). This Statement establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 requires dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if stock options or convertible securities were exercised or converted into common stock. The Company's adoption of SFAS No. 128 did not materially change current and prior years' EPS.

                Stock-based compensation - Effective January 1, 1996, USX adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which establishes a fair value based method of accounting for employee stock-based compensation plans. The Standard permits companies to continue to apply the accounting provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), provided certain disclosures are made. USX has complied with SFAS No. 123 by following the accounting provisions of APB No. 25 and including the required disclosures at Note 21.

________________________________________________________________________________
3. DISCONTINUED OPERATIONS

                Effective October 31, 1997, USX sold its stock in Delhi Gas Pipeline Corporation and other subsidiaries of USX that comprise all of the Delhi Group (Delhi Companies). The transaction involved a gross purchase price of $762 million. Under the USX Restated Certificate of Incorporation (USX Certificate), USX was required to elect one of three options to return the value of the net proceeds received in the transaction to the holders of shares in USX-Delhi Group Common Stock (Delhi shareholders). Of the three options, USX elected to use the net proceeds of $195 million, or $20.60 per share, to redeem all shares of Delhi Stock. The net proceeds were distributed to the Delhi shareholders on January 26, 1998.

                       The net proceeds were calculated in accordance with the
                USX Certificate by deducting from the gross purchase price, amounts of certain liabilities retained by the Delhi Companies as well as amounts necessary to provide for taxes incurred by USX in connection with the transaction, transaction fees and expenses, contingent liabilities of the Delhi Group and certain other liabilities and obligations not being assumed by the buyer (including the portion of USX's debt and preferred stock attributed to the Delhi Group). To the extent that the actual future cash outflows for the liabilities retained from the Delhi Companies vary from the amounts withheld from the proceeds, the difference will be attributed to the Marathon and U. S. Steel Groups.

                       The following is a calculation of the net proceeds
                available for distribution and redemption price:

                (In millions, except per share amount)
                ---------------------------------------------------------------------------------------------
                Gross purchase price                                                                  $  762
                Less adjustments per stock purchase and sale agreement/(a)/                               10
                                                                                                      ------
                Adjusted purchase price                                                                  752
                Less deductions for:
                  Income taxes payable by USX with respect to the transaction       $ 208
                  Liabilities (contingent and otherwise) of or attributed to the
                    Delhi Group/(b)/                                                  346
                  Transaction costs, net of income taxes                                4                 558
                                                                                    -----              ------
                Plus interest earned on funds held for redemption from closing
                       date until redemption date, net of income taxes                                      1
                                                                                                       ------
                Net proceeds available for distribution                                                $  195
                                                                                                       ======
                Net proceeds per share/(c)/                                                            $20.60
                -------------------------------------------------------------------------------------------------------------

                /(a)/ Reflects liabilities retained by the Delhi Companies for which adjustments were required under the stock purchase and sale agreement.

                /(b)/ Includes debt and preferred stock attributed to the Delhi Group at October 31, 1997.

                /(c)/ 9,445,338 shares were reclassified to redeemable Delhi Stock as of December 31, 1997.

                       The sale of the Delhi Companies resulted in a gain on
                disposal of $81 million, net of $206 million income taxes.

                       As of December 31, 1997, the balance sheet of the Delhi
                Group consisted of cash restricted for the redemption of Delhi Stock of $195 million and redeemable Delhi Stock in an equal and offsetting amount.

                       The financial results of the Delhi Group have been
                reclassified as discontinued operations for all periods presented in the Consolidated Statement of Operations and are summarized as follows:

                                                                               Year Ended December 31
                                                                                         --------------
                (In millions)                                                 1997/(a)/    1996   1995
                ---------------------------------------------------------------------------------------
                Revenues                                                      $1,205      $1,062  $ 671
                Costs and expenses                                             1,190       1,031    647
                                                                              ------      ------  -----
                Income from operations                                            15          31     24
                Net interest and other financial costs                            23          21     16
                                                                              ------      ------  -----
                Income (loss) before income taxes                                 (8)         10      8
                Provision (credit) for estimated income taxes                     (7)          4      4
                                                                              ------      ------  -----
                Net income (loss)                                             $   (1)     $    6  $   4
                ---------------------------------------------------------------------------------------

                /(a)/  Represents ten months of operations.

________________________________________________________________________________
4. REVENUES


                The items below are included in revenues and costs and expenses, with no effect on income.

                (In millions)                                               1997          1996          1995
                ----------------------------------------------------------------------------------------------

                Consumer excise taxes on petroleum products
                  and merchandise                                           $2,736        $2,768        $2,708
                Matching crude oil and refined product
                  buy/sell transactions settled in cash                      2,436         2,912         2,067
                ----------------------------------------------------------------------------------------------

________________________________________________________________________________
5. IMPAIRMENT OF LONG-LIVED ASSETS

                In 1995, USX adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). SFAS No. 121 requires that long-lived assets, including related goodwill, be reviewed for impairment and written down to fair value whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

                    Adoption of SFAS No. 121 resulted in an impairment charge
                included in 1995 costs and expenses of $675 million. The impaired assets primarily included certain domestic and international oil and gas properties, an idled refinery, surplus real estate and related goodwill.

                    USX assessed impairment of its oil and gas properties
                based primarily on a field-by-field approach. The predominant method used to determine fair value was a discounted cash flow approach and where available, comparable market values were used. The impairment provision reduced capitalized costs of oil and gas properties by $533 million.

                    In addition, the Indianapolis, Indiana refinery, which was temporarily idled in October 1993, was impaired by $126 million, including related goodwill. The impairment was based on a discounted cash flow approach and comparable market values.

                    Other long-lived assets written down included certain iron ore mineral rights and surplus real estate holdings. The impairment charge recognized for these assets was $16 million.

________________________________________________________________________________
6. OTHER ITEMS

                (In millions)                                                     1997         1996         1995
                ------------------------------------------------------------------------------------------------------
                NET INTEREST AND OTHER FINANCIAL COSTS
                 FROM CONTINUING OPERATIONS

                  INTEREST AND OTHER FINANCIAL INCOME:
                   Interest income                                                $  11        $   8        $  17
                   Other                                                             (6)          (1)           3
                                                                                  -----        -----        -----
                     Total                                                            5            7           20
                                                                                  -----        -----        -----
                  INTEREST AND OTHER FINANCIAL COSTS:
                   Interest incurred                                                289          345          395
                   Less interest capitalized                                         31           11           13
                                                                                  -----        -----        -----
                     Net interest                                                   258          334          382
                   Interest on tax issues                                            20           14            6  /(a)/
                   Financial costs on trust preferred securities                     10            -            -
                   Financial costs on preferred stock of subsidiary                  21           21           21
                   Amortization of discounts                                          6            9           27
                   Expenses on sales of accounts receivable                          40           40           46
                   Adjustment to settlement value of indexed debt                   (10)           6            -
                   Other                                                              7            4            4
                                                                                  -----        -----        -----
                     Total                                                          352          428          486
                                                                                  -----        -----        -----
                NET INTEREST AND OTHER FINANCIAL COSTS                            $ 347        $ 421        $ 466
                ----------------------------------------------------------------------------------------------------

                /(a)/ Includes a $20 million benefit related to refundable federal income taxes paid in prior years.

                ________________________________________________________________
                FOREIGN CURRENCY TRANSACTIONS

                   For 1997, 1996 and 1995, the aggregate foreign currency transaction gains (losses) included in determining income from continuing operations were $4 million, $(24) million and $3 million, respectively.

________________________________________________________________________________
7. EXTRAORDINARY LOSS

                On December 30, 1996, USX irrevocably called for redemption on January 30, 1997, $120 million of 8-1/2% Sinking Fund Debentures, resulting in a 1996 extraordinary loss of $9 million, net of a $5 million income tax benefit. In 1995, USX extinguished $553 million of debt prior to maturity, primarily consisting of Zero Coupon Convertible Senior Debentures, with a carrying value of $393 million, and $83 million of 8-1/2% Sinking Fund Debentures, which resulted in an extraordinary loss of $7 million, net of a $4 million income tax benefit.

________________________________________________________________________________
8. GAIN ON AFFILIATE STOCK OFFERING

                In 1996, an aggregate of 6.9 million shares of RMI Titanium Company (RMI) common stock was sold in a public offering at a price of $18.50 per share and total net proceeds of $121 million. Included in the offering were 2.3 million shares sold by USX for net proceeds of $40 million. USX recognized a total pretax gain of $53 million, of which $34 million was attributable to the shares sold by USX and $19 million was attributable to the increase in value of USX's investment as a result of the shares sold by RMI. The income tax effect related to the total gain was $19 million. As a result of this transaction, USX's ownership in RMI decreased from approximately 50% to 27%. USX continues to account for its investment in RMI under the equity method of accounting.

________________________________________________________________________________
9. OPERATIONS AND SEGMENT INFORMATION CONTINUING OPERATIONS

                After the redemption of the Delhi Stock on January 26, 1998, USX has two classes of common stock: Marathon Stock and Steel Stock, which are intended to reflect the performance of the Marathon Group and the U. S. Steel Group, respectively. The operations and segments of USX conform to USX's group structure. A description of each group and its products and services is as follows:

                      MARATHON GROUP - The Marathon Group is involved in worldwide exploration, production, transportation and marketing of crude oil and natural gas; domestic refining, marketing and transportation of petroleum products; and power generation. Marathon Group revenues as a percentage of total consolidated USX revenues were 69% in 1997, 71% in 1996 and 68% in 1995. See five-year operating data on page U-35.

                      U. S. STEEL GROUP - The U. S. Steel Group, which consists primarily of steel operations, includes the largest domestic integrated steel producer and is primarily engaged in the production and sale of steel mill products, coke and taconite pellets. The U. S. Steel Group also includes the management of mineral resources, domestic coal mining, and engineering and consulting services. Other businesses that are part of the U. S. Steel Group include real estate development and management and leasing and financing activities. U. S. Steel Group revenues as a percentage of total consolidated USX revenues were 31% in 1997, 29% in 1996 and 32% in 1995. See five-year operating data on page U-37.


INDUSTRY SEGMENT:

                                                                                                    Depreciation,
                                            Revenues                                                 Depletion
                                            Between             Total      Operating                    and           Capital
(In millions)          Year     Revenues    Groups/(a)/       Revenues     Income/(b)/    Assets    Amortization   Expenditures
------------------------------------------------------------------------------------------------------------------------------------
Marathon Group:          1997    $15,649     $ 105             $15,754       $    866     $10,565        $  664         $1,038
                         1996     16,307        87              16,394          1,234      10,151           693            751
                         1995     13,856        57              13,913            113      10,109           817            642
------------------------------------------------------------------------------------------------------------------------------------
U. S. Steel Group:       1997      6,939         2               6,941            704       6,694           303            261
                         1996      6,670         -               6,670            360       6,580           292            337
                         1995      6,557         -               6,557            500       6,521           318            324
------------------------------------------------------------------------------------------------------------------------------------
Adjustments for          1997          -      (107)               (107)             -          25             -             74
 Discontinued            1996          -       (87)                (87)             -         249             -             80
 Operations and          1995          -       (57)                (57)             -         113             -             50
 Eliminations
------------------------------------------------------------------------------------------------------------------------------------
Total USX Corporation:   1997    $22,588     $   -             $22,588       $  1,570     $17,284        $  967         $1,373
                         1996     22,977         -              22,977          1,594      16,980           985          1,168
                         1995     20,413         -              20,413            613      16,743         1,135          1,016
------------------------------------------------------------------------------------------------------------------------------------

/(a)/ Intergroup sales and transfers were conducted on an arm's-length basis. /(b)/ Operating income includes inventory market valuation charges (credits) for the Marathon Group of $284 million, $(209) million and $(70) million in 1997, 1996 and 1995, respectively (Note 19); and in 1995, impairment of long-lived asset charges of $659 million for the Marathon Group and $16 million for the U. S. Steel Group (Note 5). Operating income does not include dividend and affiliate income, gains from changes in ownership, gains and losses on disposal of investments and other income, which are included in income from operations in the Consolidated Statement of Operations.

EXPORT SALES:
    The information below summarizes export sales by geographic area for the U.S. Steel Group. Export sales from domestic operations for the Marathon Group were not material.

(In millions)                                                     1997   1996   1995
-------------------------------------------------------------------------------------------
Far East                                                          $  14  $  58  $ 338
Europe                                                              122    103    142
Other                                                               302    232    224
                                                                  -----  -----  -----
   Total export sales                                             $ 438  $ 393  $ 704
-------------------------------------------------------------------------------------------

GEOGRAPHIC AREA:

  The information below summarizes the operations in different geographic areas. Transfers between geographic areas are at prices which approximate market.

                                                                 Revenues
                                                   -------------------------------
                                                     Within      Between              Operating
                                                   Geographic   Geographic              Income
(In millions)                               Year     Areas       Areas      Total      (Loss)    Assets
------------------------------------------------------------------------------------------------------------------------------------
Marathon Group:
   United States                            1997   $  15,034    $    -      $ 15,034   $  607    $ 6,683
                                            1996      15,509         -        15,509      866      6,604
                                            1995      13,162         -        13,162      129      6,791
   Europe                                   1997         698         -           698      268      2,144
                                            1996         859         -           859      368      2,230
                                            1995         726         -           726      109      2,372
   Other International                      1997          22        39            61       (9)     1,738
                                            1996          26        43            69        -      1,317
                                            1995          25        85           110     (125)       946
   Eliminations                             1997           -       (39)          (39)       -          -
                                            1996           -       (43)          (43)       -          -
                                            1995           -       (85)          (85)       -          -
   Total Marathon Group                     1997   $  15,754    $    -      $ 15,754   $  866    $10,565
                                            1996      16,394         -        16,394    1,234     10,151
                                            1995      13,913         -        13,913      113     10,109
------------------------------------------------------------------------------------------------------------------------------------
U. S. Steel Group:
   United States                            1997   $   6,926    $    -      $ 6,926    $  705    $ 6,667
                                            1996       6,642         -        6,642       363      6,552
                                            1995       6,538         4        6,542       501      6,492
   International                            1997          15         -           15        (1)        27
                                            1996          28         -           28        (3)        28
                                            1995          19         -           19        (1)        29
   Eliminations                             1997           -         -            -         -          -
                                            1996           -         -            -         -          -
                                            1995           -        (4)          (4)        -          -
   Total U. S. Steel Group                  1997   $   6,941    $    -      $ 6,941    $  704    $ 6,694
                                            1996       6,670         -        6,670       360      6,580
                                            1995       6,557         -        6,557       500      6,521
------------------------------------------------------------------------------------------------------------------------------------
Adjustments for                             1997   $    (107)   $    -      $  (107)   $    -    $    25
  Discontinued Operations                   1996         (87)        -          (87)        -        249
  and Eliminations                          1995         (57)        -          (57)        -        113
------------------------------------------------------------------------------------------------------------------------------------
Total USX Corporation                       1997   $  22,588    $    -      $22,588    $1,570   $ 17,284
                                            1996      22,977         -       22,977     1,594     16,980
                                            1995      20,413         -       20,413       613     16,743
------------------------------------------------------------------------------------------------------------------------------------

________________________________________________________________________________
10. PENSIONS

                USX has noncontributory defined benefit plans covering substantially all employees. Benefits under these plans are based upon years of service and final average pensionable earnings, or a minimum benefit based upon years of service, whichever is greater. In addition, pension benefits under the contributory benefit provisions cover certain participating salaried employees and are based upon a percent of total career pensionable earnings. The funding policy for defined benefit plans provides that payments to the pension trusts shall be equal to the minimum funding requirements of ERISA plus such additional amounts as may be approved.

                   USX also participates in multiemployer plans, most of which are defined benefit plans associated with coal operations.

                PENSION COST (CREDIT) - The defined benefit cost from continuing operations for major plans for 1997, 1996 and 1995 was determined assuming an expected long-term rate of return on plan assets of 9.5%, 10% and 10%, respectively, and was as follows:

                (In millions)                                                  1997          1996          1995
                ----------------------------------------------------------------------------------------------------
                USX major plans:
                Cost of benefits earned during the period                       $    96      $   104       $    83
                Interest cost on projected benefit obligation
                  (7.5% for 1997; 7% for 1996; and 8% for 1995)                     562          568           604
                Return on assets - actual return                                 (1,972)      (1,275)       (2,039)
                                 - deferred gain                                  1,144          422         1,200
                Net amortization of unrecognized losses                               3            7             -
                                                                                 ------      -------       -------
                   Total major plans                                               (167)        (174)         (152)
                Multiemployer and other USX plans                                     6            6             6
                                                                                 ------      -------       -------
                   Total periodic pension credit                                   (161)        (168)         (146)
                Curtailment, settlement and termination costs                         4            6             2
                                                                                 ------      -------       -------
                   Total pension credit                                         $  (157)     $  (162)      $  (144)
                ----------------------------------------------------------------------------------------------------

                FUNDS' STATUS - The assumed discount rate used to measure the benefit obligations of major plans was 7% at December 31, 1997, and 7.5% at December 31, 1996. The assumed rate of future increases in compensation levels was 4% at both year-ends. The following table sets forth the plans' funded status and the amounts reported in USX's consolidated balance sheet:

                (In millions)                                                  December 31          1997      1996
                -------------------------------------------------------------------------------------------------------------------
                Reconciliation of funds' status to reported amounts:
                Projected benefit obligation (PBO)/(a)/                                             $(8,085)  $(7,924)
                Plan assets at fair market value/(b)/                                                10,925     9,883
                                                                                                    -------   -------
                       Assets in excess of PBO/(c)/                                                   2,840     1,959
                Unrecognized net gain from transition                                                  (249)     (300)
                Unrecognized prior service cost                                                         628       640
                Unrecognized net gain                                                                  (993)     (311)
                Additional minimum liability/(d)/                                                       (79)      (77)
                                                                                                    -------   -------
                       Net pension asset included in balance sheet                                  $ 2,147   $ 1,911
                -------------------------------------------------------------------------------------------------------------------
                /(a)/  PBO includes:
                          Accumulated benefit obligation (ABO)                                      $(7,490)  $(7,394)
                          Vested benefit obligation                                                  (7,031)   (6,931)
                /(b)/  Types of assets held:
                          Stocks of other corporations                                                   56%       56%
                          U.S. Government securities                                                     17%       18%
                          Corporate debt instruments and other                                           27%       26%

                /(c)/  Includes several small plans that have ABOs in excess of plan assets:
                          PBO                                                                       $  (151)  $  (135)
                          Plan assets                                                                    24        18
                                                                                                    -------   -------
                            PBO in excess of plan assets                                            $  (127)  $  (117)
                /(d)/  Additional minimum liability recorded was offset by the following:
                          Intangible asset                                                          $    30   $    42
                          Stockholders' equity adjustment net of deferred income tax                     32        22
                ------------------------------------------------------------------------------------------------------------------

________________________________________________________________________________
11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

                USX has defined benefit retiree health and life insurance plans covering most employees upon their retirement. Health benefits are provided, for the most part, through comprehensive hospital, surgical and major medical benefit provisions subject to various cost sharing features. Life insurance benefits are provided to nonunion and certain union represented retiree beneficiaries primarily based on employees' annual base salary at retirement. For other union retirees, benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. Except for certain life insurance benefits paid from reserves held by insurance carriers, most benefits have not been prefunded.

                POSTRETIREMENT BENEFIT COST - Postretirement benefit cost for defined benefit plans for 1997, 1996 and 1995 was determined assuming discount rates of 7.5%, 7% and 8%, respectively, and an expected return on plan assets of 9.5% in 1997 and 10% for 1996 and 1995:


                (In millions)                                                     1997        1996        1995
                ------------------------------------------------------------------------------------------------------
                Cost of benefits earned during the period                         $  21       $  26       $  26
                Interest on accumulated postretirement benefit obligation (APBO)    175         183         198
                Return on assets - actual return                                    (19)        (12)        (11)
                                 - deferred gain (loss)                               8           1          (1)
                Amortization of unrecognized (gains) losses                         (12)          2          (1)
                                                                                   -----      -----       -----
                   Total defined benefit plans                                      173         200         211
                Multiemployer plans/(a)/                                             15          15          15
                                                                                   -----      -----       -----
                   Total postretirement benefit cost                              $ 188       $ 215       $ 226
                ------------------------------------------------------------------------------------------------------

                /(a)/ Payments are made to a multiemployer benefit plan created by the Coal Industry Retiree Health Benefit Act of 1992 based on assigned beneficiaries receiving benefits. The present value of this unrecognized obligation is broadly estimated to be $108 million, including the effects of future medical inflation, and this amount could increase if additional beneficiaries are assigned.

                FUNDS' STATUS - The following table sets forth the plans' funded status and the amounts reported in USX's consolidated balance sheet:

                (In millions)                                         December 31                 1997    1996
                --------------------------------------------------------------------------------------------------------------
                Reconciliation of funds' status to reported amounts:
                Fair value of plan assets                                                         $  258  $  111
                                                                                                  ------  ------
                APBO attributable to:
                  Retirees                                                                         1,772   1,784
                  Fully eligible plan participants                                                   271     233
                  Other active plan participants                                                     408     393
                                                                                                  ------  ------
                     Total APBO                                                                    2,451   2,410
                                                                                                  ------  ------
                     APBO in excess of plan assets                                                 2,193   2,299
                Unrecognized net gain                                                                254     260
                Unrecognized prior service cost                                                        7       6
                                                                                                  ------  ------
                     Accrued liability included in balance sheet                                  $2,454  $2,565
                ------------------------------------------------------------------------------------------------------------

                     The assumed discount rate used to measure the APBO was 7%
                and 7.5% at December 31, 1997, and December 31, 1996, respectively. The assumed rate of future increases in compensation levels was 4% at both year-ends. The weighted average health care cost trend rate in 1998 is approximately 8%, declining to an ultimate rate in 2004 of approximately 5%. A one percentage point increase in the assumed health care cost trend rates for each future year would have increased the aggregate of the service and interest cost components of the 1997 net periodic postretirement benefit cost by $22 million and would have increased the APBO as of December 31, 1997, by $242 million.

--------------------------------------------------------------------------------
12. INCOME TAXES

     Provisions (credits) for estimated income taxes on income from continuing operations were:

                                            1997                              1996                                 1995
                             -------------------------------     ------------------------------    ---------------------------------
          (In millions)         Current   Deferred      Total      Current  Deferred     Total    Current     Deferred        Total
          Federal                  $208      $ 163       $371         $142     $ 151     $ 293      $  80        $ (71)       $   9
          State and local             7         32         39           12        21        33         19          (31)         (12)
          Foreign                    12         28         40            4        82        86         15           31           46
                                   ----      -----       ----   ----------  --------  --------   --------   ----------   ----------
            Total                  $227      $ 223       $450         $158     $ 254     $ 412      $ 114        $ (71)       $  43
------------------------------------------------------------------------------------------------------------------------------------

     A reconciliation of federal statutory tax rate (35%) to total provisions from continuing operations follows:

          (In millions)                                                            1997            1996            1995
          --------------------------------------------------------------------------------------------------------------------------
          Statutory rate applied to income from continuing operations
           before income taxes                                                     $ 475           $ 476            $  92
          Credits other than foreign tax credits                                     (24)            (48)              (1)
          State and local income taxes after federal income tax effects               25              22               (8)
          Effects of foreign operations, including foreign tax credits               (11)            (16)             (35) /(a)/
          Effects of partially-owned companies                                        (9)            (16)             (15)
          Dispositions of subsidiary investments                                       -              (8)              (6)
          Excess percentage depletion                                                (10)             (7)              (8)
          Nondeductible business and amortization expenses                             5               5               17
          Adjustment of prior years' income taxes                                      2               3                2
          Adjustment of valuation allowances                                          (5)              -                6
          Other                                                                        2               1               (1)
                                                                                --------        --------        ----------
             Total provisions on income from continuing operations                 $ 450           $ 412            $  43
          --------------------------------------------------------------------------------------------------------------------------

          /(a)/ Includes incremental tax benefits of $39 million resulting from USX's election to credit, rather than deduct, certain foreign income taxes for federal income tax purposes.

                 Deferred tax assets and liabilities resulted from the following:

          (In millions)                                                           December  31      1997           1996
          --------------------------------------------------------------------------------------------------------------------------
          Deferred tax assets:
           Minimum tax credit carryforwards                                                          $  222         $  436
           General business credit carryforwards                                                          -             24
           State tax loss carryforwards (expiring in 1998 through 2012)                                 127            141
           Foreign tax loss carryforwards (portion of which expire in 1998 through 2012)                483            519
           Employee benefits                                                                          1,004          1,025
           Receivables, payables and debt                                                                63             79
           Expected federal benefit for:
            Crediting certain foreign deferred income taxes                                             249            216
            Deducting state and other foreign deferred income taxes                                      47             41
           Contingency and other accruals                                                               198            167
           Other                                                                                         59            155
           Valuation allowances                                                                        (363)          (396)
                                                                                                     ------      ---------
               Total deferred tax assets/(a)/                                                         2,089          2,407
                                                                                                     ------      ---------
          Deferred tax liabilities:
           Property, plant and equipment                                                              2,041          2,180
           Prepaid pensions                                                                             786            721
           Inventory                                                                                    212            319
           Other                                                                                        167            228
                                                                                                     ------      ---------
               Total deferred tax liabilities                                                         3,206          3,448
                                                                                                     ------      ---------
                Net deferred tax liabilities                                                         $1,117         $1,041
          --------------------------------------------------------------------------------------------------------------------------

          /(a)/ USX expects to generate sufficient future taxable income to realize the benefit of its deferred tax assets. In addition, the ability to realize the benefit of foreign tax credits is based upon certain assumptions concerning future operating conditions (particularly as related to prevailing oil prices), income generated from foreign sources and USX's tax profile in the years that such credits may be claimed.

                 The consolidated tax returns of USX for the years 1990 through 1994 are under various stages of audit and administrative review by the IRS. USX believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled.

                 Pretax income from continuing operations included $250 million, $339 million and $(50) million attributable to foreign sources in 1997, 1996 and 1995, respectively.

                 Undistributed earnings of consolidated foreign subsidiaries at December 31, 1997, amounted to $108 million. No provision for deferred U.S. income taxes has been made because USX intends to permanently reinvest such earnings in its foreign operations. If such earnings were not permanently reinvested, a deferred tax liability of $38 million would have been required.

--------------------------------------------------------------------------------
13. SALES OF RECEIVABLES

             USX has an agreement (the program) at December 31, 1997, to sell an undivided interest in certain accounts receivable. Payments are collected from the sold accounts receivable; the collections are reinvested in new accounts receivable for the buyers; and a yield, based on defined short-term market rates, is transferred to the buyers. At December 31, 1997, the amount sold under the program that had not been collected was $350 million, which will be forwarded to the buyers at the end of the agreement in 1998, or in the event of earlier contract termination. If USX does not have a sufficient quantity of eligible accounts receivable to reinvest in for the buyers, the size of the program will be reduced accordingly. The amounts sold under the current and previous programs averaged $705 million, $740 million and $744 million for years 1997, 1996 and 1995, respectively. (For most of 1997 and for the years 1996 and 1995, the Marathon and Delhi Groups had a separate accounts receivable program that was terminated in late 1997.) The buyers have rights to a pool of receivables that must be maintained at a level of at least 115% of the program's size. USX does not generally require collateral for accounts receivable, but significantly reduces credit risk through credit extension and collection policies, which include analyzing the financial condition of potential customers, establishing credit limits, monitoring payments and aggressively pursuing delinquent accounts. In the event of a change in control of USX, USX may be required to forward to the buyers, payments collected on the sold accounts receivable.

--------------------------------------------------------------------------------
14. INVESTMENTS AND LONG-TERM RECEIVABLES

             (In millions)                                                December 31             1997    1996
             -----------------------------------------------------------------------------------------------------------------------
              Equity method investments                                                           $  838  $  549
              Other investments                                                                       88      94
              Deposit in property exchange trusts                                                      -      98
              Receivables due after one year                                                          71      67
              Forward currency contracts                                                               -      16
              Other                                                                                   31      30
                                                                                                  ------  ------
                Total                                                                             $1,028  $  854
             -----------------------------------------------------------------------------------------------------------------------

               Summarized financial information of affiliates accounted for by the equity method of accounting follows:

             (In millions)                                               1997    1996    1995
             -----------------------------------------------------------------------------------------------------------------------
             Income data--year:
              Revenues                                                 $3,705  $3,274  $3,531
              Operating income                                            342     318     339
              Net income                                                  191     193     187
             -----------------------------------------------------------------------------------------------------------------------
             Balance sheet data  December 31:
              Current assets                                           $1,094  $  925
              Noncurrent assets                                         3,476   2,728
              Current liabilities                                         863     781
              Noncurrent liabilities                                    1,521   1,582
             -----------------------------------------------------------------------------------------------------------------------

               Effective June 1, 1997, USX entered into a strategic partnership with two limited partners to acquire an interest in three coke batteries at its U. S. Steel Group's Clairton (Pa.) Works and to operate and sell coke and byproducts from those facilities. USX is the general partner and is responsible for purchasing, operations and products marketing. Proceeds to USX as a result of the transaction were $361 million. The related unamortized deferred gains of $244 million at December 31, 1997 (included in deferred credits and other liabilities) are being recognized over the life of the partnership's assets. USX's partnership interest is accounted for under the equity method of accounting. The fair value attributed to USX for its general partnership interest exceeds the historical basis of contributed net assets by $38 million and is being amortized on a straight-line basis over the life of the partnership.

               Dividends and partnership distributions received from equity affiliates were $34 million in 1997, $49 million in 1996 and $85 million in 1995.

               USX purchases from equity affiliates totaled $461 million, $509 million and $458 million in 1997, 1996 and 1995, respectively. USX sales to equity affiliates totaled $812 million, $830 million and $769 million in 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
15. SHORT-TERM CREDIT AGREEMENT

             USX has a short-term credit agreement totaling $125 million at December 31, 1997. Interest is based on the bank's prime rate or London Interbank Offered Rate (LIBOR), and carries a facility fee of .15%. Certain other banks provide short-term lines of credit totaling $200 million which require a .125% fee or maintenance of compensating balances of 3%. At December 31, 1997, there were no borrowings against these facilities. USX had other outstanding short-term borrowings of $121 million.

--------------------------------------------------------------------------------
16. LONG-TERM DEBT

                                                                       Interest                           December 31
             (In millions)                                              Rates-%        Maturity          1997    1996
             -----------------------------------------------------------------------------------------------------------------------
             USX Corporation:
              Revolving credit/(a)/                                                       2001          $    -   $   -
              Notes payable                                          6/3//8-9/4//5     1998-2023         2,239   2,398
              Foreign currency obligations/(b)/                      5/3//4               1998              68      75
              Zero Coupon Convertible Senior Debentures/(c)/         7/7//8                                  -      41
              Convertible Subordinated Debentures/(c)/               5/3//4                                  -     180
              Convertible Subordinated Debentures/(c)/               7                                       -     227
              Obligations relating to Industrial Development and
               Environmental Improvement Bonds and Notes/(d)/        3/9//20-6/7//8    1998-2030           470     473
              Indexed debt/(e)/                                      6/3//4               2000             113     123
              All other obligations, including sale-leaseback
               financing and capital leases                                            1998-2012            98     104
             Consolidated subsidiaries:
              Guaranteed Notes                                       7                    2002             135     135
              Guaranteed Loan/(f)/                                   9/1//20           1998-2006           265     283
              Notes payable                                          8/1//2            1998-2001             3       9
              Sinking Fund Debentures/(c)/                           8/1//2                                  -     120
              All other obligations, including capital leases                          1998-2009            38      73
                                                                                                        ------  ------
                 Total/(g)(h)/                                                                          3,429   4,241
             Less unamortized discount                                                                      26      29
             Less amount due within one year                                                               471     353
                                                                                                        ------  ------
                 Long-term debt due after one year                                                      $2,932  $3,859
             -----------------------------------------------------------------------------------------------------------------------

             /(a)/ An amended agreement which terminates in August 2001, provides for borrowing under a $2,350 million revolving credit facility. Interest is based on defined short-term market rates. During the term of this agreement, USX is obligated to pay a variable facility fee on total commitments, which was .15 % at December 31, 1997.

             /(b)/ Foreign currency exchange agreements were executed in connection with the Swiss franc obligations, which effectively fixed the principal repayment at $59 million at December 31, 1997, and interest in U.S. dollars, thereby eliminating currency exchange risks (Note 28).

             /(c)/ These debentures were redeemed during 1997.

             /(d)/ At December 31, 1997, USX had outstanding obligations relating to Environmental Improvement Bonds in the amount of $256 million, which were supported by letter of credit arrangements that could become short-term obligations under certain circumstances.

             /(e)/ The indexed debt represents 6 3/4% exchangeable notes due
                   February 1, 2000, in the principal amount of $117 million or $21.375 per note, which was the market price per share of RMI common stock on November 26, 1996. At maturity, the principal amount of each note will be mandatorily exchanged by USX into shares of RMI common stock (or, at USX's option, the cash equivalent and/or such other consideration as permitted or required by the terms of the notes) at a defined exchange rate, which is based on the average market price of RMI common stock valued in January 2000. The carrying value of the notes is adjusted quarterly to settlement value and any resulting adjustment is charged or credited to income and included in net interest and other financial costs.

             /(f)/ The guaranteed loan was used to fund a portion of the costs in connection with the development of the East Brae Field and the SAGE pipeline in the North Sea. A portion of proceeds from a long-term gas sales contract is dedicated to loan service under certain circumstances. Prepayment of the loan may be required under certain situations, including events impairing the security interest.

             /(g)/ Required payments of long-term debt for the years 1999-2002 are $70 million, $173 million, $289 million and $293 million, respectively.

             /(h)/ In the event of a change in control of USX, as defined in the related agreements, debt obligations totaling $3,001 million may be declared immediately due and payable. The principal obligations subject to such a provision are Notes payable- $2,239 million; and Guaranteed Loan $265 million. In such event, USX may also be required to either repurchase the leased Fairfield slab caster for $110 million or provide a letter of credit to secure the remaining obligation.

--------------------------------------------------------------------------------
17. PROPERTY, PLANT AND EQUIPMENT

             (In millions)                                          December 31        1997      1996
             -----------------------------------------------------------------------------------------------------------------------
             Marathon Group                                                            $17,233    $16,329
             U. S. Steel Group                                                           8,295      8,347
             Delhi Group                                                                     -      1,008
                                                                                       -------  ---------
                  Total                                                                 25,528     25,684
             Less accumulated depreciation, depletion and amortization                  15,466     15,280
                                                                                       -------  ---------
                  Net                                                                  $10,062    $10,404
             -----------------------------------------------------------------------------------------------------------------------

                Property, plant and equipment includes gross assets acquired under capital leases (including sale-leasebacks accounted for as financings) of $134 million at December 31, 1997, and $141 million at December 31, 1996; related amounts in accumulated depreciation, depletion and amortization were $94 million and $91 million, respectively.

--------------------------------------------------------------------------------
18. LEASES

                Future minimum commitments for capital leases (including sale-
             leasebacks accounted for as financings) and for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

                                                                                  Capital   Operating
             (In millions)                                                         Leases     Leases
             -----------------------------------------------------------------------------------------------------------------------
             1998                                                                  $  13      $  226
             1999                                                                     13         190
             2000                                                                     13         252
             2001                                                                     13         170
             2002                                                                     13         101
             Later years                                                             142         239
             Sublease rentals                                                          -         (30)
                                                                                   -----       -----
               Total minimum lease payments                                          207      $1,148
                                                                                               =====
             Less imputed interest costs                                              85
                                                                                   -----
               Present value of net minimum lease payments
                included in long-term debt                                         $ 122
             -----------------------------------------------------------------------------------------------------------------------

                Operating lease rental expense from continuing operations:

             (In millions)                                                1997      1996        1995
             -----------------------------------------------------------------------------------------------------------------------
              Minimum rental                                             $ 237     $ 227      $  218
              Contingent rental                                             16        15          19
              Sublease rentals                                              (8)       (8)         (8)
                                                                         -----     -----   ---------
               Net rental expense                                        $ 245     $ 234      $  229
             -----------------------------------------------------------------------------------------------------------------------

                USX leases a wide variety of facilities and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options. In the event of a change in control of USX, as defined in the agreements, or certain other circumstances, operating lease obligations totaling $129 million may be declared immediately due and payable.

--------------------------------------------------------------------------------
19. INVENTORIES

             (In millions)                              December 31   1997    1996
             -----------------------------------------------------------------------------------------------------------------------
             Raw materials                                           $  582  $  594
             Semi-finished products                                     331     309
             Finished products                                          922     908
             Supplies and sundry items                                  134     128
                                                                     ------  ------
                  Total (at cost)                                     1,969   1,939
             Less inventory market valuation reserve                    284       -
                                                                     ------  ------
                  Net inventory carrying value                       $1,685  $1,939
             -----------------------------------------------------------------------------------------------------------------------

                At December 31, 1997, and December 31, 1996, the LIFO method accounted for 92% and 93%, respectively, of total inventory value. Current acquisition costs were estimated to exceed the above inventory values at December 31 by approximately $300 million and $340 million in 1997 and 1996, respectively.

                The inventory market valuation reserve reflects the extent that the recorded LIFO cost basis of crude oil and refined products inventories exceeds net realizable value. The reserve is decreased to reflect increases in market prices and inventory turnover and increased to reflect decreases in market prices. Changes in the inventory market valuation reserve result in noncash charges or credits to costs and expenses.

--------------------------------------------------------------------------------
20. SUPPLEMENTAL CASH FLOW INFORMATION

             (In millions)                                                1997       1996       1995
             -----------------------------------------------------------------------------------------------------------------------
             CASH USED IN OPERATING ACTIVITIES INCLUDED:
              Interest and other financial costs paid
               (net of amount capitalized)                             $   (382)  $   (488)   $  (605)
              Income taxes paid                                            (400)      (127)      (170)
             _______________________________________________________________________________________________________________________
             COMMERCIAL PAPER AND REVOLVING CREDIT ARRANGEMENTS  NET:
              Commercial paper - issued                                $      -   $  1,422    $ 2,434
                               - repayments                                   -     (1,555)    (2,651)
              Credit agreements - borrowings                             10,454     10,356      4,719
                                - repayments                            (10,449)   (10,340)    (4,659)
              Other credit arrangements - net                                36        (36)        40
                                                                       --------   --------   --------
                 Total                                                 $     41   $   (153)  $   (117)
             -----------------------------------------------------------------------------------------------------------------------
             NONCASH INVESTING AND FINANCING ACTIVITIES:
              Common stock issued for dividend reinvestment
               and employee stock plans                                $     10   $      6   $     21
              Acquisition of assets - debt issued                             -          2          -
              Disposal of assets - notes and common stock received            -         12          9
                                 - liabilities assumed by buyers            240         25          -
              Trust preferred securities exchanged for preferred stock      182          -          -
             -----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
21. STOCK-BASED COMPENSATION PLANS

                The 1990 Stock Plan, as amended, authorizes the Compensation
             Committee of the Board of Directors to grant restricted stock and stock options to key management employees. Such employees are generally granted awards of the class of common stock intended to reflect the performance of the group(s) to which their work relates. Up to .5 percent of the outstanding Marathon Stock and .8 percent of the outstanding Steel Stock, as determined on December 31 of the preceding year, are available for grants during each calendar year the 1990 Plan is in effect. In addition, awarded shares that do not result in shares being issued are available for subsequent grant in the same year, and any ungranted shares from prior years' annual allocations are available for subsequent grant during the years the 1990 Plan is in effect. As of December 31, 1997, 7,452,556 Marathon Stock shares and 2,272,170 Steel Stock shares were available for grants in 1998. The Stock-Based Compensation Plans' activity below includes the Delhi Stock prior to its January 1998 redemption (Note 3).

                Restricted stock represents stock granted for such
             consideration, if any, as determined by the Compensation Committee, subject to provisions for forfeiture and restricting transfer. Those restrictions may be removed as conditions such as performance, continuous service and other criteria are met. Restricted stock is issued at the market price per share at the date of grant and vests over service periods that range from one to five years.

                Deferred compensation is charged to stockholders' equity when the restricted stock is granted and subsequently adjusted for changes in the market value of the underlying stock. The deferred compensation is expensed over the balance of the vesting period and adjusted if conditions of the restricted stock grant are not met.

                The following table presents information on restricted stock grants:

                                           Marathon Stock                     Steel Stock                  Delhi Stock
                                    -----------------------------    --------------------------       -------------------------
                                      1997       1996      1995      1997        1996      1995       1997      1996      1995
             -----------------------------------------------------------------------------------------------------------------------
             Number of shares
              granted                  20,430    11,495   232,828      11,942     5,605   146,054         -         -    10,000
             Weighted-average
              grant-date fair
              value per share         $ 29.38   $ 22.38  $  19.50     $ 32.00    $31.94  $  33.81      $  -     $   -   $ 10.25
             -----------------------------------------------------------------------------------------------------------------------

                Stock options represent the right to purchase shares of
             Marathon Stock, Steel Stock or Delhi Stock at the market value of the stock at date of grant. Certain options contain the right to receive cash and/or common stock equal to the excess of the fair market value of shares of common stock, as determined in accordance with the plan, over the option price of shares. Stock options expire 10 years from the date they are granted and vest over a one-year service period.

                The following is a summary of stock option activity:

                                               Marathon Stock             Steel Stock               Delhi Stock
                                          ------------------------  ------------------------  -----------------------
                                            Shares     Price/(a)/      Shares     Price/(a)/   Shares      Price/(a)/
             -----------------------------------------------------------------------------------------------------------------------
             Balance December 31, 1994     5,178,350        $24.44      720,300    $   37.27  192,800           $17.50
             Granted                         577,950         19.45      361,750        31.97   67,100            12.63
             Exercised                       (22,700)        17.66       (8,680)       21.87        -                -
             Canceled                       (677,050)        26.44      (16,720)       31.03        -                -
                                          ----------                  ---------               -------
             Balance December 31, 1995     5,056,550         23.63    1,056,650        35.68  259,900            16.24
             Granted                         633,825         22.38      411,705        31.94   77,550            13.63
             Exercised                      (321,985)        17.50     (100,260)       31.98   (1,500)           12.69
             Canceled                       (137,820)        26.82      (22,500)       33.43   (9,000)           17.49
                                          ----------                  ---------               -------
             Balance December 31, 1996     5,230,570         23.78    1,345,595        34.85  326,950            15.60
             Granted                         756,260         29.38      457,590        32.00   94,250            13.31
             Exercised                    (2,215,665)        23.86     (158,265)       31.85   (6,300)           12.21
             Canceled                        (76,300)        26.91      (11,820)       34.36   (6,650)           15.73
                                          ----------                  ---------               -------
             Balance December 31, 1997     3,694,865         24.81    1,633,100        34.35  408,250 /(b)/      15.13
             -----------------------------------------------------------------------------------------------------------------------

             /(a)/ Weighted-average exercise price.
             /(b)/ Redeemed on January 26, 1998.

                     The following table represents stock options at December
             31, 1997, excluding the Delhi Stock, which was redeemed on January 26, 1998:

                                                              Outstanding                         Exercisable
                                                -----------------------------------------   -----------------------
                                                                Weighted-
                                                   Number        Average        Weighted-      Number     Weighted-
                                Range of         of Shares      Remaining       Average      of Shares      Average
                                Exercise           Under       Contractual      Exercise       Under       Exercise
                                 Prices           Option          Life           Price        Option         Price
             -----------------------------------------------------------------------------------------------------------------------
             Marathon Stock    $17.00-23.44      1,806,455       6.7 years          $20.66     1,806,455       $20.66
                                25.38-26.88        344,250       2.4                 25.81       344,250        25.81
                                29.08-29.88      1,544,160       5.6                 29.43       789,200        29.49
                                                 ---------                                     ---------
                               Total             3,694,865                                     2,939,905
                                                 ---------                                     ---------
             Steel Stock       $22.24-25.44         40,615       3.4 years          $24.70        40,615       $24.70
                                31.69-34.44      1,309,310       8.2                 32.52       855,220        32.79
                                      44.19        283,175       5.4                 44.19       283,175        44.19
                                                 ---------                                     ---------
                               Total             1,633,100                                     1,179,010
             -----------------------------------------------------------------------------------------------------------------------

                 During 1996, USX adopted SFAS No. 123, Accounting for
             Stock-Based Compensation, as discussed in Note 2, and elected to continue to follow the accounting provisions of APB No. 25. Actual stock-based compensation expense was $30 million in 1997, $8 million in 1996 and $3 million in 1995. Incremental compensation expense, as determined under SFAS No. 123, was not material ($.02 or less per share for all years presented). Therefore, pro forma net income and earnings per share data have been omitted.

                 Effective January 1, 1997, USX created a deferred compensation plan for non-employee directors of its Board of Directors. The plan permits participants to defer some or all of their annual retainers in the form of common stock units or cash. Common stock units are book entry units equal in value to a share of Marathon Stock or Steel Stock. Deferred stock benefits are distributed in shares of common stock within five business days after a participant leaves the Board of Directors. During 1997, no shares of common stock were distributed.

________________________________________________________________________________
22. DIVIDENDS

                In accordance with the USX Certificate of Incorporation,
             dividends on the Marathon Stock and Steel Stock are limited to the legally available funds of USX. Net losses of any Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on all classes of Common Stock. Subject to this limitation, the Board of Directors intends to declare and pay dividends on the Marathon Stock and Steel Stock based on the financial condition and results of operations of the related group, although it has no obligation under Delaware law to do so. In making its dividend decisions with respect to each of the Marathon Stock and Steel Stock, the Board of Directors considers, among other things, the long-term earnings and cash flow capabilities of the related group as well as the dividend policies of similar publicly traded companies.

                Dividends on the Steel Stock are further limited to the
             Available Steel Dividend Amount. At December 31, 1997, the Available Steel Dividend Amount was at least $3,028 million. The Available Steel Dividend Amount will be increased or decreased, as appropriate, to reflect U. S. Steel Group net income, dividends, repurchases or issuances with respect to the Steel Stock and preferred stock attributed to the U. S. Steel Group and certain other items.

________________________________________________________________________________
23. STOCKHOLDER RIGHTS PLAN

                USX's Board of Directors has adopted a Stockholder Rights Plan and declared a dividend distribution of one right for each outstanding share of Marathon Stock and Steel Stock referred to together as "Voting Stock." Each right becomes exercisable, at a price of $120, when any person or group has acquired, obtained the right to acquire or made a tender or exchange offer for 15% or more of the total voting power of the Voting Stock, except pursuant to a qualifying all-cash tender offer for all outstanding shares of Voting Stock, which is accepted with respect to shares of Voting Stock representing a majority of the voting power other than Voting Stock beneficially owned by the offeror. Each right entitles the holder, other than the acquiring person or group, to purchase one one-hundredth of a share of Series A Junior Preferred Stock or, upon the acquisition by any person of 15% or more of the total voting power of the Voting Stock, Marathon Stock or Steel Stock (as the case may be) or other property having a market value of twice the exercise price. After the rights become exercisable, if USX is acquired in a merger or other business combination where it is not the survivor, or if 50% or more of USX's assets, earnings power or cash flow are sold or transferred, each right entitles the holder to purchase common stock of the acquiring entity having a market value of twice the exercise price. The rights and exercise price are subject to adjustment, and the rights expire on October 9, 1999, or may be redeemed by USX for one cent per right at any time prior to the point they become exercisable. Under certain circumstances, the Board of Directors has the option to exchange one share of the respective class of Voting Stock for each exercisable right.

________________________________________________________________________________
24. INCOME PER COMMON SHARE

                The method of calculating net income (loss) per share for the
             Marathon Stock, the Steel Stock and, prior to November 1, 1997, the Delhi Stock reflects the USX Board of Directors' intent that the separately reported earnings and surplus of the Marathon Group, the
             U. S. Steel Group and the Delhi Group, as determined consistent with the USX Certificate of Incorporation, are available for payment of dividends on the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts. The financial statements of the Marathon Group, the U. S. Steel Group and the Delhi Group, taken together, include all accounts which comprise the corresponding consolidated financial statements of USX.

                The USX Board of Directors, prior to June 15, 1995, had
             designated 14,003,205 shares of Delhi Stock to represent 100% of the common stockholders' equity value of USX attributable to the Delhi Group. The Delhi Fraction was the percentage interest in the Delhi Group represented by the shares of Delhi Stock that were outstanding at any particular time and, based on 9,438,391 outstanding shares at June 14, 1995, was approximately 67%. The Marathon Group financial statements reflected a percentage interest in the Delhi Group of approximately 33% (Retained Interest) through June 14, 1995. On June 15, 1995, USX eliminated the Marathon Group's Retained Interest in the Delhi Group (equivalent to 4,564,814 shares of Delhi Stock). This was accomplished through a reallocation of assets and a corresponding adjustment to debt and equity attributed to the Marathon and Delhi Groups. The reallocation was made at a price of $12.75 per equivalent share of Delhi Stock, or an aggregate of $58 million, resulting in a corresponding reduction of the Marathon Group debt.

                Basic net income (loss) per share is calculated by adjusting net income (loss) for dividend requirements of preferred stock and the noncash credit on exchange of preferred stock and, in the case of Delhi Stock, for the income applicable to the Retained Interest prior to June 15, 1995; and is based on the weighted average number of common shares outstanding.

                Diluted net income (loss) per share assumes conversion of
             convertible securities for the applicable periods outstanding and assumes exercise of stock options, provided in each case, the effect is not antidilutive.

                                                         COMPUTATION OF INCOME PER SHARE
                                                                       1997                  1996                  1995
                                                                 -------------------   ------------------   ------------------
                                                                  Basic     Diluted     Basic    Diluted     Basic     Diluted
------------------------------------------------------------------------------------------------------------------------------
     CONTINUING OPERATIONS
     MARATHON GROUP
     --------------
     Net income (loss) (millions):
      Income (loss) before extraordinary loss                   $    456   $    456  $    671   $    671   $    (83)  $    (83)
      Dividends on preferred stock                                  -          -         -          -            (4)        (4)
      Extraordinary loss                                            -          -           (7)        (7)        (5)        (5)
                                                                --------   --------  --------   --------   --------   --------
      Net income (loss) applicable to Marathon Stock                 456        456       664        664        (92)       (92)
      Effect of dilutive securities
       Convertible debentures                                       -             3      -            14       -          -
                                                                --------   --------  --------   --------   --------   --------
         Net income (loss) assuming conversions                 $    456   $    459  $    664   $    678   $    (92)  $    (92)
                                                                ========   ========  ========   ========   ========   ========
     Shares of common stock outstanding (thousands):
      Average number of common shares outstanding                288,038    288,038   287,460    287,460    287,271    287,271
      Effect of dilutive securities:
       Convertible debentures                                       -         1,936      -         8,975       -          -
       Stock options                                                -           546      -           133       -          -
                                                                --------   --------  --------   --------   --------   --------
         Average common shares and dilutive effect               288,038    290,520   287,460    296,568    287,271    287,271
                                                                ========   ========  ========   ========   ========   ========
     Per share:
      Income (loss) before extraordinary loss                   $   1.59   $   1.58  $   2.33   $   2.31   $   (.31)  $   (.31)
      Extraordinary loss                                             -          -        (.02)      (.02)      (.02)      (.02)
                                                                --------   --------  --------   --------   --------   --------
      Net income (loss)                                         $   1.59   $   1.58  $   2.31   $   2.29   $   (.33)  $   (.33)
     -------------------------------------------------------------------------------------------------------------------------
     U. S. STEEL GROUP
     -----------------
     Net income (millions):
      Income before extraordinary loss                          $    452   $    452  $    275   $    275   $    303   $    303
      Dividends on preferred stock                                   (13)      -          (22)       (22)       (24)       (24)
      Noncash credit from exchange of preferred stock                 10       -        -           -         -          -
      Extraordinary loss                                            -          -           (2)        (2)        (2)        (2)
                                                                --------   --------  --------   --------   --------   --------
      Net income applicable to Steel Stock                           449        452       251        251        277        277
      Effect of dilutive securities:
       Trust preferred securities                                   -             6     -           -         -          -
       Preferred stock                                              -          -        -           -         -             22
       Convertible debentures                                       -             2     -              3      -              6
                                                                --------   --------  --------   --------   --------   --------
         Net income assuming conversions                        $    449   $    460  $    251   $    254   $    277   $    305
                                                                ========   ========  ========   ========   ========   ========
     Shares of common stock outstanding (thousands):
      Average number of common shares outstanding                 85,672     85,672    84,025     84,025     79,064     79,064
      Effect of dilutive securities:
       Trust preferred securities                                   -         2,660      -          -          -         -
       Preferred stock                                              -         4,811      -          -          -         7,480
       Convertible debentures                                       -         1,025      -         1,925       -         2,814
       Stock options                                                -            35      -            12       -            21
                                                                --------   --------  --------   --------   --------   --------
         Average common shares and dilutive effect                85,672     94,203    84,025     85,962     79,064     89,379
                                                                ========   ========  ========   ========   ========   ========
     Per Share:
      Income before extraordinary loss                          $   5.24   $   4.88  $   3.00   $   2.97   $   3.53   $   3.43
      Extraordinary loss                                            -          -         (.02)      (.02)      (.02)      (.02)
                                                                --------   --------  --------   --------   --------   --------
      Net income                                                $   5.24   $   4.88  $   2.98   $   2.95   $   3.51   $   3.41
     -------------------------------------------------------------------------------------------------------------------------
     DISCONTINUED OPERATIONS
     DELHI GROUP
     -----------
     Net income (millions):
      Income before extraordinary loss                          $   79.7   $   79.7  $    6.4   $    6.4   $    4.0   $    4.0
      Dividends on preferred stock                                  -          -         -          -           (.2)       (.2)
      Net income applicable to Retained Interest                    -          -         -          -          (2.4)      (2.4)
      Extraordinary loss                                            -          -          (.5)       (.5)       (.3)       (.3)
                                                                --------   --------  --------   --------   --------   --------
         Net income applicable to outstanding
         Delhi Stock                                            $   79.7   $   79.7  $    5.9   $    5.9   $    1.1   $    1.1
                                                                ========   ========  ========   ========   ========   ========
     Shares of common stock outstanding (thousands):
      Average number of common shares outstanding                  9,449      9,449     9,448      9,448      9,442      9,442
      Stock options                                                 -            21      -             3       -          -
                                                                --------   --------  --------   --------   --------   --------
         Average common shares and dilutive effect                 9,449      9,470     9,448      9,451      9,442      9,442
                                                                ========   ========  ========   ========   ========   ========
     Per share applicable to outstanding Delhi Stock:
      Income before extraordinary loss                          $   8.43   $   8.41  $    .67   $    .67   $    .15   $    .15
      Extraordinary loss                                            -          -         (.06)      (.06)      (.03)      (.03)
                                                                --------   --------  --------   --------   --------   --------
      Net income                                                $   8.43   $   8.41  $    .61   $    .61   $    .12   $    .12
     -------------------------------------------------------------------------------------------------------------------------

________________________________________________________________________________
25. PREFERRED STOCK OF SUBSIDIARY

             USX Capital LLC, a wholly owned subsidiary of USX, sold
             10,000,000 shares (carrying value of $250 million) of 8 3/4% Cumulative Monthly Income Preferred Shares (MIPS) (liquidation preference of $25 per share) in 1994. Proceeds of the issue were loaned to USX. USX has the right under the loan agreement to extend interest payment periods for up to 18 months, and as a consequence, monthly dividend payments on the MIPS can be deferred by USX Capital LLC during any such interest payment period. In the event that USX exercises this right, USX may not declare dividends on any share of its preferred or common stocks. The MIPS are redeemable at the option of USX Capital LLC and subject to the prior consent of USX, in whole or in part from time to time, for $25 per share on or after March 31, 1999, and will be redeemed from the proceeds of any repayment of the loan by USX. In addition, upon final maturity of the loan, USX Capital LLC is required to redeem the MIPS. The financial costs are included in net interest and other financial costs.

________________________________________________________________________________
26. USX OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST

             In 1997, USX exchanged approximately 3.9 million 6.75% Convertible Quarterly Income Preferred Securities (Trust Preferred Securities) of USX Capital Trust I, a Delaware statutory business trust (Trust), for an equivalent number of shares of its 6.50% Cumulative Convertible Preferred Stock (6.50% Preferred Stock) (Exchange). The Exchange resulted in the recording of Trust Preferred Securities at a fair value of $182 million and a noncash credit to Retained Earnings of $10 million.

                USX owns all of the common securities of the Trust, which was formed for the purpose of the Exchange. (The Trust Common Securities and the Trust Preferred Securities are together referred to as the Trust Securities.) The Trust Securities represent undivided beneficial ownership interests in the assets of the Trust, which consist solely of USX 6.75% Convertible Junior Subordinated Debentures maturing March 31, 2037 (Debentures), having an aggregate principal amount equal to the aggregate initial liquidation amount ($50.00 per security and $203 million in total) of the Trust Securities issued by the Trust. Interest and principal payments on the Debentures will be used to make quarterly distributions and to pay redemption and liquidation amounts on the Trust Preferred Securities. The quarterly distributions, which accumulate at the rate of 6.75% per annum on the Trust Preferred Securities and the accretion from fair value to the initial liquidation amount, are charged to income and included in net interest and other financial costs.

                Under the terms of the Debentures, USX has the right to defer payment of interest for up to 20 consecutive quarters and, as a consequence, monthly distributions on the Trust Preferred Securities will be deferred during such period. If USX exercises this right, then, subject to limited exceptions, it may not pay any dividend or make any distribution with respect to any shares of its capital stock.

                The Trust Preferred Securities are convertible at any time prior to the close of business on March 31, 2037 (unless such right is terminated earlier under certain circumstances) at the option of the holder, into shares of Steel Stock at a conversion price of $46.25 per share of Steel Stock (equivalent to a conversion ratio of 1.081 shares of Steel Stock for each Trust Preferred Security), subject to adjustment in certain circumstances.

                The Trust Preferred Securities may be redeemed at any time at the option of USX, initially at a premium of 103.90% of the initial liquidation amount through March 31, 1998, and thereafter, declining annually to the initial liquidation amount on April 1, 2003, and thereafter. They are mandatorily redeemable at March 31, 2037, or earlier under certain circumstances.

                Payments related to quarterly distributions and to the payment of redemption and liquidation amounts on the Trust Preferred Securities by the Trust are guaranteed by USX on a subordinated basis. In addition, USX unconditionally guarantees the Trust's Debentures. The obligations of USX under the Debentures, and the related indenture, trust agreement and guarantee constitute a full and unconditional guarantee by USX of the Trust's obligations under the Trust Preferred Securities.

________________________________________________________________________________
27. PREFERRED STOCK

             USX is authorized to issue 40,000,000 shares of preferred stock, without par value-

             6.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK (6.50% PREFERRED STOCK)-As of December 31, 1997, 2,962,037 shares (stated value of $1.00 per share; liquidation preference of $50.00 per share) were outstanding. The 6.50% Preferred Stock is convertible at any time, at the option of the holder, into shares of Steel Stock at a conversion price of $46.125 per share of Steel Stock, subject to adjustment in certain circumstances. This stock is redeemable at USX's sole option, at a price of $51.95 per share beginning April 1, 1997, and thereafter at prices declining annually on each April 1 to an amount equal to $50.00 per share on and after April 1, 2003. In 1997, USX exchanged approximately 3.9 million shares of its 6.50% Preferred Stock for an equivalent number of shares of its Trust Preferred Securities.

________________________________________________________________________________
28. DERIVATIVE INSTRUMENTS

             USX uses commodity-based derivative instruments to manage exposure to price fluctuations related to the anticipated purchase or production and sale of crude oil, natural gas, refined products, nonferrous metals and electricity. The derivative instruments used, as a part of an overall risk management program, include exchange-traded futures contracts and options, and instruments which require settlement in cash such as OTC commodity swaps and OTC options. While risk management activities generally reduce market risk exposure due to unfavorable commodity price changes for raw material purchases and products sold, such activities can also encompass strategies which assume certain price risk in isolated transactions.

                USX uses forward currency contracts to eliminate the exposure to currency price fluctuations relating to Swiss franc debt obligations. The forward currency contracts effectively fix the principal and interest payments in U.S. dollars at the time of maturity.

                USX remains at risk for possible changes in the market value of the derivative instrument; however, such risk should be mitigated by price changes in the underlying hedged item. USX is also exposed to credit risk in the event of nonperformance by counterparties. The credit worthiness of counterparties is subject to continuing review, including the use of master netting agreements to the extent practical, and full performance is anticipated.

                The following table sets forth quantitative information by class of derivative instrument:

                                                         FAIR                 CARRYING        RECORDED
                                                         VALUE                 AMOUNT         DEFERRED       AGGREGATE
                                                        ASSETS                 ASSETS          GAIN OR        CONTRACT
             (In millions)                         (LIABILITIES)/(A)/      (LIABILITIES)        (LOSS)       VALUES/(B)/
             -----------------------------------------------------------------------------------------------------------
             DECEMBER 31, 1997:
              Exchange-traded commodity futures      $     -                  $     -         $     -          $     30
              Exchange-traded commodity options             1  /(c)/                 1               2              129
              OTC commodity swaps/(d)/                     (3) /(e)/                (3)             (4)              50
              OTC commodity options                        -                        -               -                 6
                                                     ---------                ---------       ---------        ---------
                Total commodities                    $     (2)                $     (2)       $     (2)        $    215
                                                     ---------                ---------       ---------        ---------
              Forward currency contract/(g)/:
                   receivable                        $     11                 $     10        $     -                59
                   payable                                 (1)                      (1)             (1)               5
                                                     ---------                ---------       ---------        ---------
                Total currencies                     $     10                 $      9        $     (1)        $     64
             -----------------------------------------------------------------------------------------------------------
             December 31, 1996:
             Exchange-traded commodity futures       $    -                   $    -          $     (2)        $     49
              Exchange-traded commodity options            (1) /(c)/                (1)             (2)             254
              OTC commodity swaps                          (1) /(e)/                (2)             -                88
              OTC commodity options                        (6) /(f)/                (6)             -                84
                                                     ---------                ---------       ---------        ---------
                Total commodities                    $     (8)                $     (9)       $     (4)        $    475
                                                     ---------                ---------       ---------        ---------
              Forward currency contract:
                 - receivable                        $     19                 $     16        $     -          $     59
                 - payable                                 (1)                      (1)             (1)              10
                                                     ---------                ---------       ---------        ---------
                Total currencies                     $     18                 $     15        $     (1)        $     69
             -----------------------------------------------------------------------------------------------------------

             /(a)/The fair value amounts for OTC positions are based on various indices or dealer quotes. The fair value amounts for currency contracts are based on dealer quotes of forward prices covering the remaining duration of the foreign exchange contract. The exchange-traded futures contracts and certain option contracts do not have a corresponding fair value since changes in the market prices are settled on a daily basis.
             /(b)/Contract or notional amounts do not quantify risk exposure, but are used in the calculation of cash settlements under the contracts. The contract or notional amounts do not reflect the extent to which positions may offset one another.
             /(c)/Includes fair values as of December 31, 1997 and 1996, for assets of $3 million and $1 million and for liabilities of $(2) million and $(2) million, respectively.
             /(d)/The OTC swap arrangements vary in duration with certain contracts extending into mid 2000.
             /(e)/Includes fair values as of December 31, 1997 and 1996, for assets of $1 million and $3 million and for liabilities of $(4) million and $(4) million, respectively.
             /(f)/Includes fair values as of December 31, 1996, for assets of $1 million and for liabilities of $(7) million.
             /(g)/The forward currency contract matures in 1998.

________________________________________________________________________________
29. FAIR VALUE OF FINANCIAL INSTRUMENTS

             Fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in Note 28, by individual balance sheet account:

                                                                               1997                 1996
                                                                       --------------------  -------------------
                                                                         FAIR     CARRYING     Fair     Carrying
             (In millions)               December 31                    VALUE      AMOUNT     Value      Amount
             ---------------------------------------------------------------------------------------------------
             FINANCIAL ASSETS:
              Cash and cash equivalents                                 $   54      $   54    $   55      $   55
              Receivables                                                1,417       1,417     1,270       1,270
              Investments and long-term receivables                        177         120       252         211
                                                                        ------      ------    ------    --------
                Total financial assets                                  $1,648      $1,591    $1,577      $1,536
             ---------------------------------------------------------------------------------------------------
             FINANCIAL LIABILITIES:
              Notes payable                                             $  121      $  121    $   81      $   81
              Accounts payable                                           2,011       2,011     2,204       2,204
              Accrued interest                                              95          95       102         102
              Long-term debt (including amounts due within one year)     3,646       3,281     4,332       4,083
              Trust preferred securities and preferred
               stock of subsidiary                                         435         432       254         250
                                                                        ------      ------    ------    --------
                Total financial liabilities                             $6,308      $5,940    $6,973      $6,720
             ---------------------------------------------------------------------------------------------------

                Fair value of financial instruments classified as current assets or liabilities approximates carrying value due to the short-term maturity of the instruments. Fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. Fair value of trust preferred securities and preferred stock of subsidiary was based on market prices. Fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities.

                USX's unrecognized financial instruments consist of receivables sold and financial guarantees. It is not practicable to estimate the fair value of these forms of financial instrument obligations because there are no quoted market prices for transactions which are similar in nature. For details relating to sales of receivables see Note 13, and for details relating to financial guarantees see
             Note 30.

________________________________________________________________________________
30. CONTINGENCIES AND COMMITMENTS

                USX is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the consolidated financial statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

             ENVIRONMENTAL MATTERS

                USX is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At December 31, 1997, and December 31, 1996, accrued liabilities for remediation totaled $158 million and $144 million, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Receivables for recoverable costs from certain states, under programs to assist companies in cleanup efforts related to underground storage tanks at retail marketing outlets, were $42 million at December 31, 1997, and $23 million at December 31, 1996.

                For a number of years, USX has made substantial capital
             expenditures to bring existing facilities into compliance with various laws relating to the environment. In 1997 and 1996, such capital expenditures totaled $134 million and $165 million, respectively. USX anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

                At December 31, 1997, and December 31, 1996, accrued liabilities for platform abandonment and dismantlement totaled $128 million and $118 million, respectively.

             GUARANTEES -

                Guarantees of the liabilities of affiliated entities by USX and its consolidated subsidiaries totaled $73 million at December 31, 1997, and $80 million at December 31, 1996. In the event that any defaults of guaranteed liabilities occur, USX has access to its interest in the assets of most of the affiliates to reduce potential losses resulting from these guarantees. As of December 31, 1997, the largest guarantee for a single affiliate was $23 million.

                At December 31, 1997, and December 31, 1996, USX's pro rata share of obligations of LOOP LLC and various pipeline affiliates secured by throughput and deficiency agreements totaled $165 million and $176 million, respectively. Under the agreements, USX is required to advance funds if the affiliates are unable to service debt. Any such advances are prepayments of future transportation charges.

             COMMITMENTS -

                At December 31, 1997, and December 31, 1996, contract
             commitments for capital expenditures for property, plant and equipment totaled $424 million and $526 million, respectively.

                USX entered into a 15-year take-or-pay arrangement in 1993, which requires USX to accept pulverized coal each month or pay a minimum monthly charge of approximately $1.3 million. Charges for deliveries of pulverized coal totaled $24 million in 1997 and $23 million in 1996. If USX elects to terminate the contract early, a maximum termination payment of $114 million, which declines over the duration of the agreement, may be required.

                USX is a party to a transportation agreement with a subsidiary of Transtar, Inc. (Transtar), for Great Lakes shipments of raw materials required by steel operations. The agreement is in effect until March 15, 2000, and requires USX to pay, at a minimum, Transtar's annual fixed costs related to the agreement, including lease/charter costs, depreciation of owned vessels, dry dock fees and other administrative costs. Total transportation costs under the agreement were $77 million in 1997 and $72 million in 1996, including fixed costs of $20 million in both years. The fixed costs are expected to continue at approximately the same level over the duration of the agreement.

________________________________________________________________________________
31. SUBSEQUENT EVENT - BUSINESS COMBINATIONS

                On December 12, 1997, USX and Ashland Inc. (Ashland) signed definitive agreements to combine the major elements of their refining, marketing and transportation (RM&T) operations. Pursuant to those agreements, on January 1, 1998, USX transferred certain RM&T net assets to a new consolidated subsidiary, which was named Marathon Ashland Petroleum LLC (MAP). Also on January 1, 1998, USX acquired certain RM&T net assets from Ashland in exchange for a 38% interest in MAP. The acquisition will be accounted for under the purchase method of accounting. The purchase price was determined to be $1.9 billion, based upon an external valuation of the fair value. The change in USX's ownership interest in MAP resulted in a change in interest gain which will be recognized in the first quarter 1998.

                In connection with the formation of MAP, USX and Ashland entered into a Limited Liability Company Agreement dated January 1, 1998 (the LLC Agreement). The LLC Agreement provides for an initial term of MAP expiring on December 31, 2022 (25 years from its formation). The term will automatically be extended for ten-year periods, unless a termination notice is given by either party.

                Also in connection with the formation of MAP, the parties
             entered into a Put/Call, Registration Rights and Standstill Agreement (the Put/Call Agreement). The Put/Call Agreement provides that at any time after December 31, 2004, Ashland will have the right to sell to USX all of Ashland's ownership interest in MAP, for an amount in cash and/or the Marathon Oil Company or USX debt or equity securities equal to the product of 85% (90% if equity securities are used) of the fair market value of MAP at that time, multiplied by Ashland's percentage interest in MAP. Payment could be made at closing, or at USX's option, in three equal annual installments, the first of which would be payable at closing. At any time after December 31, 2004, USX will have the right to purchase all of Ashland's ownership interests in MAP, for an amount in cash equal to the product of 115% of the fair market value of MAP at that time, multiplied by Ashland's percentage interest in MAP.

                The following unaudited pro forma data for USX includes the results of operations for the Ashland RM&T net assets, giving effect to the acquisition as if it had been consummated at the beginning of the year presented. The pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.

             (In millions, except per share amounts)                   1997/(a)/
             -------------------------------------------------------------------
             Consolidated:
              Revenues                                               $29,288
              Net income                                                 987
             Net income per common share of Marathon Stock:
              Basic                                                     1.58
              Diluted                                                   1.57
             -------------------------------------------------------------------

             /(a)/ The USX data is based on a calendar year. Ashland data is based on a twelve-month period ended September 30, 1997.

             /(b)/ Excluding the pro forma inventory market valuation adjustment, pro forma net income would have been $1,150 million. Reported net income, excluding the reported inventory market valuation adjustment, would have been $1,167 million.

Selected Quarterly Financial Data (Unaudited)

                                                                            1997
                                                  -------------------------------------------------------
(In millions, except per share data)               4TH QTR.      3RD QTR.          2ND QTR.    1ST QTR.
---------------------------------------------------------------------------------------------------------
CONTINUING OPERATIONS
Revenues                                           $5,734      $ 5,657 (a)        $5,502 (a)   $5,695 (a)
Income from operations                                346          557 (a)           436 (a)      366 (a)
  Costs and expenses include:
   Inventory market valuation
     charges (credits)                                147          (41)               64          114
Income before
  extraordinary loss                                  190          308 (a)           215 (a)      195 (a)
Net income:
  Income from
    continuing operations                          $  190       $  308             $ 215        $ 195
  Income (loss) from
    discontinued operations                            81           (1)               (1)           1
                                                   ------       ------             -----       ----------
  NET INCOME                                       $  271       $  307             $ 214       $  196
---------------------------------------------------------------------------------------------------------
MARATHON STOCK DATA:
--------------------
Income before
  extraordinary loss
  applicable to
  Marathon Stock                                   $   38       $  192            $  118       $  108
   Per share: basic                                   .14          .66               .41          .37
              diluted                                 .13          .66               .41          .37
Dividends paid per share                              .19          .19               .19          .19
Price range of Marathon
 Stock(b):
     Low                                               29           28-15/16          25-5/8       23-3/4
     High                                              38-7/8       38-3/16           31-1/8       28-1/2
---------------------------------------------------------------------------------------------------------
STEEL STOCK DATA:
---------------------------
Income before
  extraordinary loss
  applicable to Steel Stock                        $  149       $  114            $  105        $  81
    Per share: basic                                 1.74         1.32              1.23          .96
               diluted                               1.64         1.25              1.06          .93
Dividends paid per share                              .25          .25               .25          .25
Price range of Steel
 Stock(b):
     Low                                               26-7/8       34-3/16           25-3/8       26-3/8
     High                                              36-15/16     40-3/4            35-5/8       33-3/8
---------------------------------------------------------------------------------------------------------
DISCONTINUED OPERATIONS
DELHI STOCK DATA:
---------------------------
Income (loss) before
  extraordinary loss
  applicable to Delhi Stock                        $   81 (c)    $  (1)           $   (1)       $   1
   Per share:                basic                   8.51 (c)     (.06)             (.16)         .15
              diluted                                8.46 (c)     (.06)             (.16)         .15
Dividends paid per share                                -          .05               .05          .05
Price range of Delhi
 Stock(b):
     Low                                               14-7/8       12-1/8            12-1/4       13
     High                                              20-5/8       15-1/2            14-3/8       17
---------------------------------------------------------------------------------------------------------

                                                                            1996
                                                   --------------------------------------------------------
(In millions, except per share data)               4TH QTR.      3RD QTR.          2ND QTR.    1ST QTR.
-----------------------------------------------------------------------------------------------------------
CONTINUING OPERATIONS
Revenues                                           $6,226 (a)  $5,809 (a)         $5,706 (a)   $5,236 (a)
Income from operations                                527 (a)     448 (a)            308 (a)      496 (a)
  Costs and expenses include:
   Inventory market valuation
     charges (credits)                                (30)        (96)                72         (155)
Income before
  extraordinary loss                                  294 (a)     234 (a)            156 (a)      262 (a)
Net income:
  Income from
    continuing operations                           $ 285       $ 234              $ 156        $ 262
  Income (loss) from
    discontinued operations                             6          (1)                (2)           3
                                                   ------     -------             ------        -----
  NET INCOME                                        $ 291       $ 233              $ 154        $ 265
---------------------------------------------------------------------------------------------------------
MARATHON STOCK DATA:
--------------------
Income before
  extraordinary loss
  applicable to
  Marathon Stock                                    $ 167       $ 164              $ 124        $ 216
   Per share: basic                                   .58         .57                .43          .75
              diluted                                 .57         .57                .43          .74
Dividends paid per share                              .19         .17                .17          .17
Price range of Marathon
 Stock(b):
     Low                                               21-1/8     20                 19-1/8        17-1/4
     High                                              25-1/2     22-1/8             22-7/8        20-1/2
---------------------------------------------------------------------------------------------------------
STEEL STOCK DATA:
---------------------------
Income before
  extraordinary loss
  applicable to Steel Stock                         $ 122       $  64              $  27        $  40
    Per share: basic                                 1.43         .76                .32          .49
               diluted                               1.36         .75                .32          .48
Dividends paid per share                              .25         .25                .25          .25
Price range of Steel
 Stock(b):
     Low                                               26-1/2      24-1/8             27-3/4       30
     High                                              32          29-5/8             35-7/8       37-7/8
---------------------------------------------------------------------------------------------------------
DISCONTINUED OPERATIONS
DELHI STOCK DATA:
---------------------------
Income (loss) before
  extraordinary loss
  applicable to Delhi Stock                         $   6       $  (1)             $  (1)       $   2
   Per share: basic                                   .68        (.14)              (.12)         .25
              diluted                                 .68        (.14)              (.12)         .25
Dividends paid per share                              .05         .05                .05          .05
Price range of Delhi
 Stock(b):
     Low                                               12-1/8      11-1/2             11-3/8       10
     High                                              16-5/8      14-3/4             14-5/8       12-3/8
---------------------------------------------------------------------------------------------------------

(a) Reclassified to conform to current classifications and exclude discontinued operations see Note 3, to the USX consolidated financial statements.
(b) Composite tape.
(c) Represents one month of operations and gain on disposal of the Delhi Companies.

Principal Unconsolidated Affiliates (Unaudited)


                                                           December 31, 1997
        Company                              Country           Ownership            Activity
---------------------------------------------------------------------------------------------------------------

CLAM Petroleum B.V.                          Netherlands           50%         Oil & Gas Production

Double Eagle Steel Coating Company           United States         50%         Steel Processing

Kenai LNG Corporation                        United States         30%         Natural Gas Liquification

LOCAP, Inc.                                  United States         37%         Pipeline & Storage Facilities

LOOP LLC                                     United States         32%         Offshore Oil Port

Nautilus Pipeline Company, LLC               United States         24%         Natural Gas Transmission

PRO-TEC Coating Company                      United States         50%         Steel Processing

RMI Titanium Company                         United States         27%         Titanium Metal Products

Sakhalin Energy Investment Company Ltd.      Russia                38%         Oil & Gas Development

Transtar, Inc.                               United States         46%         Transportation

USS/Kobe Steel Company                       United States         50%         Steel Products

USS-POSCO Industries                         United States         50%         Steel Processing

Worthington Specialty Processing             United States         50%         Steel Processing
---------------------------------------------------------------------------------------------------------------------

Supplementary Information on Mineral Reserves (Unaudited)
MINERAL RESERVES (OTHER THAN OIL AND GAS)

                                          Reserves at December 31(a)                   Production
                                          ----------------------------        ---------------------------
(Million tons)                            1997       1996    1995               1997     1996     1995
---------------------------------------------------------------------------------------------------------
Iron(b)                                   754.8      716.3   730.9               16.8    15.1     15.5
Coal(c)                                   798.8      859.5   862.8                7.5     7.1      7.5
---------------------------------------------------------------------------------------------------------

(a) Commercially recoverable reserves include demonstrated (measured and indicated) quantities which are expressed in recoverable net product tons.
(b) In 1997, iron ore reserves increased 55.3 million tons due to lease exchanges. In 1996, iron ore reserves increased .5 million tons due to changes in estimates of recoverable amounts.
(c) In 1997, coal reserves decreased 53.2 million tons due to a lease termination. In 1996, coal reserves increased 3.8 million tons after exploration and lease activity.


Supplementary Information on Oil and Gas Producing Activities (Unaudited)

 CAPITALIZED COSTS AND ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION

                                               United                     Other                      Equity
(In millions)   December 31                    States        Europe    International  Consolidated  Affiliates   Total
-------------------------------------------------------------------------------------------------------------------------
1997
   Capitalized costs:
   Proved properties                           $8,117        $4,384         $163          $12,664         $405    $13,069
   Unproved properties                            335            68           75              478            4        482
                                                ------      -------          ----          ------      -------    -------
     Total                                      8,452        4,452           238           13,142          409     13,551
                                                ------      -------          ----          ------      -------    -------
   Accumulated depreciation,
   depletion and amortization:
   Proved properties                            4,915        2,517            76            7,508          127      7,635
   Unproved properties                             86          -               4               90          -           90
                                               ------       ------        ------          -------      -------    -------
     Total                                      5,001        2,517            80            7,598          127      7,725
                                               ------       ------        ------          -------      -------    -------
  Net capitalized costs                        $3,451       $1,935          $158          $ 5,544         $282    $ 5,826
-------------------------------------------------------------------------------------------------------------------------
1996
  Capitalized costs:
   Proved properties                           $7,667       $4,304          $126          $12,097         $183    $12,280
   Unproved properties                            292           63            68              423           57        480
                                               ------       ------        ------          -------       ------     -------
     Total                                      7,959        4,367           194           12,520          240     12,760
                                               ------       ------        ------          -------       ------     -------
  Accumulated depreciation,
   depletion and amortization:
   Proved properties                            4,715        2,363            60            7,138          120      7,258
   Unproved properties                             81            2             5               88          -           88
                                               ------       ------        ------          -------       ------    -------
     Total                                      4,796        2,365            65            7,226          120      7,346
                                               ------       ------        ------          -------       ------    -------
   Net capitalized costs                       $3,163       $2,002          $129          $ 5,294         $120    $ 5,414
 ------------------------------------------------------------------------------------------------------------------------

Supplementary Information on Oil and Gas Producing Activities
(Unaudited) CONTINUED

RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES, EXCLUDING CORPORATE OVERHEAD AND INTEREST COSTS(a)

                                                 United                  Other                        Equity
(In millions)                                    States     Europe   International   Consolidated   Affiliates    Total
-----------------------------------------------------------------------------------------------------------------------
1997: Revenues:
       Sales(b)                                  $  581      $ 572         $  21        $ 1,174         $ 42    $ 1,216
       Transfers                                    724          -            38            762            -        762
                                                 ------      -----         -----        -------         ----    -------
        Total revenues                            1,305        572            59          1,936           42      1,978
      Expenses:
       Production costs                            (337)      (162)          (12)          (511)         (15)      (526)
       Exploration expenses                        (127)       (34)          (25)          (186)          (1)      (187)
       Depreciation, depletion
        and amortization                           (300)      (130)          (16)          (446)          (8)      (454)
       Other expenses                               (32)        (3)          (13)           (48)           -        (48)
                                                 ------      -----         -----        -------         ----    -------
        Total expenses                             (796)      (329)          (66)        (1,191)         (24)    (1,215)
      Other production-related
        earnings(c)                                   -         28             1             29            1         30
                                                 ------      -----         -----        -------         ----    -------
      Results before income taxes                   509        271            (6)           774           19        793
      Income taxes (credits)                        170         79             4            253            4        257
                                                 ------      -----         -----        -------         ----    -------
      Results of operations                      $  339      $ 192         $ (10)       $   521         $ 15    $   536
-----------------------------------------------------------------------------------------------------------------------
1996: Revenues:
      Sales(b)                                   $  451      $ 736         $  24        $ 1,211         $ 45    $ 1,256
      Transfers                                     858          -            43            901            -        901
                                                 ------      -----         -----        -------         ----    -------
        Total revenues                            1,309        736            67          2,112           45      2,157
      Expenses:
       Production costs(d)                         (340)      (202)          (12)          (554)         (14)      (568)
       Exploration expenses                         (97)       (24)          (24)          (145)          (3)      (148)
       Depreciation, depletion
        and amortization                           (302)      (160)          (14)          (476)         (12)      (488)
       Other expenses                               (31)        (5)          (15)           (51)           -        (51)
                                                 ------      -----         -----        -------         ----    -------
        Total expenses                             (770)      (391)          (65)        (1,226)         (29)    (1,255)
      Other production-related
        earnings(c)                                   1         28             -             29            1         30
                                                 ------      -----         -----        -------         ----    -------
      Results before income taxes                   540        373             2            915           17        932
      Income taxes (credits)                        192        115            (1)           306            7        313
                                                 ------      -----         -----        -------         ----    -------
      Results of operations                      $  348      $ 258         $   3        $   609         $ 10    $   619
-----------------------------------------------------------------------------------------------------------------------
1995: Revenues:
       Sales(b)                                  $  395      $ 622         $  24        $ 1,041         $ 41    $ 1,082
       Transfers                                    706          -            84            790            -        790
                                                 ------      -----         -----        -------         ----    -------
        Total revenues                            1,101        622           108          1,831           41      1,872
      Expenses:
       Production costs                            (305)      (219)          (23)          (547)         (15)      (562)
       Exploration expenses                         (68)       (37)          (39)          (144)          (2)      (146)
       Depreciation, depletion
        and amortization(e)                        (361)      (184)          (54)          (599)         (11)      (610)
       Other expenses                               (29)        (5)           (4)           (38)           -        (38)
                                                 ------      -----         -----        -------         ----    -------
        Total expenses                             (763)      (445)         (120)        (1,328)         (28)    (1,356)
      Other production-related
        earnings(c)                                   -         31             -             31            1         32
                                                 ------      -----         -----        -------         ----    -------
      Results before income taxes                   338        208           (12)           534           14        548
      Income taxes (credits)                        124         83            (5)           202            5        207
                                                 ------      -----         -----        -------         ----    -------
      Results of operations                      $  214      $ 125         $  (7)       $   332         $  9    $   341
-----------------------------------------------------------------------------------------------------------------------

(a)  Includes the results of hedging gains and losses.
(b) Includes net gains and (losses) on asset dispositions, as of December 31, 1997, 1996 and 1995, of $7 million, $25 million and $(2) million, respectively.
(c) Includes revenues, net of associated costs, from third-party activities that are an integral part of USX's production operations. Third-party activities may include the processing and/or transportation of third-party production, and the purchase and subsequent resale of gas utilized in reservoir management.
(d) Includes domestic production tax charges of $11 million relating to prior periods.
(e) Excludes charges of $465 million related to impairment of long-lived assets.

Supplementary Information on Oil and Gas Producing Activities
(Unaudited) CONTINUED
COSTS INCURRED FOR PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT INCLUDING CAPITAL EXPENDITURES

                                                 United                      Other                       Equity
(In millions)                                    States       Europe     International  Consolidated   Affiliates    Total
--------------------------------------------------------------------------------------------------------------------------
1997: Property acquisition:
       Proved                                    $   16       $   -      $        -     $       16     $     -       $  16
       Unproved                                      50           -               -             50           -          50
      Exploration                                   170           53              43           266           3         269
      Development                                   477           67              27           571         152         723
--------------------------------------------------------------------------------------------------------------------------
1996: Property acquisition:
       Proved                                    $   36       $   -       $      -      $      36      $    -        $  36
       Unproved                                      44           -               2            46           19          65
      Exploration                                   134           26             34           194            1         195
      Development                                   268           31             15           314            3         317
--------------------------------------------------------------------------------------------------------------------------
1995: Property acquisition:
       Proved                                    $   13       $   -       $       1     $      14      $    -         $ 14
       Unproved                                      24           -              -             24            5          29
      Exploration                                   100           42             52           194            1         195
      Development                                   223           44             37           304            8         312
--------------------------------------------------------------------------------------------------------------------------

ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

     The following estimates of net reserves have been determined by deducting royalties of various kinds from USX's gross reserves. The reserve estimates are believed to be reasonable and consistent with presently known physical data concerning size and character of the reservoirs and are subject to change as additional knowledge concerning the reservoirs becomes available. The estimates include only such reserves as can reasonably be classified as proved; they do not include reserves which may be found by extension of proved areas or reserves recoverable by secondary or tertiary recovery methods unless these methods are in operation and are showing successful results. Undeveloped reserves consist of reserves to be recovered from future wells on undrilled acreage or from existing wells where relatively major expenditures will be required to realize production. Liquid hydrocarbon production amounts for international operations principally reflect tanker liftings of equity production. USX did not have any quantities of oil and gas reserves subject to long-term supply agreements with foreign governments or authorities in which USX acts as producer.

                                                 United                      Other                       Equity
(Millions of barrels)                            States       Europe     International  Consolidated   Affiliates    Total
--------------------------------------------------------------------------------------------------------------------------
Liquid Hydrocarbons
 Proved developed and undeveloped reserves:

  Beginning of year  1995                           553          211              31            795         -          795
  Purchase of reserves in place                       2           -               -               2         -            2
  Revisions of previous estimates                    (5)          (8)             (5)           (18)        -          (18)
  Improved recovery                                   4           -               -               4         -            4
  Extensions, discoveries and
   other additions                                   67           -                3             70         -           70
  Production                                        (48)         (20)             (6)           (74)        -          (74)
  Sales of reserves in place                        (15)          -               -             (15)        -          (15)
                                                  -----         ----             ---           ----      -----       -----
  End of year  1995                                 558          183              23            764         -          764
  Purchase of reserves in place                      26           -               -              26         -           26
  Revisions of previous estimates                     3           (1)              3              5         -            5
  Improved recovery                                  19           -               -              19         -           19
  Extensions, discoveries and
   other additions                                   54           13              15             82         -           82
  Production                                        (45)         (18)             (3)           (66)        -          (66)
  Sales of reserves in place                        (26)          -              (12)           (38)        -          (38)
                                                  -----         ----             ---           ----      -----       -----
  End of year  1996                                 589          177              26            792         -          792
  Purchase of reserves in place                       2           -               -               2         -            2
  Revisions of previous estimates                     9           (1)              3             11         -           11
  Improved recovery                                  22           -               -              22         -           22
  Extensions, discoveries and
  other additions                                    31           -               -              31          82        113
  Production                                       (42)          (15)             (3)           (60)         -         (60)
  Sales of reserves in place                        (2)           -               -              (2)         -          (2)
                                                  -----         -----            ---           ----      ------      -----
  End of year  1997                                609            161             26            796          82        878
--------------------------------------------------------------------------------------------------------------------------
Proved developed reserves:
  Beginning of year  1995                         493            202              22            717          -         717
  End of year  1995                               470            182              21            673          -         673
  End of year  1996                               443            163              11            617          -         617
  End of year  1997                               486            161              12            659          -         659
--------------------------------------------------------------------------------------------------------------------------

                Supplementary Information on Oil and Gas Producing Activities (Unaudited) CONTINUED

                ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES (CONTINUED)

                                                               United                Other                        Equity
                (Billions of cubic feet)                       States   Europe   International   Consolidated   Affiliates   Total
                --------------------------------------------------------------------------------------------------------------------
                Natural Gas
                 Proved developed and undeveloped reserves:
                   Beginning of year - 1995                    2,127    1,484           43          3,654          153        3,807
                   Purchase of reserves in place                  24        -            -             24            -           24
                   Revisions of previous estimates               (17)     (12)          (3)           (32)          (7)         (39)
                   Improved recovery                               1        -            -              1            -            1
                   Extensions, discoveries and
                     other additions                             313       26            -            339            -          339
                   Production                                   (231)    (154)          (5)          (390)         (15)        (405)
                   Sales of reserves in place                     (7)       -            -             (7)           -           (7)
                                                               -----    -----         ----          -----         ----        -----
                   End of year - 1995                          2,210    1,344           35          3,589          131        3,720
                   Purchase of reserves in place                  10        -            -             10            -           10
                   Revisions of previous estimates               (27)      26          (14)           (15)           9           (6)
                   Improved recovery                              10        -            -             10            -           10
                   Extensions, discoveries and
                     other additions                             308        2            5            315            8          323
                   Production                                   (247)    (166)          (5)          (418)         (16)        (434)
                   Sales of reserves in place                    (25)     (28)           -            (53)           -          (53)
                                                               -----    -----         ----          -----         ----        -----
                   End of year - 1996                          2,239    1,178           21          3,438          132        3,570
                   Purchase of reserves in place                  31        -            -             31            -           31
                   Revisions of previous estimates               (39)       9            6            (24)          (6)         (30)
                   Improved recovery
                   Extensions, discoveries and
                     other additions                             262        -            -            262            -          262
                   Production                                   (264)    (139)          (4)          (407)         (15)        (422)
                   Sales of reserves in place                     (9)       -            -             (9)           -           (9)
                                                               -----    -----         ----          -----         ----        -----
                   End of year - 1997                          2,220    1,048           23          3,291          111        3,402
                --------------------------------------------------------------------------------------------------------------------
                Proved developed reserves:
                   Beginning of year - 1995                    1,442    1,436           41          2,919          104        3,023
                   End of year - 1995                          1,517    1,300           35          2,852          105        2,957
                   End of year - 1996                          1,720    1,133           16          2,869          100        2,969
                   End of year - 1997                          1,702    1,024           19          2,745           78        2,823
                --------------------------------------------------------------------------------------------------------------------

                STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES

                   Estimated discounted future net cash flows and changes
                therein were determined in accordance with Statement of Financial Accounting Standards No. 69. Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. USX believes such information is essential for a proper understanding and assessment of the data presented.

                   Future cash inflows are computed by applying year-end prices of oil and gas relating to USX's proved reserves to the year-end quantities of those reserves. Future price changes are considered only to the extent provided by contractual arrangements in existence at year-end.

                   The assumptions used to compute the proved reserve valuation do not necessarily reflect USX's expectations of actual revenues to be derived from those reserves nor their present worth. Assigning monetary values to the estimated quantities of reserves, described on the preceding page, does not reduce the subjective and ever-changing nature of such reserve estimates.

                   Additional subjectivity occurs when determining present
                values because the rate of producing the reserves must be estimated. In addition to uncertainties inherent in predicting the future, variations from the expected production rate also could result directly or indirectly from factors outside of USX's control, such as unintentional delays in development, environmental concerns, changes in prices or regulatory controls.

                   The reserve valuation assumes that all reserves will be
                disposed of by production. However, if reserves are sold in place or subjected to participation by foreign governments, additional economic considerations also could affect the amount of cash eventually realized.

                   Future development and production costs, including
                abandonment and dismantlement costs, are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

                   Future income tax expenses are computed by applying the
                appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to USX's proved oil and gas reserves. Permanent differences in oil and gas related tax credits and allowances are recognized.

                   Discount was derived by using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

                Supplementary Information on Oil and Gas Producing Activities (Unaudited) CONTINUED

                STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES (CONTINUED)

                                                United                      Other                           Equity
                (In millions)                   States       Europe     International    Consolidated     Affiliates      Total
                -----------------------------------------------------------------------------------------------------------------
                DECEMBER 31, 1997:
                Future cash inflows             $13,902      $ 6,189        $ 484              $20,575      $  1,714      $22,289
                Future production costs          (4,739)      (2,310)        (172)              (7,221)         (643)      (7,864)
                Future development costs           (702)        (162)         (18)                (882)         (200)      (1,082)
                Future income tax expenses       (2,413)      (1,371)         (62)              (3,846)         (232)      (4,078)
                                                -------      -------        -----              -------      --------      -------
                Future net cash flows             6,048        2,346          232                8,626           639        9,265
                10% annual discount for
                 estimated timing of cash flows  (2,696)      (1,011)         (52)              (3,759)         (367)      (4,126)
                                                -------      -------        -----              -------      --------      -------
                Standardized measure of
                discounted future net cash
                flows relating to proved oil
                and gas reserves                $ 3,352      $ 1,335        $ 180             $  4,867      $   272       $ 5,139
                --------------------------------------------------------------------------------------------------------------------
                December 31, 1996:
                Future cash inflows             $19,640      $ 8,177        $ 631             $ 28,448      $    390      $28,838
                Future production costs          (5,442)      (2,454)        (177)              (8,073)         (153)      (8,226)
                Future development costs           (762)        (179)         (45)                (986)          (35)      (1,021)
                Future income tax expenses       (4,151)      (2,256)        (115)              (6,522)          (78)      (6,600)
                                                -------      -------        -----             --------      --------      -------
                Future net cash flows             9,285        3,288          294               12,867           124       12,991
                10% annual discount for
                 estimated timing of cash flows  (4,232)      (1,033)         (69)              (5,334)          (40)      (5,374)
                                                -------      -------        -----              -------      --------      -------
                Standardized measure of
                discounted future net cash
                flows relating to proved oil
                and gas reserves                $ 5,053      $ 2,255          225             $  7,533      $     84      $ 7,617
                --------------------------------------------------------------------------------------------------------------------
                December 31, 1995:
                Future cash inflows             $12,944      $ 6,204        $ 460             $ 19,608      $    337      $19,945
                Future production costs          (4,397)      (2,537)        (148)              (7,082)         (152)      (7,234)
                Future development costs           (535)         (74)         (22)                (631)          (24)        (655)
                Future income tax expenses       (2,253)        (901)         (86)              (3,240)          (57)      (3,297)
                                                -------      -------        -----              -------      --------      -------
                Future net cash flows             5,759        2,692          204                8,655           104        8,759
                10% annual discount for
                 estimated timing of cash flows  (2,608)      (1,039)         (46)              (3,693)          (29)      (3,722)
                                                -------      -------        -----              -------      --------      -------
                Standardized measure of
                discounted future net cash
                flows relating to proved oil
                and gas reserves                $ 3,151      $ 1,653        $ 158             $  4,962       $    75      $ 5,037
                --------------------------------------------------------------------------------------------------------------------

                SUMMARY OF CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

                                                 Consolidated                  Equity Affiliates                   Total
                                         -----------------------------    ---------------------------   ----------------------------
          (In millions)                  1997       1996      1995         1997      1996    1995        1997      1996       1995
          --------------------------------------------------------------------------------------------------------------------------
          Sales and transfers of
           oil and gas produced,
           net of production costs       $(1,424)  $(1,558)  $(1,285)       $ (28)   $(31)   $(26)    $(1,452)   $(1,589)   $(1,311)
          Net changes in prices and
           production costs related
           to future production           (3,677)    3,651        97          (36)     37       5      (3,713)     3,688        102
          Extensions, discoveries and
            improved recovery, less
            related costs                    458     1,572       852          263       9       -         721      1,581        852
          Development costs incurred
            during the period                571       314       304          152       3       8         723        317        312
          Changes in estimated future
            development costs               (302)     (316)      (56)        (138)    (10)     (8)       (440)      (326)       (64)
          Revisions of previous
            quantity estimates                43        15      (117)          (5)      9      (5)         38         24       (122)
          Net changes in purchases
            and sales of minerals
            in place                          14       (58)      (39)           -       -       -          14        (58)       (39)
          Accretion of discount            1,065       658       624           13      11      19       1,078        669        643
          Net change in income taxes       1,350    (1,342)      186          (29)    (11)     (2)      1,321     (1,353)       184
          Other                             (764)     (365)     (180)          (4)     (8)     (2)       (768)      (373)      (182)
          --------------------------------------------------------------------------------------------------------------------------
          Net change for the year         (2,666)    2,571       386          188       9     (11)     (2,478)     2,580        375
          Beginning of year                7,533     4,962     4,576           84      75      86       7,617      5,037      4,662
          --------------------------------------------------------------------------------------------------------------------------
          End of year                     $4,867    $7,533    $4,962         $272    $ 84    $ 75     $ 5,139     $7,617     $5,037
          --------------------------------------------------------------------------------------------------------------------------

                Five-Year Operating Summary - Marathon Group

                                                                                     1997      1996      1995      1994      1993
                ------------------------------------------------------------------------------------------------------------------
                NET LIQUID HYDROCARBON PRODUCTION (thousands of barrels
                per day)
                 United States (by region)
                  Alaska                                                               -         8         9         9         9
                  Gulf Coast                                                          29        30        33        12        10
                  Southern                                                             8         9        11        12        12
                  Central                                                              5         4         8         9         9
                  Mid-Continent - Yates                                               25        25        24        23        22
                  Mid-Continent - Other                                               21        20        19        18        18
                  Rocky Mountain                                                      27        26        28        27        31
                                                                                  ------------------------------------------------
                       Total United States                                           115       122       132       110       111
                                                                                  ------------------------------------------------
                 International
                  Abu Dhabi                                                            -         -         -         1         2
                  Egypt                                                                8         8         5         7         6
                  Indonesia                                                            -         -        10         3         3
                  Norway                                                               2         3         2         2         2
                  Tunisia                                                              -         -         2         3         8
                  United Kingdom                                                      39        48        54        46        24
                                                                                  ------------------------------------------------
                       Total International                                            49        59        73        62        45
                                                                                  ------------------------------------------------
                        Total                                                        164       181       205       172       156
                  Natural gas liquids included in above                               17        17        17        15        14
                --------------------------------------------------------------------------------------------------------------------
                NET NATURAL GAS PRODUCTION (millions of cubic feet per day)
                 United States (by region)
                  Alaska                                                             151       145       133       123       116
                  Gulf Coast                                                          78        88        94        79        98
                  Southern                                                           189       161       142       134        94
                  Central                                                            119       109       105       110       107
                  Mid-Continent                                                      125       122       112        89        78
                  Rocky Mountain                                                      60        51        48        39        36
                                                                                  ------------------------------------------------
                    Total United States                                              722       676       634       574       529
                                                                                  ------------------------------------------------
                 International
                  Egypt                                                               11        13        15        17        17
                  Ireland                                                            228       259       269       263       258
                  Norway                                                              54        87        81        81        75
                  United Kingdom - equity                                            130       140        98        39        23
                                 - other/(a)/                                         32        32        35        -         -
                                                                                  ------------------------------------------------
                    Total International                                              455       531       498       400       373
                                                                                  ------------------------------------------------
                     Consolidated                                                  1,177     1,207     1,132       974       902
                    Equity affiliate/(b)/                                             42        45        44        40        35
                                                                                  ------------------------------------------------
                     Total                                                         1,219     1,252     1,176     1,014       937
                ------------------------------------------------------------------------------------------------------------------
                AVERAGE SALES PRICES
                 Liquid Hydrocarbons (dollars per barrel)/(c)/
                  United States                                                   $16.88    $18.58    $14.59    $13.53    $14.54
                  International                                                    18.77     20.34     16.66     15.61     16.22
                 Natural Gas (dollars per thousand cubic feet)/(c)/
                  United States                                                    $2.20     $2.09     $1.63     $1.94     $1.94
                  International                                                     2.00      1.97      1.80      1.58      1.52
                ------------------------------------------------------------------------------------------------------------------
                NET PROVED RESERVES AT YEAR-END (developed and
                 undeveloped)
                 Liquid Hydrocarbons (millions of barrels)
                  United States                                                      609       589       558       553       573
                  International                                                      187       203       206       242       269
                                                                                  ------------------------------------------------
                     Consolidated                                                    796       792       764       795       842
                  Equity affiliate/(d)/                                               82        -         -         -         -
                                                                                  ------------------------------------------------
                     Total                                                           878       792       764       795       842
                 Developed reserves as % of total net reserves                        75%       78%       88%       90%       88%
                ------------------------------------------------------------------------------------------------------------------
                 Natural Gas (billions of cubic feet)
                  United States                                                    2,220     2,239     2,210     2,127     2,045
                  International                                                    1,071     1,199     1,379     1,527     1,703
                                                                                  ------------------------------------------------
                     Consolidated                                                  3,291     3,438     3,589     3,654     3,748
                  Equity affiliate/(b)/                                              111       132       131       153       153
                                                                                  ------------------------------------------------
                     Total                                                         3,402     3,570     3,720     3,807     3,901
                 Developed reserves as % of total net reserves                        83%       83%       80%       79%       80%
                ------------------------------------------------------------------------------------------------------------------

                /(a)/ Represents gas acquired for injection and subsequent resale.
                /(b)/  Represents Marathon's equity interest in CLAM Petroleum
                       B.V.
                /(c)/ Prices exclude gains/losses from hedging activities. /(d)/ Represents Marathon's equity interest in Sakhalin Energy
                       Investment Company Ltd.

                Five-Year Operating Summary  Marathon Group CONTINUED

                                                                        1997      1996      1995      1994      1993
             ---------------------------------------------------------------------------------------------------------
             U.S. REFINERY OPERATIONS (thousands of
              barrels per day)
              In-use crude oil capacity at year-end                      575       570       570       570       570
              Refinery runs - crude oil refined                          525       511       503       491       549
                            - other charge and blend stocks               99        96        94       107       102
              In-use crude oil capacity utilization rate                  92%       90%       88%       86%       90%
             ---------------------------------------------------------------------------------------------------------
             SOURCE OF CRUDE PROCESSED (thousands of
              barrels per day)
              United States                                              202       229       254       218       299
              Europe                                                      10        12         6        31         3
              Middle East and Africa                                     241       193       183       171       173
              Other International                                         72        79        58        70        75
                                                                     -------------------------------------------------
                 Total                                                   525       513       501       490       550
             ---------------------------------------------------------------------------------------------------------
             REFINED PRODUCT YIELDS (thousands of
              barrels per day)
              Gasoline                                                   353       345       339       340       369
              Distillates                                                154       155       146       146       157
              Propane                                                     13        13        12        13        15
              Feedstocks and special products                             36        35        38        33        33
              Heavy fuel oil                                              35        30        31        38        39
              Asphalt                                                     39        36        36        30        38
                                                                     -------------------------------------------------
                 Total                                                   630       614       602       600       651
             ---------------------------------------------------------------------------------------------------------
             REFINED PRODUCTS YIELDS (% breakdown)
              Gasoline                                                    56%       56%       57%       57%       57%
              Distillates                                                 24        25        24        24        24
              Other products                                              20        19        19        19        19
                                                                     -------------------------------------------------
                 Total                                                   100%      100%      100%      100%      100%
             ---------------------------------------------------------------------------------------------------------
             U.S. REFINED PRODUCT SALES (thousands of
              barrels per day)
              Gasoline                                                   452       468       445       443       420
              Distillates                                                198       192       180       183       179
              Propane                                                     12        12        12        16        18
              Feedstocks and special products                             40        37        44        32        32
              Heavy fuel oil                                              34        31        31        38        39
              Asphalt                                                     39        35        35        31        38
                                                                     -------------------------------------------------
                 Total                                                   775       775       747       743       726
              Matching buy/sell volumes included in above                 51        71        47        73        47
             ---------------------------------------------------------------------------------------------------------
             REFINED PRODUCTS SALES BY CLASS OF TRADE
              (as a % of total sales)
              Wholesale - independent private-brand
                          marketers and consumers                         61%       62%       61%       62%       63%
              Retail    - Marathon brand outlets                          13        13        13        13        13
                        - Emro Marketing Company outlets                  26        25        26        25        24
                                                                     -------------------------------------------------
                 Total                                                   100%      100%      100%      100%      100%
             ---------------------------------------------------------------------------------------------------------
             REFINED PRODUCTS (dollars per barrel)
              Average sales price                                    $ 26.38   $ 27.43   $ 23.80   $ 22.75   $ 23.42
              Average cost of crude oil throughput                     19.00     21.94     18.09     16.59     17.05
             ---------------------------------------------------------------------------------------------------------
             PETROLEUM INVENTORIES AT YEAR-END
              (thousands of barrels)
              Crude oil and natural gas liquids                       18,660    19,325    21,598    21,892    21,689
              Refined products                                        20,598    21,283    22,102    23,657    23,136
             ---------------------------------------------------------------------------------------------------------
             U.S. Refined Product Marketing Outlets at year-end
              Marathon operated terminals                                 51        51        51        51        51
              Retail - Marathon brand                                  2,465     2,392     2,380     2,356     2,331
                     - Emro Marketing Company                          1,544     1,592     1,627     1,659     1,571
             ---------------------------------------------------------------------------------------------------------
             PIPELINES (miles of common carrier
              pipelines, including affiliates)
              Crude Oil - gathering lines                              1,003     1,052     1,115     1,115     1,130
                        - trunklines                                   2,552     2,552     2,553     2,559     2,581
              Products  - trunklines                                   1,493     1,493     1,494     1,494     1,495
                                                                     -------------------------------------------------
                 Total                                                 5,048     5,097     5,162     5,168     5,206
             ---------------------------------------------------------------------------------------------------------
             PIPELINE BARRELS HANDLED (millions)
              Crude Oil - gathering lines                               43.9      43.2      43.8      43.4      43.8
                        - trunklines                                   369.6     378.7     371.3     353.0     382.4
              Products  - trunklines                                   262.4     274.8     252.3     282.2     295.6
                                                                     -------------------------------------------------
                 Total                                                 675.9     696.7     667.4     678.6     721.8
             ---------------------------------------------------------------------------------------------------------
             CARNEGIE NATURAL GAS COMPANY STATISTICS
              Miles of pipeline                                        1,794     1,787     1,800     1,799     1,810
              Reserves dedicated to gathering
               operations - owned
               (proved developed - billions of cubic feet)              39.8      42.8      44.3      43.8      46.7
              Natural gas throughput (billions of cubic feet)           31.8      34.1      34.1      27.9      37.2
             ---------------------------------------------------------------------------------------------------------

             Five-Year Operating Summary - U. S. Steel Group

             (Thousands of net tons, unless otherwise noted)    1997          1996       1995      1994       1993
             -----------------------------------------------------------------------------------------------------
             RAW STEEL PRODUCTION
              Gary, IN                                         7,428         6,840      7,163     6,768      6,624
              Mon Valley, PA                                   2,561         2,746      2,740     2,669      2,507
              Fairfield, AL                                    2,361         1,862      2,260     2,240      2,203
                                                              ----------------------------------------------------
                Total                                         12,350        11,448     12,163    11,677     11,334
             -----------------------------------------------------------------------------------------------------
             RAW STEEL CAPABILITY
              Continuous cast                                 12,800        12,800     12,500    11,990     11,850
              Total production as % of
              total capability                                  96.5          89.4       97.3      97.4       95.6
             -----------------------------------------------------------------------------------------------------
             HOT METAL PRODUCTION                             10,591         9,716     10,521    10,328      9,972
             -----------------------------------------------------------------------------------------------------
             COKE PRODUCTION                                   5,757/(a)/    6,777      6,770     6,777      6,425
             -----------------------------------------------------------------------------------------------------
             IRON ORE PELLETS MINNTAC, MN
              Shipments                                       16,319        14,962     15,218    16,174     15,911
             -----------------------------------------------------------------------------------------------------
             COAL PRODUCTION
              Metallurgical coal/(b)/                          7,528         7,283      7,509     7,424      8,142
              Steam coal/(b)(c)/                                   -             -          -         -      2,444
                                                           -------------------------------------------------------
              Total                                            7,528         7,283      7,509     7,424     10,586
             -----------------------------------------------------------------------------------------------------
             COAL SHIPMENTS/(b)(c)/                            7,811         7,117      7,502     7,698     10,980
             -----------------------------------------------------------------------------------------------------
             STEEL SHIPMENTS BY PRODUCT
              Sheet and semi-finished steel
              products                                         8,170         8,677      8,721     7,988      7,613
              Tubular, plate and tin mill
              products                                         3,473         2,695      2,657     2,580      2,356
                                                           -------------------------------------------------------
              Total                                           11,643        11,372     11,378    10,568      9,969
              Total as % of domestic steel
              industry                                          10.9          11.3       11.7      11.1       11.3
             ------------------------------------------------------------------------------------------------------
             STEEL SHIPMENTS BY MARKET
              Steel service centers                            2,746         2,831      2,564     2,780      2,831
              Transportation                                   1,758         1,721      1,636     1,952      1,771
              Further conversion:
               Joint ventures                                  1,568         1,542      1,332     1,308      1,074
               Trade customers                                 1,378         1,227      1,084     1,058      1,150
              Containers                                         856           874        857       962        835
              Construction                                       994           865        671       722        667
              Oil, gas and petrochemicals                        810           746        748       367        342
              Export                                             453           493      1,515       355        327
              All other                                        1,080         1,073        971     1,064        972
                                                           -------------------------------------------------------
              Total                                           11,643        11,372     11,378    10,568      9,969
              ----------------------------------------------------------------------------------------------------

              /(a)/ The reduction in coke production in 1997 reflected U. S.
                    Steel's entry into a strategic partnership with two limited partners to acquire an interest in three coke batteries at its Clairton (Pa.) Works.

              /(b)/ The Maple Creek Coal Mine, which was idled in January 1994 and sold in June 1995, produced 1.0 million net tons of metallurgical coal and 0.7 million net tons of steam coal in 1993.

              /(c)/ The Cumberland Coal Mine, which was sold in June 1993, produced 1.6 million net tons in 1993 prior to the sale.

Five-Year Financial Summary

(Dollars in millions, except as noted)                       1997      1996           1995          1994           1993
----------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS
 Revenues                                                  $22,588   $22,977/(a)/  $20,413/(a)/ $ 19,055/(a)/ $ 17,798/(a)/
 Income from operations                                      1,705     1,779/(a)/      726/(a)/    1,174/(a)/      285/(a)/
  Costs and expenses include:
   Inventory market valuation charges (credits)                284      (209)          (70)         (160)          241
   Restructuring charges                                         -         -             -             -            42
   Impairment of long-lived assets                               -         -           675             -             -
 Income (loss) from continuing operations                  $   908   $   946/(a)/  $   217/(a)/ $    532/(a)/ $   (179)/(a)/
 Income (loss) from discontinued operations                     80         6             4           (31)           12
 Extraordinary loss and cumulative effect of
  changes in accounting principles                               -        (9)           (7)            -           (92)
                                                           -----------------------------------------------------------------
  NET INCOME (LOSS)                                        $   988   $   943       $   214      $    501      $   (259)
----------------------------------------------------------------------------------------------------------------------------
 APPLICABLE TO MARATHON STOCK
  Income (loss) before extraordinary loss
   and cumulative effect of changes in
   accounting principles                                   $   456   $   671       $   (87)     $    315      $    (12)
  Income (loss) before extraordinary loss and
   cumulative effect of changes in accounting
   principles per share - basic (in dollars)                  1.59      2.33          (.31)         1.10          (.04)
                        - diluted (in dollars)                1.58      2.31          (.31)         1.10          (.04)
  Net income (loss)                                            456       664           (92)          315           (35)
  Net income (loss) per share - basic (in dollars)            1.59      2.31          (.33)         1.10          (.12)
                              - diluted (in dollars)          1.58      2.29          (.33)         1.10          (.12)
  Dividends paid per share (in dollars)                        .76       .70           .68           .68           .68
----------------------------------------------------------------------------------------------------------------------------
 APPLICABLE TO STEEL STOCK
  Income (loss) before extraordinary loss and
   cumulative effect of change in accounting principle     $   449   $   253       $   279      $    176      $   (190)
  Income (loss) before extraordinary loss and
   cumulative effect of change in accounting
   principle per share - basic (in dollars)                   5.24      3.00          3.53          2.35         (2.96)
                       - diluted (in dollars)                 4.88      2.97          3.43          2.33         (2.96)
  Net income (loss)                                            449       251           277           176          (259)
  Net income (loss) per share - basic (in dollars)            5.24      2.98          3.51          2.35         (4.04)
                              - diluted (in dollars)          4.88      2.95          3.41          2.33         (4.04)
  Dividends paid per share (in dollars)                       1.00      1.00          1.00          1.00          1.00
----------------------------------------------------------------------------------------------------------------------------
 BALANCE SHEET POSITION AT YEAR-END
  Cash and cash equivalents                                $    54   $    55       $   131      $     48      $    268
  Total assets                                              17,284    16,980        16,743        17,517        17,414
  Capitalization:
   Notes payable                                           $   121   $    81       $    40      $      1      $      1
   Total long-term debt                                      3,403     4,212         4,937         5,599         5,970
   Minority interests/(b)/                                     432       250           250           250             5
   Redeemable Delhi Stock                                      195         -             -             -             -
   Preferred stock                                               3         7             7           112           112
   Common stockholders' equity                               5,397     5,015         4,321         4,190         3,752
                                                           -----------------------------------------------------------------
     Total capitalization                                  $ 9,551   $ 9,565       $ 9,555      $ 10,152      $  9,840
----------------------------------------------------------------------------------------------------------------------------
  % of total debt to capitalization/(c)/                      41.4      47.5          54.7          57.6          60.7
----------------------------------------------------------------------------------------------------------------------------
 CASH FLOW DATA
  Net cash from operating activities                       $ 1,458   $ 1,649       $ 1,632      $    817      $    952
  Capital expenditures                                       1,373     1,168         1,016         1,033         1,151
  Disposal of assets                                           481       443           157           293           469
  Dividends paid                                               316       307           295           301           288
----------------------------------------------------------------------------------------------------------------------------
 EMPLOYEE DATA
  Total employment costs/(d)(e)/                           $ 2,289   $ 2,179       $ 2,186      $  2,281      $  2,128
  Average number of employees/(d)/                          41,620    41,553        42,133        42,596        43,789
  Number of pensioners at year-end                          97,051    99,713       102,449       105,227       108,079
----------------------------------------------------------------------------------------------------------------------------

/(a)/ Reclassified to conform to 1997 classifications and exclude discontinued operations see Note 3, to the USX consolidated financial statements.

/(b)/ Includes preferred stock of subsidiary, minority interests in common stock of subsidiaries and trust preferred securities.

/(c)/ Total debt represents the sum of notes payable, total long-term debt and minority interests.

/(d)/  Excludes the Delhi Companies sold in 1997.

/(e)/ Excludes employee related costs attributable to restructuring charges or credits.

             Management's Discussion and Analysis

                USX Corporation ("USX") is a diversified company engaged
             primarily in the energy business through its Marathon Group, and in the steel business through its U. S. Steel Group.

                Effective October 31, 1997, USX sold Delhi Gas Pipeline
             Corporation and other subsidiaries of USX that comprised all of the USX - Delhi Group ("Delhi Companies"). On January 26, 1998, USX used the $195 million net proceeds from the sale to redeem all of the 9.45 million outstanding shares of USX - Delhi Group Common Stock. Accordingly, Management's Discussion and Analysis of the Delhi Group is not provided. However, the following discussion includes information about the Delhi Companies where appropriate. For additional discussion about the Delhi Companies, see Note 3 to the Consolidated Financial Statements.

                Effective January 1, 1998, the USX - Marathon Group and Ashland
             Inc. formed a new refining, marketing and transportation company, Marathon Ashland Petroleum LLC ("MAP"). For further discussion, see
             Note 31 to the Consolidated Financial Statements. The following discussion excludes MAP, except where otherwise noted.

                Management's Discussion and Analysis of USX Consolidated
             Financial Statements provides certain information about the Marathon and U. S. Steel Groups, particularly in Management's Discussion and Analysis of Operations by Industry Segment. More expansive Group information is provided in Management's Discussion and Analysis of the Marathon Group and U. S. Steel Group, which are included in the USX 1997 Form 10-K. Management's Discussion and Analysis should be read in conjunction with the USX Consolidated Financial Statements and Notes to Consolidated Financial Statements.

                Certain sections of Management's Discussion and Analysis include forward-looking statements concerning trends or events potentially affecting USX. These statements typically contain words such as "anticipates", "believes", "estimates", "expects" or similar words indicating that future outcomes are uncertain. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in forward-looking statements. For additional risk factors affecting the businesses of USX, see Supplementary Data Disclosures About Forward-Looking Statements in the USX 1997 Form 10-K.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF INCOME

                REVENUES for each of the last three years are summarized in the following table:

             (Dollars in millions)                                                   1997      1996      1995
             -------------------------------------------------------------------------------------------------
              Revenues/(a)(b)/
              Marathon Group                                                       $15,754   $16,394   $13,913
              U. S. Steel Group                                                      6,941     6,670     6,557

              Eliminations                                                            (107)      (87)      (57)
                                                                                   -------   -------   -------
                 Total USX Corporation revenues                                     22,588    22,977    20,413
             Less:
              Matching crude oil and refined product buy/sell transactions/(c)/      2,436     2,912     2,067
              Consumer excise taxes on petroleum products and merchandise/(c)/       2,736     2,768     2,708
                                                                                   -------   -------   -------
                 Revenues adjusted to exclude above items                          $17,416   $17,297   $15,638
             -------------------------------------------------------------------------------------------------

             /(a)/ Consists of sales, dividend and affiliate income, net gains on disposal of assets, gain on affiliate stock offering and other income. Amounts for 1996 and 1995 were reclassified in 1997 to include dividend and affiliate income, gain on affiliate stock offering and other income, and to conform to other 1997 classifications.

             /(b)/ Effective October 31, 1997, USX sold the Delhi Companies.
                   Excludes revenues of the Delhi Companies, which have been reclassified as discontinued operations for all periods presented.

             /(c)/ Included in both revenues and operating costs for the
                   Marathon Group and USX Consolidated, resulting in no effect on income.

                   Adjusted revenues increased by $119 million, or 1%, in 1997 as compared with 1996, reflecting a 4% increase for the U. S. Steel Group, partially offset by a 1% decrease for the Marathon Group. Adjusted revenues increased by $1,659 million, or 11%, in 1996 as compared with 1995, reflecting increases of 17% for the Marathon Group, and 2% for the U. S. Steel Group.

             Management's Discussion and Analysis CONTINUED

                INCOME FROM OPERATIONS and certain items included in income from operations for each of the last three years are summarized in the following table:

             (Dollars in millions)                                          1997     1996     1995
             ----------------------------------------------------------------------------------------
             Income from operations/(a)/
              Marathon Group                                               $  932   $1,296   $  147
              U. S. Steel Group                                               773      483      582
              Adjustments for discontinued operations                           -        -       (3)
                                                                           ------   ------   ------
                 Total USX Corporation income from operations               1,705    1,779      726

             Less: Certain favorable (unfavorable) items for
              Marathon Group
               IMV reserve adjustment/(b)/                                   (284)     209       70
               Net gains on certain asset sales/(c)/                            -       35        -
               Charges for withdrawal from MPA/(d)/                             -      (10)       -
               Certain state tax adjustments/(e)/                               -      (11)       -
               Impairment of long-lived assets/(f)/                             -        -     (659)
               Expected environmental remediation recoveries/(g)/               -        -       15
              U. S. Steel Group
               Effect of adoption of SOP 96-1/(h)/                            (20)       -        -
               Net gains on certain asset sales/(i)/                           15        -        -
               Certain other environmental accrual adjustments - net           11        -        -
               Gain on affiliate stock offering/(j)/                            -       53        -
               Certain Gary Works blast furnace repairs/(k)/                    -      (39)     (34)
               Employee reorganization charges/(l)/                             -      (13)       -
               Impairment of long-lived assets/(f)/                             -        -      (16)
               Adjustments for certain employee-related costs                   -        -       18
               Certain legal accruals                                           -        -      (44)
                                                                           ------   ------   ------
                 Subtotal                                                    (278)     224     (650)
                                                                           ------   ------   ------
                 Income from operations adjusted to exclude above items    $1,983   $1,555   $1,376
             ----------------------------------------------------------------------------------------

             /(a)/ Consists of operating income, dividend and affiliate income, net gains on disposal of investments, gain on affiliate stock offering and other income. Excludes income from operations from the Delhi Group, which has been reclassified as discontinued operations for all periods presented. Amounts for 1996 and 1995 were reclassified in 1997 to include dividend and affiliate income, gain on affiliate stock offering and other income, and to conform to other 1997 classifications. See Note 9 to the Consolidated Financial Statements for a discussion of operating income.

             /(b)/ The inventory market valuation ("IMV") reserve reflects the extent to which the recorded LIFO cost basis of crude oil and refined products inventories exceeds net realizable value. For additional discussion of this noncash adjustment, see Management's Discussion and Analysis of Operations by Industry Segment for the Marathon Group, herein.

             /(c)/ Net gain on sales of the Marathon Group's interests in a domestic pipeline company and certain production properties.

             /(d)/ Marine Preservation Association ("MPA") is a non-profit oil spill response group.

             /(e)/ Accrual of domestic production taxes for prior years.

             /(f)/ Related to adoption of Statement of Financial Accounting
                   Standards No. 121 - "Accounting For the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " ("SFAS No. 121").

             /(g)/ Expected recoveries from state governments of expenditures related to underground storage tanks at retail marketing outlets.

             /(h)/ Effective January 1, 1997, USX adopted American Institute of
                   Certified Public Accountants Statement of Position No. 96-1 - "Environmental Remediation Liabilities", which provides additional guidance on recognition, measurement and disclosure of remediation liabilities.

             /(i)/ Net gain on the sale of the plate mill at the U. S. Steel
                   Group's former Texas Works.

             /(j)/ See Note 8 to the Consolidated Financial Statements.

             /(k)/ Amounts in 1996 and 1995 reflect repair of damages incurred at Gary Works during a hearth break-out at the No. 13 blast furnace on April 2, 1996, and in an explosion at the No. 8 blast furnace on April 5, 1995, respectively.

             /(l)/ Primarily related to employee costs associated with work force reduction programs.

             Management's discussion and Analysis CONTINUED

                Adjusted income from operations increased by $428 million in
             1997 as compared with 1996, reflecting increases of $285 million for the U. S. Steel group and $143 million for the Marathon Group. Adjusted income from operations increased by $179 million in 1996 as compared with 1995, primarily reflecting an increase of $352 million for the Marathon Group, partially offset by a decline of $176 million for the U. S. Steel Group. For further discussion, see Management's Discussion and Analysis of Operations by Industry Segment, herein.

                Net pension credits included in income from operations totaled
             $157 million in 1997, compared with $162 million in 1996, and $144 million in 1995. The decrease in 1997 from 1996 primarily reflected a reduction in the expected long-term rate of return on plan assets, partially offset by an increase in market-related value of plan assets and an increase in the assumed discount rate. The increase in 1996 from 1995 primarily reflected a decrease in the assumed discount rate and an increase in the market-related value of plan assets. For further discussion, see Note 10 to the Consolidated Financial Statements.

                NET INTEREST AND OTHER FINANCIAL COSTS for each of the last three years are summarized in the following table:

             (Dollars in millions)                                  1997    1996   1995
             ----------------------------------------------------------------------------
             Interest and other financial income/(a)/               $   5  $   7   $  20
             Interest and other financial costs                       352    428     486
                                                                    -----  -----   -----
                 Net interest and other financial costs/(a)/          347    421     466

             Less:
              Favorable (unfavorable) adjustments to
                carrying value of Indexed Debt/(b)/                    10     (6)      -
              Favorable effect of interest on refundable federal
               income taxes paid in prior years                         -      -      20
                                                                    -----  -----   -----
                 Net interest and other financial costs
                  adjusted to exclude above items                   $ 357  $ 415   $ 486
             ----------------------------------------------------------------------------

             /(a)/ Amounts in 1996 and 1995 have been restated to conform to
                   1997 classifications.

             /(b)/ In December 1996, USX issued $117 million of 6 3/4%
                   Exchangeable Notes Due February 1, 2000 ("Indexed Debt") indexed to the price of RMI Titanium Company ("RMI") common stock. At maturity, USX must exchange these notes for shares of RMI common stock, or redeem the notes for the equivalent amount of cash. The carrying value of Indexed Debt is adjusted quarterly to settlement value, based on changes in the value of RMI common stock. Any resulting adjustment is charged or credited to income and included in interest and other financial costs. USX's 27% interest in RMI continues to be accounted for under the equity method.

                Excluding effects of the items detailed in the above table, interest and other financial costs decreased by $58 million in 1997 as compared with 1996, and by $71 million in 1996 as compared with 1995, due primarily to lower average debt levels. The decrease in 1997 also reflected increased capitalized interest on Marathon Group worldwide exploration and production projects. For additional information, see Note 6 to the Consolidated Financial Statements.

                The PROVISION FOR ESTIMATED INCOME TAXES was $450 million in
             1997, compared with $412 million in 1996 and $43 million in 1995. Provisions included credits other than foreign tax credits of $24 million and $48 million in 1997 and 1996, respectively (primarily nonconventional fuel source credits). A significant portion of the reduction in these credits in 1997 as compared with 1996 resulted from USX's entry into a strategic partnership with two limited partners to acquire an interest in three coke batteries at its U.
             S. Steel Group's Clairton (Pa.) Works. See Note 14 to the Consolidated Financial Statements for additional discussion. The provision in 1995 included a $39 million incremental U.S. income tax benefit resulting from USX's election to credit, rather than deduct, foreign income taxes for U.S. federal income tax purposes. For reconciliation of the federal statutory rate to total provisions on income from continuing operations, see Note 12 to the Consolidated Financial Statements.

             Management's Discussion and Analysis CONTINUED

                EXTRAORDINARY LOSS in 1996 and 1995 reflected unfavorable
             aftertax effects of early extinguishment of debt. In December 1996, USX irrevocably called for redemption on January 30, 1997, 8-1/2% Sinking Fund Debentures Due 2006, with a carrying value of $120 million, resulting in an extraordinary loss of $9 million, net of an income tax benefit of $5 million. In 1995, USX extinguished $553 million of debt prior to maturity, primarily consisting of Zero Coupon Convertible Senior Debentures Due 2005, with a carrying value of $393 million ($264 million in original proceeds and $129 million of amortized discount) and $83 million of 8-1/2% Sinking Fund Debentures, which resulted in an extraordinary loss of $7 million, net of an income tax effect of $4 million.

                INCOME FROM DISCONTINUED OPERATIONS reflects aftertax income of the Delhi Companies sold during 1997. Income in 1997 included an $81 million gain on disposal of the Delhi Companies (net of income taxes). For additional discussion, see Note 3 to the Consolidated Financial Statements.

                NET INCOME was $988 million in 1997, $943 million in 1996 and
             $214 million in 1995. Excluding the effects of the $81 million gain on disposal related to discontinued operations in 1997, the $430 million unfavorable effect of adoption of SFAS No. 121 in 1995, and adjustments to the inventory market valuation reserve in each of 1997, 1996 and 1995, net income increased by $275 million in 1997 as compared with 1996 and by $211 million in 1996 as compared with 1995.

                NONCASH CREDIT FROM EXCHANGE OF PREFERRED STOCK was $10 million, or 12 cents per share of Steel Stock, in 1997. In May 1997, USX exchanged 3.9 million 6.75% Convertible Quarterly Income Preferred Securities ("Trust Preferred Securities") of USX Capital Trust I for an equivalent number of shares of its outstanding 6.50% Cumulative Convertible Preferred Stock ("6.50% Preferred Stock"). The $10 million noncash credit reflects the difference between the carrying value of the 6.50% Preferred Stock and the fair value of the Trust Preferred Securities at the date of the exchange. See
             Note 26 to the Consolidated Financial Statements for additional discussion.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, CASH FLOWS AND LIQUIDITY

                CURRENT ASSETS increased by $70 million from year-end 1996, primarily reflecting increased deferred income tax benefits and receivable balances, partially offset by a decline in inventory balances. The increase in deferred income tax benefits was primarily due to expectations of the increased utilization of federal tax credit carryforwards within the next year. The increase in receivables primarily reflected a net increase in trade receivables following USX's termination of the Marathon Group receivable sales program and sale of the Delhi Companies in late 1997. The decrease in inventories primarily reflected lower year-end refined product prices resulting in a $284 million increase to the inventory market valuation reserve.

                NET PROPERTY, PLANT AND EQUIPMENT decreased by $342 million from year-end 1996, primarily reflecting depreciation, depletion and amortization ("DD&A") expense of $967 million and the sale in 1997 of the Delhi Companies with net property plant and equipment of $608 million at the time of the sale, partially offset by property additions. For discussion of property additions, see Capital Expenditures, herein.

                DEFERRED CREDITS AND OTHER LIABILITIES increased by $300 million from year-end 1996 due primarily to unamortized deferred gains of $244 million related to USX's entry in 1997 into a strategic partnership with two limited partners to acquire an interest in three coke batteries at the U. S. Steel Group's Clairton (Pa.) Works.

                TOTAL LONG-TERM DEBT AND NOTES PAYABLE decreased by $769 million from year-end 1996, mainly reflecting cash flows provided from operating activities and asset sales during 1997, in excess of cash used for capital expenditures, dividend payments and investments in equity affiliates. At December 31, 1997, USX had available its long-term revolving credit agreement of $2,350 million, short-term lines of credit of $200 million and a short-term credit agreement of $125 million, against which it had no outstanding borrowings. USX had outstanding borrowings of $121 million against uncommitted lines of credit. USX's short-term lines of credit require a 1/8% fee or maintenance of compensating balances of 3%.

             Management's Discussion and Analysis CONTINUED

                STOCKHOLDERS' EQUITY increased by $378 million from year-end
             1996 mainly reflecting 1997 net income, partially offset by dividends paid and a decrease in additional paid-in capital. The decrease in additional paid-in capital resulted primarily from the exchange of 6.50% Preferred Stock for Trust Preferred Securities, and reclassification of equity in the Delhi Group to redeemable Delhi Stock, following the sale of the Delhi Companies in late 1997. For further discussion of Trust Preferred Securities, see Financial Obligations, herein, the Consolidated Statement of Stockholders' Equity and Note 26 to the Consolidated Financial Statements.

                NET CASH FROM OPERATING ACTIVITIES was $1,458 million in 1997,
             $1,649 million in 1996 and $1,632 million in 1995. Cash provided from operating activities in 1997 included a payment of $390 million resulting from termination of a Marathon Group and Delhi Group accounts receivable sales program, payments of $199 million to fund employee benefit plans related to the U. S. Steel Group, and insurance recoveries of $40 million related to a 1996 hearth breakout at the Gary Works No. 13 blast furnace. Cash provided from operating activities in 1996 included a payment of $59 million to the Internal Revenue Service for certain agreed and unagreed adjustments relating to the tax year 1990, payments of $39 million related to certain state tax issues, and a payment of $28 million related to settlement of the Pickering litigation. Excluding the effects of these adjustments, cash provided from operating activities increased by $232 million in 1997 as compared with 1996, due primarily to favorable working capital changes, improved profitability and reduced interest payments, partially offset by increased income taxes paid.

                Net cash provided from operating activities in 1995 included payments of $204 million to fund employee benefit plans related to the U. S. Steel Group, $129 million for amortized discount on USX's zero coupon debentures and $20 million as partial settlement in the Pickering litigation. Excluding the effects of these adjustments, cash provided from operating activities decreased by $210 million in 1996 as compared with 1995, due primarily to unfavorable working capital changes.

                For additional discussion of 1997 funding of U. S. Steel benefit plans, see Benefit Plan Activity, herein.

                CAPITAL EXPENDITURES for each of the last three years are
             summarized in the following table:

             (Dollars in millions)                                      1997    1996    1995
             ---------------------------------------------------------------------------------
             Marathon Group
              Exploration and production ("Upstream")
               United States                                           $  647  $  424  $  322
               International                                              163      80     141
              Refining, marketing and transportation ("Downstream")       216     222     169
              Other                                                        12      25      10
                                                                       ------  ------  ------
                 Subtotal Marathon Group                                1,038     751     642
             U. S. Steel Group                                            261     337     324
             Discontinued operations (Delhi Group)/(a)/                    74      80      50
                                                                       ------  ------  ------
                 Total USX Corporation capital expenditures            $1,373  $1,168  $1,016
             ---------------------------------------------------------------------------------

             /(a)/ Effective October 31, 1997, USX sold Delhi Gas Pipeline
                   Corporation and other subsidiaries of USX that comprised all of the Delhi Group.

                   Marathon Group's domestic upstream capital expenditures in
             1997 mainly included development of Gulf of Mexico properties, including Viosca Knoll 786 (Petronius), Green Canyon 244 (Troika), Ewing Bank 963 (Arnold) and Ewing Bank 917 (Oyster). International upstream capital expenditures included development of the West Brae field in the U.K. North Sea and projects in Egypt and offshore Gabon. Downstream capital expenditures in 1997 were primarily for upgrading and expanding Emro Marketing Company's network of retail outlets, and refinery modification projects.

                   U. S. Steel Group capital expenditures in 1997 included a
             blast furnace reline at Mon Valley Works, a new heat-treat line for plate products at Gary Works and environmental expenditures, primarily at Gary Works.

             Management's Discussion and Analysis CONTINUED

                CAPITAL EXPENDITURES IN 1998 are expected to be $1.6 billion.
             Expenditures for the Marathon Group are expected to be approximately $1.3 billion. The increase from 1997 levels primarily reflects inclusion of 100% of the capital requirements for MAP. Domestic upstream projects planned for 1998 include continuing development of projects in the Gulf of Mexico. International upstream projects include development of properties offshore Gabon. Downstream spending is expected to be primarily for retail marketing upgrading and expansion projects and refinery modifications.

                Capital expenditures for the U. S. Steel Group in 1998 are expected to be approximately $340 million. Planned projects include a reline of the No. 6 blast furnace and other projects at Gary Works, and environmental expenditures.

                INVESTMENTS IN EQUITY AFFILIATES of $249 million in 1997, mainly reflected funding of Marathon Group equity affiliates' capital projects, primarily the Sakhalin II project in Russia and the Nautilus natural gas pipeline system in the Gulf of Mexico. Also included were the Marathon Group's acquisition of an additional 7.5% interest in Sakhalin Energy Investment Company Ltd. ("Sakhalin Energy"), investment in the Odyssey crude oil pipeline system in the Gulf of Mexico (with a 29% interest) and acquisition of a 50% ownership in a power generation company in Ecuador. Sakhalin Energy is the incorporated joint venture company responsible for the Sakhalin II project. Following the acquisition of the additional interest, the Marathon Group holds a 37.5% interest in Sakhalin Energy. Investments in U. S. Steel Group equity affiliate capital projects included the addition of a second galvanizing line at the PRO-TEC Coating Company joint venture in northwest Ohio.

                INVESTMENTS IN EQUITY AFFILIATES IN 1998 are expected to be approximately $210 million. Projected investments include additional funding of Sakhalin Energy's spending on the Sakhalin II project, a U. S. Steel Group 50%-owned joint venture in the Slovak Republic, and Marathon Group power generation projects. Although project expenditures for the Sakhalin II project remain high, third-party financing arranged by Sakhalin Energy is expected to reduce the need for direct investment by the Marathon Group in 1998.

                Contract commitments for capital expenditures were $424 million at year-end 1997, compared with $526 million at year-end 1996.

                The above statements with respect to 1998 capital expenditures and investments are forward-looking statements reflecting management's best estimates based on information currently available. To the extent this information proves to be inaccurate, the timing and levels of future expenditures and investments could differ materially from those included in the forward-looking statements. Factors that could cause future capital expenditures and investments to differ materially include changes in industry supply and demand, general economic conditions, the availability of business opportunities and levels of cash flow from operations for each of the Groups. The timing of completion or cost of particular capital projects could be affected by unforeseen hazards such as weather conditions, explosions or fires, or by delays in obtaining government or partner approval. In addition, levels of investments may be affected by the ability of equity affiliates to obtain third-party financing.

                PROCEEDS FROM SALE OF THE DELHI COMPANIES totaled $752 million.
             In January 1998, USX used the net proceeds of $195 million to redeem all of the 9.45 million outstanding shares of USX - Delhi Group Common Stock. For additional discussion, including a reconcilement of proceeds from the sale to net proceeds, see Note 3 to the Consolidated Financial Statements.

                PROCEEDS FROM DISPOSAL OF ASSETS were $481 million in 1997, compared with $443 million in 1996 and $157 million in 1995. Proceeds in 1997 included $361 million resulting from USX's entry into a strategic partnership with two limited partners to acquire an interest in three coke batteries at its U. S. Steel Group's Clairton Works and $15 million from the sale of the plate mill at the U. S. Steel Group's former Texas Works. Proceeds in 1996 primarily reflected the sale of the U. S. Steel Group's investment in National-Oilwell (an oil field service joint venture); the sale of a portion of its investment in RMI common stock; disposal of the Marathon Group's interests in Alaskan oil properties and certain domestic and international oil and gas production properties; and the sale of the Marathon Group's equity interest in a domestic pipeline company. Proceeds in 1995 primarily reflected sales of certain domestic oil and gas production properties, mainly in the Illinois Basin, and other properties.

                WITHDRAWAL FROM PROPERTY EXCHANGE TRUSTS of $98 million in 1997 mainly represents cash withdrawn from an interest-bearing escrow account that was established in 1996 in connection with the disposal of oil production properties in Alaska.

             Management's Discussion and Analysis CONTINUED

                FINANCIAL OBLIGATIONS (the net of debt repayments, borrowings, commercial paper and revolving credit arrangements on the Consolidated Statement of Cash Flows) decreased by $734 million in 1997, compared with decreases of $673 million in 1996 and $511 million in 1995. These amounts represent financial activities involving commercial paper, revolving credit agreements, lines of credit, other debt and preferred stock of a subsidiary. The decrease in financial obligations in each of the three years primarily reflected cash flows provided from operating activities and asset sales in excess of cash used for capital expenditures and dividend payments (and with respect to 1997, in excess of $249 million of cash used for investments in equity affiliates). Financial obligations for USX obligated mandatorily redeemable convertible preferred securities of a subsidiary trust resulted from a noncash exchange in 1997.

                In 1997, USX redeemed, prior to maturity, $180 million of 5-3/4%
             Convertible Subordinated Debentures Due 2001, $227 million of 7% Convertible Subordinated Debentures Due 2017, $120 million of 8.50% Sinking Fund Debentures Due 2006 and $41 million of Zero Coupon Convertible Senior Debentures Due 2005. Maturities of long-term debt during 1997 consisted of $150 million of 8-7/8% Notes Due 1997. In 1996, USX redeemed, prior to maturity, $161 million of Marathon Oil Company 9-3/4% Guaranteed Notes Due 1999. In 1995, USX extinguished, prior to maturity, $553 million of debt, primarily consisting of Zero Coupon Convertible Senior Debentures Due 2005, with a carrying value of $393 million ($264 million in original proceeds and $129 million of amortized discount) and $83 million of 8-1/2% Sinking Fund Debentures. Also in 1995, USX redeemed all of the outstanding shares of its Adjustable Rate Cumulative Preferred Stock at a cost of $105 million.

                Issuance of long-term debt and Trust Preferred Securities for each of the last three years is summarized in the following table:

             (Dollars in millions)                                        1997      1996      1995
             ---------------------------------------------------------------------------------------
             Aggregate principal amounts of:
              Trust Preferred Securities/(a)/                           $   182   $     -    $     -
              Indexed Debt/(b)/                                               -       117          -
              Environmental Improvement Revenue Refunding Bonds/(c)/          -        78         53
                                                                        -------   -------    -------
                 Total                                                  $   182   $   195    $    53
             ---------------------------------------------------------------------------------------

             /(a)/ In 1997, USX exchanged 3.9 million 6.75% Convertible
                   Quarterly Income Preferred Securities ("Trust Preferred Securities") of USX Capital Trust I for an equivalent number of shares of USX's 6.50% Cumulative Convertible Preferred Stock. This was a noncash transaction. For additional discussion, see Note 26 to the Consolidated Financial Statements.

             /(b)/ See description below.

             /(c)/ Issued to refinance certain environmental improvement bonds.

                   USX currently has three effective shelf registration
             statements with the Securities and Exchange Commission aggregating $943 million, of which $633 million is dedicated to offer and issue debt securities ("Debt Shelf"). The balance allows USX to offer and issue debt and/or equity securities. In December 1996, USX issued, under its Debt Shelf, $117 million in aggregate principal amount of Indexed Debt, mandatorily exchangeable at maturity for common stock of RMI (or for the equivalent amount of cash, at USX's option) at a defined exchange rate based upon the average market price of RMI common stock valued in January 2000. The carrying value of the notes is adjusted quarterly to settlement value and any resulting adjustment is charged or credited to income and included in interest and other financial costs. At December 31, 1997, the adjusted carrying value of Indexed Debt was $113 million. At December 31, 1997, USX owned 5,483,600 shares of RMI common stock, constituting approximately 27% of the outstanding shares.

                   In the event of a change in control of USX, debt and
             guaranteed obligations totaling $3.5 billion at year-end 1997 may be declared immediately due and payable or required to be collateralized. See Notes 13, 16 and 18 to the Consolidated Financial Statements.

                   DIVIDENDS PAID increased by $9 million in 1997 as compared with 1996, due primarily to the full-year effect of a two-cents-per-share increase in the quarterly USX - Marathon Group Common Stock dividend rate declared October 29, 1996. The increase was partially offset by decreased dividends on preferred stock, reflecting 6.50% Preferred Stock exchanged for Trust Preferred Securities during 1997. Dividends paid increased by $12 million in 1996 as compared with 1995, due primarily to the sale of 5,000,000 shares of USX -U.S. Steel Group Common Stock ("Steel Stock") to the public in 1995 and the previously mentioned increase in the quarterly USX - Marathon Group Common Stock dividend rate.

             Management's Discussion and Analysis CONTINUED

                In January 1998, the USX Board of Directors declared a fourth quarter dividend on the USX - Marathon Group Common Stock of 21 cents per share, an increase of two cents per share over the previous quarterly dividend. Total dividends paid on the USX - Marathon Group Common Stock in the first quarter of 1998 will increase by approximately $6 million as a result of this dividend increase.

             BENEFIT PLAN ACTIVITY

                In accordance with USX's long-term funding practice, which is designed to maintain an appropriate funded status, USX contributed $49 million in 1997 to fund the U. S. Steel Group's principal pension plan for the 1996 plan year. In 1995, net proceeds of $169 million from the public offering of 5,000,000 shares of Steel Stock were used to fund the U. S. Steel Group's principal pension plan for the 1994 and the 1995 plan years.

                Also in 1997, USX contributed $80 million for elective funding of retiree life insurance of union and nonunion participants, and $70 million to the United Steelworkers of America ("USWA") Voluntary Employee Benefit Association Trust ("VEBA"). A total of $40 million of the $70 million VEBA contribution represented prefunding for the years 1998 and 1999.

             DEBT AND PREFERRED STOCK RATINGS

                Standard & Poor's Corp. currently rates USX and Marathon Oil
             Company ("Marathon") senior debt as investment grade, following an upgrade in November 1996 to BBB- from BB+. USX's subordinated debt and preferred stock were also upgraded to BB+ from BB-. Moody's Investors Services, Inc. currently rates USX's and Marathon's senior debt as investment grade at Baa3 and USX's subordinated debt and preferred stock as Ba2. Duff & Phelps Credit Rating Co. currently rates USX's senior notes as investment grade at BBB and USX's subordinated debt as BBB-.

             DERIVATIVE INSTRUMENTS
                See Quantitative and Qualitative Disclosures About Market Risk
             for discussion of derivative instruments and associated market risk.

             LIQUIDITY

                USX management believes that its short-term and long-term
             liquidity is adequate to satisfy its obligations as of December 31, 1997, and to complete currently authorized capital spending programs. Future requirements for USX's business needs, including the funding of capital expenditures, debt maturities for the years 1998, 1999 and 2000, and any amounts that may ultimately be paid in connection with contingencies (which are discussed in Note 30 to the Consolidated Financial Statements), are expected to be financed by a combination of internally generated funds, proceeds from the sale of stock, borrowings or other external financing sources.

                USX management's opinion concerning liquidity and USX's ability to avail itself in the future of the financing options mentioned in the above forward-looking statements are based on currently available information. To the extent that this information proves to be inaccurate, future availability of financing may be adversely affected. Factors that affect the availability of financing include the performance of each Group (as indicated by levels of cash provided from operating activities, and other measures), the state of the debt and equity markets, investor perceptions and expectations of past and future performance, the overall U.S. financial climate, and, in particular, with respect to borrowings, levels of USX's outstanding debt and credit ratings by rating agencies. For a summary of long-term debt, see Note 16 to the Consolidated Financial Statements.

            Management's Discussion and Analysis C O N T I N U E D

MANAGEMENT'S DISCUSSION AND ANALYSIS OF ENVIRONMENTAL MATTERS, LITIGATION AND CONTINGENCIES

                USX has incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of environmental laws and regulations. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of USX's products and services, operating results will be adversely affected. USX believes that domestic competitors of the U. S. Steel Group and substantially all the competitors of the Marathon Group are subject to similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, marketing areas, production processes and the specific products and services it provides.

                The following table summarizes USX's environmental expenditures for each of the last three years/(a)/:

             (Dollars in millions)                 1997   1996   1995
             ---------------------------------------------------------
             Capital
              Marathon Group                      $  81  $  66  $  50
              U. S. Steel Group                      43     90     55
              Discontinued operations/(b)/           10      9      6
                                                  -----  -----  -----
                 Total capital                    $ 134  $ 165  $ 111
             --------------------------------------------------------
             Compliance
              Operating & maintenance
               Marathon Group                     $  84  $  75  $ 102
               U. S. Steel Group                    196    199    195
               Discontinued operations/(b)/           4      4      4
                                                  -----  -----  -----
                 Total operating & maintenance      284    278    301
              Remediation/(c)/
               Marathon Group                        19     26     37
               U. S. Steel Group                     29     33     35
                                                  -----  -----  -----
                 Total remediation                   48     59     72
                 Total compliance                 $ 332  $ 337  $ 373
             --------------------------------------------------------

             /(a)/Amounts for the Marathon Group are based on American
                  Petroleum Institute survey guidelines. Amounts for the U. S. Steel Group are based on previously established U.S. Department of Commerce survey guidelines.
             /(b)/Effective October 31, 1997, USX sold Delhi Gas Pipeline
                  Corporation and other subsidiaries of USX that comprised all of the Delhi Group.
             /(c)/Amounts do not include noncash provisions recorded for environmental remediation, but include spending charged against such reserves, net of recoveries where permissible.

                  USX's environmental capital expenditures accounted for 10%,
             14% and 11% of total consolidated capital expenditures in 1997, 1996 and 1995, respectively.

                  USX's environmental compliance expenditures averaged 2% of total consolidated operating costs in each of 1997, 1996 and 1995. Remediation spending primarily reflected ongoing clean-up costs for soil and groundwater contamination associated with underground storage tanks and piping at retail gasoline stations, and remediation activities at former and present operating locations.

                  The Resource Conservation and Recovery Act ("RCRA")
             establishes standards for the management of solid and hazardous wastes. Besides affecting current waste disposal practices, RCRA also addresses the environmental effects of certain past waste disposal operations, the recycling of wastes and the regulation of storage tanks.

                  A significant portion of USX's currently identified
             environmental remediation projects relate to the remediation of former and present operating locations. These projects include continuing remediation at an in situ uranium mining operation, the remediation of former coke-making facilities, a closed and dismantled refinery site and the closure of permitted hazardous and non-hazardous waste landfills.

                  USX has been notified that it is a potentially responsible party ("PRP") at 45 waste sites under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as of December 31, 1997. In addition, there are 27 sites where USX has received information requests or other indications that USX may be a PRP under CERCLA but where sufficient information is not presently available to confirm the existence of liability. There are also 110 additional sites, excluding

             Management's Discussion and Analysis C O N T I N U E D

             retail gasoline stations, where remediation is being sought under other environmental statutes, both federal and state, or where private parties are seeking remediation through discussions or litigation. At many of these sites, USX is one of a number of parties involved and the total cost of remediation, as well as USX's share thereof, is frequently dependent upon the outcome of investigations and remedial studies. USX accrues for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required. See
             Note 30 to the Consolidated Financial Statements.

                New or expanded environmental requirements, which could increase
             USX's environmental costs, may arise in the future. USX intends to comply with all legal requirements regarding the environment, but since many of them are not fixed or presently determinable (even under existing legislation) and may be affected by future legislation, it is not possible to predict accurately the ultimate cost of compliance, including remediation costs which may be incurred and penalties which may be imposed. However, based on presently available information, and existing laws and regulations as currently implemented, USX does not anticipate that environmental compliance expenditures (including operating and maintenance and remediation) will materially increase in 1998. USX expects environmental capital expenditures in 1998 to be approximately $165 million, or approximately 10% of total estimated consolidated capital expenditures. Predictions beyond 1998 can only be broad-based estimates which have varied, and will continue to vary, due to the ongoing evolution of specific regulatory requirements, the possible imposition of more stringent requirements and the availability of new technologies, among other matters. Based upon currently identified projects, USX anticipates that environmental capital expenditures in 1999 will total approximately $110 million; however, actual expenditures may vary as the number and scope of environmental projects are revised as a result of improved technology or changes in regulatory requirements and could increase if additional projects are identified or additional requirements are imposed.

                Effective January 1, 1997, USX adopted American Institute of
             Certified Public Accountants Statement of Position No. 96-1 - "Environmental Remediation Liabilities", which requires that companies include certain direct costs and post-closure monitoring costs in accruals for remediation liabilities. USX income from operations included first quarter charges of $27 million (net of expected recoveries) related to adoption, primarily for accruals of post-closure monitoring costs, study costs and administrative costs. See Note 2 to the Consolidated Financial Statements for additional discussion.

                Income from operations in 1997 also included net favorable effects of $13 million related to other environmental accrual adjustments.

                USX is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the consolidated financial statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

             OUTLOOK AND YEAR 2000

                For Outlook with respect to the Marathon Group and U. S. Steel
             Group, see Management's Discussion and Analysis of Operations by Industry Segment, herein.

                For discussion of the Year 2000 issue as it affects the Marathon
             Group and the U. S. Steel Group, see Management's Discussion and Analysis of Operations by Industry Segment, herein.

             ACCOUNTING STANDARDS

                In June 1997, the Financial Accounting Standards Board issued two new accounting standards:

                Statement of Financial Accounting Standards No. 130, "Reporting
             Comprehensive Income" requires that companies report all recognized changes in assets and liabilities that are not the result of transactions with owners, including those that are not reported in net income. USX plans to adopt the standard, effective with its 1998 financial statements, as required.

                Statement of Financial Accounting Standards No. 131,
             "Disclosures about Segments of an Enterprise and Related Information" introduces a "management approach" for identifying reportable industry segments of an enterprise. USX plans to adopt the standard, effective with its 1998 financial statements, as required.

             Management's Discussion and Analysis C O N T I N U E D

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS BY INDUSTRY SEGMENT

             THE MARATHON GROUP

                The Marathon Group consists of Marathon Oil Company and certain other subsidiaries of USX, which are engaged in worldwide exploration, production, transportation and marketing of crude oil and natural gas; domestic refining, marketing and transportation of petroleum products; and power generation. Effective January 1, 1998, the USX Marathon Group and Ashland Inc. formed a new refining, marketing and transportation company, Marathon Ashland Petroleum LLC.

                Marathon Group REVENUES (excluding matching buy/sell
             transactions and excise taxes) decreased by $132 million in 1997 from 1996, and increased by $1,576 million in 1996 from 1995. The decrease in 1997 was due primarily to lower average refined product prices and worldwide liquid hydrocarbon prices and volumes, partially offset by increased volumes of refined products and increased volumes and higher prices for domestic natural gas. The increase in 1996 from 1995 was due primarily to higher average prices for refined products, worldwide liquid hydrocarbons and natural gas, partially offset by decreased volumes for worldwide liquid hydrocarbons.

                Marathon Group INCOME FROM OPERATIONS and certain items included in income from operations for each of the last three years are summarized in the following table:

             (Dollars in millions)                                           1997     1996    1995
             --------------------------------------------------------------------------------------

             Income from operations/(a)/                                   $  932   $1,296   $ 147
             Less: Certain favorable (unfavorable) items
              IMV reserve adjustment/(b)/                                    (284)     209      70
              Net gains on certain asset sales/(c)/                            -        35      -
              Charges for withdrawal from MPA/(d)/                             -       (10)     -
              Certain state tax adjustments/(e)/                               -       (11)     -
              Impairment of long-lived assets/(f)/                             -        -     (659)
              Expected environmental remediation recoveries/(g)/               -        -       15
                                                                           -------  -------  ------
                 Subtotal                                                    (284)     223    (574)
                                                                           -------  -------  ------
                 Income from operations adjusted to exclude above items    $1,216   $1,073   $ 721
             --------------------------------------------------------------------------------------

             /(a)/Consists of operating income, dividend and affiliate income, net gains on disposal of investments and other income. Amounts for 1996 and 1995 were reclassified in 1997 to include dividend and affiliate income and other income, and to conform to other 1997 classifications. See Note 9 to the Consolidated Financial Statements for a discussion of operating income.
             /(b)/The inventory market valuation reserve ("IMV") reflects the extent to which the recorded LIFO cost basis of crude oil and refined products inventories exceeds net realizable value. For additional details of this noncash adjustment, see discussion below.
             /(c)/Includes net gains on sales of interests in a domestic pipeline company and certain production properties.
             /(d)/Marine Preservation Association ("MPA") is a non-profit oil spill response group.
             /(e)/Reflected domestic production tax accruals for prior years. /(f)/Related to adoption of SFAS No. 121.
             /(g)/Expected recoveries from state governments of expenditures related to underground storage tanks at retail marketing outlets.

                Adjusted income from operations for the Marathon Group increased by $143 million in 1997 from 1996, and by $352 million in 1996 from 1995. The increase in 1997 was due primarily to higher average refined product margins and higher worldwide natural gas prices, partially offset by reduced worldwide liquid hydrocarbon production and prices, increased worldwide exploration expense and increased administrative expenses. The increase in 1996 from 1995 was due primarily to higher average prices for worldwide liquid hydrocarbons and natural gas, reduced DD&A expense and increased worldwide volumes of natural gas. These favorable effects were partially offset by decreased worldwide liquid hydrocarbon volumes, net losses on production hedging activities (primarily occurring in the fourth quarter of 1996) and lower refined product margins. Reduced DD&A expense resulted mainly from the fourth quarter 1995 adoption of SFAS No. 121, and property sales.

             Management's Discussion and Analysis C O N T I N U E D

                With respect to the IMV reserve adjustment, when U. S. Steel
             Corporation acquired Marathon Oil Company in March 1982, crude oil and refined product prices were at historically high levels. In applying the purchase method of accounting, Marathon's crude oil and refined product inventories were revalued by reference to current prices at the time of acquisition. This became the new LIFO cost basis of the inventories, which has been maintained since the 1982 acquisition. Generally accepted accounting principles require that inventories be valued at lower of cost or market. Accordingly, Marathon has established an IMV reserve to reduce the LIFO cost basis of these inventories on a quarterly basis, to the extent necessary, to current market value. Adjustments to the IMV reserve result in noncash charges or credits to income from operations. These adjustments affect the comparability of financial results from period to period as well as comparisons with other energy companies, which may not have such adjustments. The IMV reserve adjustments have been separately reported, on a consistent basis, as a component of operating results and separately identified in management's discussion of operations.

                Commodity prices have fluctuated widely and, since 1986, have generally remained below prices that existed at the time of the 1982 acquisition, resulting in periodic adjustments to the LIFO cost basis of the inventories. At December 31, 1997, LIFO cost exceeded market prices by $284 million, resulting in a corresponding charge to income from operations for total year 1997. During 1996 and 1995, favorable market price movements resulted in credits to income from operations of $209 million and $70 million, respectively. The $493 million variance in income from operations between 1997 and 1996 for the IMV reserve adjustments (and $139 million variance between 1996 and 1995) affects the comparability of reported financial results. In management's opinion, the Marathon Group's operating performance should be evaluated exclusive of the IMV reserve adjustments, which management believes provides a more indicative view of the profit and cash flow performance of the Group.

             OUTLOOK-MARATHON GROUP

                The outlook regarding the Marathon Group's sales levels, margins and income is largely dependent upon future prices and volumes of crude oil, natural gas and refined products. Prices have historically been volatile and have frequently been driven by unpredictable changes in supply and demand resulting from fluctuations in economic activity and political developments in the world's major oil and gas producing areas, including OPEC member countries. Any substantial decline in such prices could have a material adverse effect on the Marathon Group's results of operations. A prolonged decline in such prices could also adversely affect the quantity of crude oil and natural gas reserves that can be economically produced and the amount of capital available for exploration and development.

                With respect to Marathon's upstream operations, worldwide liquid hydrocarbon volumes are expected to increase by twenty-five percent in 1998, with most of the increase anticipated in the second half of the year. This primarily reflects projected new production from fields in the Gulf of Mexico (such as Green Canyon 244 and Ewing Bank Blocks 963 and 917), the Tchatamba Marine field in Gabon and the West Brae field in the U.K. North Sea, partially offset by natural production declines of mature fields. Marathon's worldwide natural gas volumes in 1998 are expected to remain consistent with 1997 volumes at around 1.2 billion cubic feet per day, as natural declines in mature international fields, primarily in Ireland and Norway, are anticipated to be offset by anticipated increases in domestic production (mainly in the Austin Chalk area in Texas, Green Canyon 244 and the Vermillion Basin in Wyoming). These projections are based on known discoveries and do not include any additions from acquisitions or future exploratory drilling.

                Other major upstream projects which are currently underway or under evaluation and are expected to improve future income streams, include Viosca Knoll Block 786 and Green Canyon Blocks 112 and 113 in the Gulf of Mexico, the Tchatamba South field, located offshore Gabon, and the Sakhalin II project in the Russian Far East Region (discussed below).

             Management's Discussion and Analysis C O N T I N U E D

                The Marathon Group holds a 37.5% interest in Sakhalin Energy, an incorporated joint venture company responsible for the overall management of the Sakhalin II project. This project includes development of the Piltun-Astokhskoye ("P-A") oil field and the Lunskoye gas field located offshore Sakhalin Island in the Russian Far East Region. During 1997, authorized representatives of the Russian Government approved the Development Plan for the P-A License Area, Phase 1: Astokh Feature. Appraisal work for the remainder of the P-A field was also authorized. The P-A full field development plan is scheduled to be completed and submitted to the Russian Government by June 1999. First production of oil from the Astokh Feature, which will be developed using an arctic-class drilling vessel called the Molikpaq, remains on target for the summer of 1999. Late in 1997, the Sakhalin Energy consortium arranged for a limited recourse project financing facility of $348 million with a group of international financial institutions. Subject to various conditions, initial borrowings by Sakhalin Energy under this facility are anticipated in 1998 to partially fund Phase 1 expenditure requirements.

                Looking at downstream operations, Marathon and Ashland Inc.
             officially formed MAP, which commenced operations on January 1, 1998. Major elements of both firms' refining, marketing and transportation operations were combined, with Marathon having a 62% ownership interest in MAP and Ashland holding a 38% interest. MAP has seven refineries with a combined capacity of 935,000 barrels per day ("bpd"), 84 light products and asphalt terminals in the Midwest and Southeast United States, about 5,400 retail marketing outlets in 20 states and significant pipeline holdings. Potential efficiencies derived by MAP have been broadly estimated to be in excess of $200 million annually on a pretax basis. While a modest part of these efficiencies will be achieved in mid- to late 1998, full realization of efficiencies should occur over the next few years as MAP's integration plans are implemented. In conjunction with the formation of MAP, the Marathon Group is expected to recognize an estimated $250 million one-time, pretax change-in-interest gain in the first quarter of 1998. For additional details of the agreements and the one-time financial gain, see Note 31 to the USX Consolidated Financial Statements.

                MAP's refined product sales volumes for 1998 are expected to increase slightly from 1997 levels of Marathon's and Ashland's separate downstream operations, which were a combined volume of approximately 1.2 million bpd. A major maintenance shutdown ("turnaround") was completed at the Garyville (La.) refinery in early 1998, and major turnarounds are planned for the Canton (Ohio) refinery in the fourth quarter of 1998, the Catlettsburg (Ky.) refinery in the first quarter of 1999 and the Detroit (Mich.) refinery in the fourth quarter of 1999. Each turnaround is expected to last about one month.

                The above forward-looking statements of projects, expected production and sales levels, and dates of initial production are based on a number of assumptions, including (among others) prices, supply and demand, regulatory constraints, reserve estimates, production decline rates for mature fields, reserve replacement rates, and geological and operating considerations. In addition, development of new production properties in countries outside the United States may require protracted negotiations with host governments and is frequently subject to political considerations, such as tax regulations, which could adversely affect the economics of projects. With respect to the Sakhalin II project in Russia, Sakhalin Energy continues to seek to have certain Russian laws and normative acts at the Russian Federation and local levels brought into compliance with the existing Production Sharing Agreement Law. To the extent these assumptions prove inaccurate and/or negotiations, legal developments and other considerations are not satisfactorily resolved, actual results could be materially different than present expectations.

                The above discussion also contains forward-looking statements with respect to the amount and timing of efficiencies to be realized by MAP. Some factors that could potentially cause actual results to differ materially from present expectations include unanticipated costs to implement shared technology, difficulties in integrating corporate structures, delays in leveraging volume procurement advantages or delays in personnel rationalization.

             YEAR 2000

                Marathon continues to identify, analyze, modify and/or replace non-compliant systems, equipment and other devices that utilize date/time-oriented software or computer chips. Marathon has contacted all of its vendors from which systems have been purchased and has requested that appropriate corrections be provided by mid-1998. Modifications to internally developed systems are being handled in-house. In addition, during 1997, Marathon began including Year 2000 provisions in a variety of its contracts. In management's opinion, the incremental costs associated with these efforts will not be material to the operating results of the Marathon Group.

             Management's Discussion and Analysis C O N T I N U E D

                This discussion of Marathon's efforts and management's
             expectations relating to the effect of Year 2000 compliance on operating results are forward-looking statements. Actual results could be materially different because Marathon's ability to achieve Year 2000 compliance and the level of incremental costs associated therewith could be adversely affected by unanticipated problems identified in the ongoing compliance review. In addition, Marathon has limited or no control over comparable corrective actions by proprietary software vendors and other entities with which it interacts. Therefore, Year 2000 compliance problems experienced by these entities could adversely affect the operating results of the Marathon Group.

             THE U. S. STEEL GROUP

                The U. S. Steel Group includes U. S. Steel, which is primarily engaged in the production and sale of steel mill products, coke and taconite pellets. The U. S. Steel Group also includes the management of mineral resources, domestic coal mining and engineering and consulting services. Other businesses that are part of the U. S. Steel Group include real estate development and management, and leasing and financing activities.

                U. S. Steel Group REVENUES were $6.9 billion in 1997, as
             compared with $6.7 billion in 1996 and $6.6 billion in 1995. The increase in 1997 from 1996 primarily reflected higher average realized steel prices and increased shipment volumes. The increase in 1996 from 1995 resulted primarily from improved product mix, partially offset by lower average steel product prices. Steel shipment volumes in 1996 remained at 1995 levels.

                U. S. Steel Group INCOME FROM OPERATIONS and certain items included in income from operations for each of the last three years are summarized in the following table:

             (Dollars in millions)                                          1997    1996    1995
             -----------------------------------------------------------------------------------
             Income from operations/(a)/                                   $ 773   $ 483   $ 582
             Less: Certain favorable (unfavorable) items
              Effect of adoption of SOP 96-1/(b)/                            (20)     -       -
              Certain other environmental accrual adjustments  net            11      -       -
               Net gains on certain asset sales/(c)/                          15      -       -
              Gain on affiliate stock offering/(d)/                           -       53      -
              Certain Gary Works blast furnace repairs/(e)/                   -      (39)    (34)
              Employee reorganization charges/(f)/                            -      (13)     -
              Impairment of long-lived assets/(g)/                            -       -      (16)
              Adjustments for certain employee-related costs                  -       -       18
              Certain legal accruals                                          -       -      (44)
                                                                           -----   -----   -----
                 Subtotal                                                      6       1     (76)
                                                                           -----   -----   -----
                 Income from operations adjusted to exclude above items    $ 767   $ 482   $ 658
             ------------------------------------------------------------------------------------

             /(a)/ Consists of operating income, affiliate income, net gains on disposal of investments, gain on affiliate stock offering and other income. Amounts for 1996 and 1995 were reclassified in 1997 to include affiliate income, gain on affiliate stock offering and other income. See Note 9 to the Consolidated Financial Statements for a discussion of operating income.
             /(b)/ American Institute of Certified Public Accountants Statement
                   of Position No. 96-1 "Environmental Remediation Liabilities" provides additional guidance on recognition, measurement and disclosure of remediation liabilities.
             /(c)/ Reflects the sale of the plate mill at the U. S. Steel
                   Group's former Texas Works.
             /(d)/ See Note 8 to the Consolidated Financial Statements.
             /(e)/ Amounts in 1996 and 1995 reflect repair of damages incurred at Gary Works during a hearth break-out at the No. 13 blast furnace on April 2, 1996, and in an explosion at the No. 8 blast furnace on April 5, 1995, respectively.
             /(f)/ Related to employee costs associated with work force reduction programs.
             /(g)/ Related to adoption of SFAS No. 121.

             Management's Discussion and Analysis C O N T I N U E D

                Adjusted income from operations increased by $285 million in
             1997 as compared with 1996, due primarily to increased shipment volumes, higher average realized steel prices, improved operating efficiencies, and receipt of $40 million in insurance settlements related to the 1996 hearth break-out at the Gary Works No. 13 blast furnace. These improvements were partially offset by higher 1997 accruals for profit sharing. Adjusted income from operations decreased by $176 million in 1996 from 1995, due primarily to lower average prices for steel products, cost inefficiencies and reduced shipments related to outages at U. S. Steel's three largest blast furnaces including lost sales from the unplanned outage of the No. 13 blast furnace at Gary Works. These factors were partially offset by improved product mix and decreased accruals for profit sharing plans.

             OUTLOOK - U. S. STEEL GROUP

                The U. S. Steel Group presently anticipates that steel demand will remain relatively strong in 1998, and the outlook remains positive for the markets it serves. This market strength is dependent on continued strong demand for capital goods, oil and gas tubular products and consumer durables in domestic and international economies. Based on the continuing strong demand for its products, U. S. Steel Group announced in December 1997, price increases for plate and tubular products for spot market shipments scheduled for delivery after March 28, 1998, for plate and March 31, 1998, for tubular. In January 1998, price increases were also announced for sheet products affecting orders scheduled for shipment after April 1, 1998. These increases will not apply to shipments under long term contracts where prices were previously negotiated. However, growing domestic production for flat-rolled products (an estimated 4.6 million tons of additional production capability from new and existing sources is expected in 1998), continuing high levels of imports and a return to the market of a competitor following a lengthy strike, could have an adverse effect on U. S. Steel's product prices and shipment levels. In addition, uncertainties related to the Asian economies could potentially impact the domestic markets, if Asian countries increase their level of steel exports to the United States.

                Steel imports to the United States accounted for an estimated
             24%, 23% and 21% of the domestic steel market in the first eleven months of 1997, and for the years 1996 and 1995, respectively. Steel imports of hot rolled, cold rolled and galvanized sheets as a percentage of total finished imports, increased 4% in the first eleven months of 1997, compared to the same period in 1996. The domestic steel industry has, in the past, been adversely affected by unfairly traded imports, and higher levels of imported steel may have an adverse effect on product prices, shipment levels and results of operations.

                U. S. Steel Group shipments in the first quarter of 1998 are expected to be lower than in the fourth quarter of 1997 due to a seasonal industry decline in first quarter shipments. During the second and third quarters of 1998, raw steel production is expected to be reduced by a 100-day planned blast furnace reline at Gary Works. U. S. Steel expects to supplement raw steel production with the purchase of slabs from outside sources, which should allow it to maintain shipment levels during this planned outage.

                On February 5, 1998, U. S. Steel Group and VSZ a.s., Kosice,
             entered into a 50-50 joint venture in Kosice, Slovakia, for the production and marketing of tin mill products to serve an emerging Central European market. In February 1998, the joint venture, doing business as VSZ U. S. Steel, s. r.o., took ownership and commenced operations of an existing tin mill facility (VSZ's Ocel plant in Kosice) with an annual production capacity of 140,000 metric tons. The joint venture plans to add 200,000 annual metric tons of new tin mill production capacity in the next two years.

                In 1997, U. S. Steel Group, through a subsidiary, United States
             Steel Export Company de Mexico, along with Feralloy Mexico, S.R.L. de C.V., and Intacero de Mexico, S.A. de C.V., formed a joint venture for a slitting and warehouse facility in San Luis Potosi, Mexico. The joint venture will conduct business as Acero Prime and will service primarily the appliance industry. Construction will begin in 1998 with operations commencing in early 1999.

                The preceding statements concerning anticipated steel demand, steel pricing, purchasing slabs to supplement raw steel production and shipment levels are forward-looking and are based upon assumptions as to future product prices and mix, and levels of steel production capability, production and shipments. These forward-looking statements can be affected by imports, domestic and international economies, domestic production capacity, availability of slabs, and customer demand. In the event these assumptions prove to be inaccurate, actual results may differ significantly from those presently anticipated.

             Management's Discussion and Analysis C O N T I N U E D

             YEAR 2000

                A task force has been established to identify all potential areas of risk and to make any required modifications as they relate to business computer systems, technical infrastructure, end-user computing, business partners, manufacturing, environmental operations, systems products produced and sold, and dedicated R&D test facilities. A Year 2000 impact assessment for all of the aforementioned areas is expected to be completed by the end of first quarter 1998. The U. S. Steel Group technical software infrastructure for mainframe computers is essentially Year 2000 compliant; however, vendor software and other computing platforms are still in the process of being analyzed for compliance. The U.
             S. Steel Group is monitoring the compliance efforts of the entities with which it does business, and is participating with steel industry and other trade associations to collectively address Year 2000 issues involving such entities. The U. S. Steel Group's objective is to achieve compliance by the end of 1998, and to use the year 1999 to validate and confirm Year 2000 compliance, including continued monitoring of progress by the U. S. Steel Group's business partners. Based on information available at this time, management believes that the incremental costs associated with achieving Year 2000 compliance will not be material to the operating results of the U. S. Steel Group.

                The discussion of the U. S. Steel Group's efforts, and
             management's expectations, relating to Year 2000 compliance are forward-looking statements. The U. S. Steel Group's ability to achieve Year 2000 compliance and the level of incremental costs associated therewith, could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software and unanticipated problems identified in the ongoing compliance review. The U. S. Steel Group has limited or no control over the actions of proprietary software vendors and other entities with which it interacts. Therefore, Year 2000 compliance problems experienced by these entities could adversely affect the operating results of the
             U. S. Steel Group.

             THE DELHI GROUP

                Effective October 31, 1997, USX sold Delhi Gas Pipeline
             Corporation and other subsidiaries of USX that comprise all of the Delhi Group.

             Quantitative and Qualitative Disclosures About Market Risk

             MANAGEMENT OPINION CONCERNING DERIVATIVE INSTRUMENTS

                USX employs a strategic approach of limiting its use of
             derivative instruments principally to hedging activities, whereby gains and losses are generally offset by price changes in the underlying commodity. Based on this approach, combined with risk assessment procedures and internal controls, management believes that its use of derivative instruments does not expose USX to material risk. USX's use of derivative instruments for hedging activities could materially affect USX's results of operations in particular quarterly or annual periods. This is primarily because use of such instruments may limit the company's ability to benefit from favorable price movements. However, management believes that use of these instruments will not have a material adverse effect on financial position or liquidity. For a summary of accounting policies related to derivative instruments, see Note 1 to the Consolidated Financial Statements.

             COMMODITY PRICE RISK AND RELATED RISKS

                In the normal course of its business, USX is exposed to market risk, or price fluctuations related to the purchase, production or sale of crude oil, natural gas, refined products and steel products. To a lesser extent, USX is exposed to the risk of price fluctuations on coal, coke, natural gas liquids, electricity, petroleum feedstocks and certain nonferrous metals used as raw materials. USX is also exposed to effects of price fluctuations on the value of its commodity inventories.

                USX's market risk strategy has generally been to obtain
             competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand. However, USX uses fixed-price contracts and derivative commodity instruments to manage a relatively small portion of its commodity price risk. USX uses fixed-price contracts for portions of its natural gas production to manage exposure to fluctuations in natural gas prices. In addition, USX uses derivative commodity instruments such as exchange-traded futures contracts and options, and over-the-counter ("OTC") commodity swaps and options to manage exposure to market risk related to the purchase, production or sale of crude oil, natural gas, refined products, certain nonferrous metals and electricity. USX's strategic approach is to limit the use of these instruments principally to hedging activities. Accordingly, gains and losses on derivative commodity instruments are generally offset by the effects of price changes in the underlying commodity. However, certain derivative commodity instruments have the effect of restoring the equity portion of fixed-price sales of natural gas to variable market-based pricing. These instruments are used as part of USX's overall risk management programs.

             Quantitative Qualitative Disclosures
             About Market Risk CONTINUED

                Sensitivity analyses of the incremental effects on pretax income of hypothetical 10% and 25% changes in commodity prices for open derivative commodity instruments as of December 31, 1997, are provided in the following table:/(a)/

             (Dollars in millions)
             --------------------------------------------------------------------------------------------
                                                                            INCREMENTAL DECREASE IN
                                                                            PRETAX INCOME ASSUMING A
                                                                        HYPOTHETICAL PRICE CHANGE OF/(a)/
             DERIVATIVE COMMODITY INSTRUMENTS                                10%                25%
            ---------------------------------------------------------------------------------------------
             Marathon Group/(b)(c)/:
              Crude oil (price increase)/(d)/                               $2.7               $ 8.6
              Natural gas (price decrease)/(d)/                              2.9                 7.1
              Refined products (price decrease)/(d)/                          .4                 1.1
                                                                            ----               -----
               Total                                                        $6.0               $16.8

             U. S. Steel Group:
              Natural gas (price decrease)/(d)/                             $1.1               $ 2.8
             --------------------------------------------------------------------------------------------

             /(a)/ Gains and losses on derivative commodity instruments are generally offset by price changes in the underlying commodity. Effects of these offsets are not reflected in the sensitivity analyses. Amounts reflect the estimated incremental effect on pretax income of hypothetical 10% and 25% changes in closing commodity prices for each open contract position at December 31, 1997. Marathon Group and U.
                   S. Steel Group management evaluate their portfolios of derivative commodity instruments on an ongoing basis and add or revise strategies to reflect anticipated market conditions and changes in risk profiles. Changes to the portfolios subsequent to December 31, 1997, would cause future pretax income effects to differ from those presented in the table.

             /(b)/ The number of net open contracts varied throughout 1997, from a low of 637 contracts at December 31, to a high of 9,307 contracts at June 11, and averaged 5,400 for the year. The derivative commodity instruments used and hedging positions taken also varied throughout 1997, and will continue to vary in the future. Because of these variations in the composition of the portfolio over time, the number of open contracts, by itself, cannot be used to predict future income effects. During 1998, the size of the portfolio is expected to increase above average 1997 levels as a result of increased volumes for Marathon Ashland Petroleum LLC, on a basis consistent with guidelines established in previously existing downstream hedging programs.

             /(c)/ The calculation of sensitivity amounts for basis swaps assumes that the physical and paper indices are perfectly correlated. Gains and losses on options are based on the difference between the strike price and the underlying commodity price.

             /(d)/ The direction of the price change used in calculating the sensitivity amount for each commodity reflects that which would result in the largest incremental decrease in pretax income when applied to the derivative commodity instruments used to hedge that commodity.

                While derivative commodity instruments are generally used to reduce risks from unfavorable commodity price movements, they also may limit the opportunity to benefit from favorable movements. During the fourth quarter of 1996, certain hedging strategies matured which limited the Marathon Group's ability to benefit from favorable market price increases on the sales of equity crude oil and natural gas production, resulting in pretax hedging losses of $33 million. In total, Marathon's upstream operations recorded net pretax hedging losses of $3 million in 1997, compared with net losses of $38 million in 1996, and net gains of $10 million in 1995.

                Marathon's downstream operations generally use derivative
             commodity instruments to lock-in costs of certain raw material purchases, to protect carrying values of inventories and to protect margins on fixed-price sales of refined products. In total, Marathon's downstream operations recorded net pretax hedging gains of $29 million in 1997, compared with net losses of $22 million in 1996 and $4 million in 1995. Essentially, all of these upstream and downstream gains and losses were offset by changes in the prices of the underlying hedged commodities, with the net effect approximating the targeted results of the hedging strategies.

                The U. S. Steel Group uses OTC commodity swaps to manage
             exposure to market risk related to the purchase of natural gas used as a raw material. The U. S. Steel Group recorded net pretax hedging gains of $5 million in 1997, compared with pretax gains of $21 million in 1996 and pretax losses of $15 million in 1995. These gains and losses were offset by changes in the realized prices of the underlying hedged natural gas.

                For additional quantitative information relating to derivative commodity instruments, including aggregate contract values and fair values, where appropriate, see Note 28 to the Consolidated Financial Statements.

             Quantitative Qualitative Disclosures
             About Market Risk CONTINUED

                USX is subject to basis risk, caused by factors that affect the relationship between commodity futures prices reflected in derivative commodity instruments and the cash market price of the underlying commodity. Natural gas transaction prices are frequently based on industry reference prices that may vary from prices experienced in local markets. For example, New York Mercantile Exchange ("NYMEX") contracts for natural gas are priced at Louisiana's Henry Hub, while the underlying quantities of natural gas may be produced and sold in the Western United States at prices that do not move in strict correlation with NYMEX prices. To the extent that commodity price changes in one region are not reflected in other regions, derivative commodity instruments may no longer provide the expected hedge, resulting in increased exposure to basis risk. These regional price differences could yield favorable or unfavorable results. OTC transactions are being used to manage exposure to a portion of basis risk.

                USX is subject to liquidity risk, caused by timing delays in liquidating contract positions due to a potential inability to identify a counterparty willing to accept an offsetting position. Due to the large number of active participants, liquidity risk exposure is relatively low for exchange-traded transactions.

             INTEREST RATE RISK

                USX is subject to the effects of interest rate fluctuations on certain of its non-derivative financial instruments. A sensitivity analysis of the projected incremental effect of a hypothetical 10% decrease in year-end 1997 interest rates on the fair value of USX's non-derivative financial instruments, is provided in the following table:

             (Dollars in millions)
             -------------------------------------------------------------------------------------------------------
                                                                                                       Incremental
                                                                                                       Increase in
                                                                              Carrying       Fair           Fair
             Non-Derivative Financial Instruments/(a)/                       Value  (b)  Value  /(b)/  Value  /(c)/
             Financial assets:
              Investments and long-term receivables/(d)/                          $120        $   177       $     -

             Financial liabilities:
              Long-term debt (including amounts due within one year)/(e)/       $3,281        $ 3,646       $   117
              Preferred stock of subsidiary/(f)/                                   250            254            24
              USX obligated mandatorily redeemable convertible preferred
               securities of a subsidiary trust/(g)/                               182            181            17
                                                                                ------        -------       -------
              Total                                                             $3,713        $ 4,081       $   158
             -------------------------------------------------------------------------------------------------------

             /(a)/ Fair values of cash and cash equivalents, cash restricted for redemption of Delhi Stock, receivables, notes payable, accounts payable and accrued interest, approximate carrying value and are relatively insensitive to changes in interest rates due to the short-term maturity of the instruments. Accordingly, these instruments are excluded from the table.

             /(b)/ At December 31, 1997. For additional discussion, see Note
                   29 to the Consolidated Financial Statements.

             /(c)/ Reflects, by class of financial instrument, the estimated incremental effect of a hypothetical 10% decrease in interest rates at December 31, 1997, on the fair value of USX's non-derivative financial instruments. For financial liabilities, this assumes a 10% decrease in the weighted average yield to maturity of USX's long-term debt at December 31, 1997.

             /(d)/ For additional information, see Note 14 to the Consolidated
                   Financial Statements.

             /(e)/ Fair value was based on market prices where available, or current borrowing rates for financings with similar terms and maturities. For additional information, see Note 16 to the Consolidated Financial Statements.

             /(f)/ In 1994, USX Capital LLC, a wholly owned subsidiary of USX, sold 10,000,000 shares of 8-3/4% Cumulative Monthly Income Preferred Shares. For further discussion, see Note 25 to the Consolidated Financial Statements.

             /(g)/ In 1997, USX exchanged 3.9 million 6.75% Convertible
                   Quarterly Income Preferred Securities of USX Capital Trust I, a Delaware statutory business trust, for an equivalent number of shares of its 6.50% Cumulative Convertible Preferred Stock. For further discussion, see Note 26 to the Consolidated Financial Statements.

                At December 31, 1997, USX's portfolio of long-term debt was comprised primarily of fixed-rate instruments. Therefore, the fair value of the portfolio is relatively sensitive to effects of interest rate fluctuations. This sensitivity is illustrated by the $117 million increase in the fair value of long-term debt assuming a hypothetical 10% decrease in interest rates. However, USX's sensitivity to interest rate declines and corresponding increases in the fair value of its debt portfolio would unfavorably affect USX's results and cash flows only to the extent that USX elected to repurchase or otherwise retire all or a portion of its fixed-rate debt portfolio at prices above carrying value.

             Quantitative Qualitative Disclosures
             About Market Risk CONTINUED

             FOREIGN CURRENCY EXCHANGE RATE RISK

                USX is subject to the risk of price fluctuations related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than U.S. dollars. USX has not generally used derivative instruments to manage this risk. However, USX has made limited use of forward currency contracts to manage exposure to certain currency price fluctuations.

                At December 31, 1997, a forward currency contract with a fair value of $10 million was outstanding. This contract hedges exposure to currency price fluctuations relating to a Swiss franc debt obligation with a fair value of $69 million at December 31, 1997. The debt obligation and forward contract mature in 1998.

             EQUITY PRICE RISK

                USX is subject to equity price risk resulting from its issuance in December 1996 of $117 million of 6 3/4% Exchangeable Notes Due February 1, 2000 ("Indexed Debt"). At maturity, USX must exchange the notes for shares of RMI Titanium Company ("RMI") common stock, or redeem the notes for the equivalent amount of cash. Each quarter, USX adjusts the carrying value of Indexed Debt to settlement value, based on changes in the value of RMI common stock. Any resulting adjustment is charged or credited to income and included in interest and other financial costs. During 1997, USX recorded adjustments of $16 million favorable in the first quarter, $10 million unfavorable in the second quarter and $4 million favorable in the fourth quarter. At year-end 1997, a hypothetical 10% increase in the value of RMI common stock would have resulted in a $4 million unfavorable effect on pretax income. USX holds a 27% interest in RMI which is accounted for under the equity method. At December 31, 1997, this investment in RMI common stock had a fair market value of $110 million and a carrying value of $56 million. The unfavorable effects on income described above would generally be offset by changes in the market value of USX's investment in RMI. However, under the equity method of accounting, USX cannot recognize in income these changes in the market value until the investment is liquidated.

                The Marathon Group holds investments in common stock and
             warrants of certain third parties. The fair value of these investments has not been material.

             SAFE HARBOR

                USX's quantitative and qualitative disclosures about market risk include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are accompanied by cautionary language identifying important factors (particularly the underlying assumptions and limitations disclosed in footnotes to the tables), though not necessarily all such factors, that could cause future outcomes to differ materially from those projected.

                Forward-looking statements with respect to management's opinion about risks associated with USX's use of derivative instruments, and projected increases in the size of the Marathon Group's hedge portfolio are based on certain assumptions with respect to market prices and industry supply of and demand for crude oil, refined products, steel products and certain raw materials. To the extent that these assumptions prove to be inaccurate, future outcomes with respect to USX's hedging programs may differ materially from those discussed in the forward-looking statements.